     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1997


                                                      REGISTRATION NO. 333-24365
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

             (Exact name of registrant as specified in its charter)


                      BERMUDA                                        NOT APPLICABLE
          (State or other jurisdiction of                           (I.R.S. Employer
          incorporation or organization)                         Identification Number)


                             ---------------------
                                CLARENDON HOUSE
                                 CHURCH STREET
                                 HAMILTON HM/CX
                                    BERMUDA
                                 (441) 296-1431
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               LEONARD M. FERTIG
                            CHIEF EXECUTIVE OFFICER
                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
                        C/O CME DEVELOPMENT CORPORATION
                               18 D'ARBLAY STREET
                             LONDON W1V 3FP ENGLAND

                               (44 171) 292-7900

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:


               ROBERT L. KOHL, ESQ.                               JOHN D. WILSON, ESQ.
               ROSENMAN & COLIN LLP                                SHEARMAN & STERLING
                575 MADISON AVENUE                                   199 BISHOPSGATE
                NEW YORK, NY 10022                               LONDON EC2M 3TY ENGLAND
                  (212) 940-8800                                    (44 171) 920-9000


                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE



===========================================================================================================
                                                                       PROPOSED
            TITLE OF EACH CLASS                 AMOUNT TO BE       MAXIMUM AGGREGATE        AMOUNT OF
       OF SECURITIES BEING REGISTERED            REGISTERED         OFFERING PRICE     REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------
     % Senior Notes Due 2004................     $143,750,000        $143,750,000            $43,561
===========================================================================================================



(1) The Company has previously paid the registration fee in connection with the initial filing of this Form S-3.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS

     OF ANY SUCH STATE.

                                                                      [CME LOGO]

PROSPECTUS (Subject to Completion)


Issued July 31, 1997


                                  $125,000,000

                    Central European Media Enterprises Ltd.



                               % SENIOR NOTES DUE 2004

                            ------------------------

 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., A COMPANY INCORPORATED UNDER THE LAWS
   OF BERMUDA ("CME", AND TOGETHER WITH ITS SUBSIDIARIES, THE "COMPANY"), IS
    OFFERING (THE "OFFERING") $125,000,000     % SENIOR NOTES DUE 2004 (THE
 "NOTES"). INTEREST ON THE NOTES WILL ACCRUE FROM THE CLOSING DATE (AS DEFINED
    HEREIN) AND WILL BE PAYABLE IN CASH AT A RATE OF     % PER ANNUM ON EACH
            FEBRUARY 15 AND AUGUST 15, COMMENCING FEBRUARY 15, 1998.



 THE NOTES WILL BE REDEEMABLE AT THE OPTION OF CME, IN WHOLE OR IN PART, AT ANY TIME ON OR AFTER AUGUST 15, 2001 AT THE REDEMPTION PRICES SET FORTH HEREIN, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE OF REDEMPTION. IN ADDITION, IN THE EVENT OF ONE OR MORE EQUITY OFFERINGS OR PLACINGS PRIOR TO AUGUST 15, 2000,
  CME MAY, AT ITS OPTION, REDEEM UP TO 35% OF THE ORIGINAL AGGREGATE PRINCIPAL
AMOUNT OF THE NOTES FROM SOME OR ALL OF THE NET PROCEEDS THEREOF AT     % OF THE
PRINCIPAL AMOUNT THEREOF, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE
  OF REDEMPTION. IN THE EVENT OF CERTAIN CHANGES AFFECTING THE WITHHOLDING TAX TREATMENT OF CERTAIN PAYMENTS ON THE NOTES, THE NOTES WILL ALSO BE REDEEMABLE AT
 THE OPTION OF CME, IN WHOLE, BUT NOT IN PART, AT 100% OF THE PRINCIPAL AMOUNT THEREOF, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, TO THE DATE OF REDEMPTION.
   UPON A CHANGE OF CONTROL (AS DEFINED HEREIN) AND IN CERTAIN CIRCUMSTANCES FOLLOWING ASSET SALES (AS DEFINED HEREIN), EACH HOLDER OF THE NOTES WILL HAVE
THE RIGHT TO REQUIRE CME TO REPURCHASE SUCH HOLDER'S NOTES AT A PRICE OF 101% OF
 THE PRINCIPAL AMOUNT THEREOF, PLUS ACCRUED AND UNPAID INTEREST, IF ANY, TO THE
                              DATE OF REPURCHASE.



 THE NOTES WILL CONSTITUTE UNSECURED SENIOR OBLIGATIONS OF CME, WILL RANK PARI PASSU IN RIGHT OF PAYMENT WITH ALL EXISTING AND FUTURE UNSECURED UNSUBORDINATED
     INDEBTEDNESS OF CME, WILL BE SENIOR IN RIGHT OF PAYMENT TO ALL FUTURE SUBORDINATED INDEBTEDNESS OF CME, AND WILL BE EFFECTIVELY SUBORDINATED TO ALL
EXISTING AND FUTURE LIABILITIES OF CME'S SUBSIDIARIES. AT MARCH 31, 1997, AFTER
  GIVING PRO FORMA EFFECT TO THE OFFERING AND THE APPLICATION OF THE PROCEEDS THEREFROM, CME AND ITS CONSOLIDATED SUBSIDIARIES WOULD HAVE HAD APPROXIMATELY
   $180,185,000 OF INDEBTEDNESS, $55,185,000 OF WHICH IS INDEBTEDNESS OF THE CONSOLIDATED SUBSIDIARIES, AND CME'S CONSOLIDATED SUBSIDIARIES WOULD HAVE HAD
  APPROXIMATELY $50,118,000 OF OTHER LIABILITIES (INCLUDING TRADE PAYABLES BUT EXCLUDING INTERCOMPANY LIABILITIES) TO WHICH THE NOTES WILL ALSO BE EFFECTIVELY
                                 SUBORDINATED.


                            ------------------------


  APPLICATION WILL BE MADE TO LIST THE NOTES ON THE LUXEMBOURG STOCK EXCHANGE.

                            ------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 13 HEREOF FOR INFORMATION


              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


                                                                UNDERWRITING
                                             PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                              PUBLIC           COMMISSIONS(1)         COMPANY(2)
                                       ---------------------------------------------------------------
Per Note...............................           %                   %                    %
Total..................................           $                   $                    $


------------


    (1) CME has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


    (2) Before deducting expenses payable by CME estimated at $850,000.

                            ------------------------


     The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that delivery of the
Notes will be made on or about             , 1997 against payment therefor in
immediately available funds.

                            ------------------------

MORGAN STANLEY DEAN WITTER


               MERRILL LYNCH & CO.


                              SCHRODER & CO. INC.

          , 1997

                                    [PAGE 2]

[MAP OF CENTRAL AND EASTERN EUROPE SETTING FORTH THE POPULATIONS IN, AND HIGHLIGHTING, AREAS WHERE THE COMPANY HAS EXISTING BROADCAST OPERATIONS AND AREAS WHERE THE COMPANY IS DEVELOPING BROADCAST OPERATIONS]

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFERING OR SOLICITATION TO SUCH PERSON.


                            ------------------------


                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     5
Risk Factors..........................    13
The Company...........................    19
Use of Proceeds.......................    23
Capitalization........................    24
Selected Consolidated Financial
  Data................................    25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    26
Business..............................    38

                                        PAGE
                                        ----
Management............................    59
Description of the Notes..............    62
Certain Tax Considerations............    89
Underwriting..........................    93
Legal Matters.........................    93
Experts...............................    94
Available Information.................    94
Information Incorporated by
  Reference...........................    94
Index to Financial Statements.........   F-1


                            ------------------------


     This Prospectus has been prepared by CME solely for use in connection with the Offering and the listing of the Notes. In preparing this Prospectus, CME has taken reasonable care to ensure that the facts stated herein are true and accurate in all material respects and that no material facts have been omitted which would make any statements of fact or opinion herein misleading. CME accepts responsibility accordingly.


                            ------------------------


     The permission of the Bermuda Monetary Authority has been obtained for the issuance of up to $125,000,000 of Notes. In addition, a copy of this document has been delivered to the Registrar of Companies in Bermuda for filing pursuant to The Companies Act, 1981 of Bermuda. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Authority as to the performance or creditworthiness of CME. Furthermore, in giving such approvals and permissions, the Authority shall not be liable for the performance or default of CME or for the correctness of any opinions or statements expressed herein.


                            ------------------------


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, NOTES ON THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     In this Prospectus, unless otherwise indicated, all references to the "Company" include Central European Media Enterprises Ltd. ("CME"), its predecessors and its direct and indirect Subsidiaries, and all references to "Subsidiaries" (other than as used in "Description of the Notes") include each corporation or partnership in which CME has a direct or indirect equity or voting interest.


                            ------------------------


     All references to "$" or "dollars" are to United States dollars, all references to "Kc" are to Czech korunas, all references to "DM" are to German marks, all references to "ROL" are to Romanian lei, all references to "SIT" are to Slovenian tolar, all references to "Sk" are to Slovak korunas, all references to "Zl" are to Polish zloty, all references to "Hrn" are to Ukrainian hryvna and all references to "HUF" are to Hungarian forints. Except as otherwise noted, all statistical and financial information presented in this Prospectus has been converted into United States dollars using exchange rates as of June 30, 1997 (Kc32.40 = $1.00; DM1.74 = $1.00; ROL7,042.25 = $1.00; SIT159.08 = $1.00;
Sk33.62 = $1.00; Zl3.29 = $1.00; Hrn7,639 = $1.00; HUF187.16 = $1.00) with the exception of such information contained in or derived from the Company's financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Currency."


                            ------------------------


                           FORWARD-LOOKING STATEMENTS



     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes, intends or anticipates will or may occur in the future, including such matters as future investments in existing television broadcast operations and the development of new television broadcast operations (including the amount and nature thereof), the use of proceeds of this Offering, business strategies and the future need for additional funds from outside sources, are forward-looking statements.



     Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Important factors that could contribute to such differences are set forth herein under "Risk Factors," including, but not limited to, "History of Losses," "Holding Company Structure; Limitations on Access to Cash Flow and Possible Inability to Service Debt," "Lack of Available Current Earnings from Subsidiaries Other than Nova TV," "Dependence on Additional Capital," "Risks Related to Investment Structure," "Dependence on Local Strategic Partners," "Changes in Technology," "Dependence on Key Personnel," "Competitive Industry," "Risks of Television Broadcast Operations," "Expansion into Early Stage Markets," "Risks Inherent in Foreign Investment," "Devaluation; Currency Risk," "Structural Subordination; Substantial Leverage; Deficiency of Earnings to Fixed Charges; Ability to Service Debt," "Limitations on Repurchase of the Notes," "Refinancing Risk," "Absence of Public Market for the Notes," "Government Regulatory Restrictions," "Uncertainty of License Renewals" and "Enforcement of Civil Liabilities and Judgments."

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.



                                  THE COMPANY


OVERVIEW


     The Company is the leading commercial television company in Central and Eastern Europe. The Company has developed and currently operates the leading national private television stations and networks, as measured by audience share within their respective areas of broadcast reach, in the Czech Republic, the Slovak Republic, Slovenia and Romania. The Company also recently commenced broadcasting in Ukraine and southern Poland and plans to launch a television network in Poland and develop broadcasting operations in Hungary. The Company's television studios, production facilities and editing suites at its national television stations produced approximately 12,000 hours of original programming in 1996 to support the Company's broadcasting operations, making it the largest private producer of local television programming in Central and Eastern Europe. To complement its commercial television activities, the Company also has interests in national radio stations and is increasingly active in program rights distribution and other media services.



     In each market in which it operates, the Company's objective is to develop a strong local identity for its television stations and networks by emphasizing independent news and local reporting, introducing programming and production techniques from the United States and Western Europe and, in particular, establishing each of its operations as a joint venture with a recognized and respected local partner. The Company believes that this approach gives it a competitive advantage over public and other private television stations in the Central and Eastern European markets and makes its stations more appealing to local audiences and commercial advertisers.



     The Company's current television stations and networks, which reach an aggregate of approximately 90 million people in seven countries, consist of the following:



                                                                             BROADCAST
STATIONS AND NETWORKS                         TERRITORY      POPULATION(1)   REACH(2)    ECONOMIC INTEREST
-----------------------------------------  ---------------   -------------   ---------   -----------------
Nova TV..................................  Czech Republic         10.3          10.1            93.2%
PRO TV...................................  Romania                22.7          13.6            77.5%(3)
POP TV...................................  Slovenia                2.0           1.6            85.3%
Markiza TV...............................  Slovak Republic         5.4           4.2            80.0%
Studio 1+1 Group.........................  Ukraine                52.1          49.5            50.0%
TV Wisla(4)..............................  Poland                 38.6           7.8            25.2%
                                                                ------       ---------
  Central and Eastern Europe Total.......                        131.1          86.8

German Local Stations:
Nuremberg Station........................  Nuremberg               1.2           1.2            37.4%
Leipzig Station..........................  Saxony                  0.7           0.7            16.7%
Dresden Station..........................  Saxony                  1.1           1.1            16.7%
                                                                ------       ---------
  Germany Total..........................                          3.0           3.0
                                                                ------       ---------
          Total..........................                        134.1          89.8
                                                             ==========      =======


---------------


(1) Lists the population in millions.


(2) "Broadcast Reach" measures the number of people in millions reached by the Company's stations and networks.


(3) The Company's partners in Romania hold options to purchase equity in Media Pro International, the company which operates PRO TV, from the Company which, if exercised, could reduce the Company's equity interest to not less than 66%.


(4) The Company and ITI, its partner in TVN, expect to launch a national network in Poland in the fourth quarter of 1997 which is expected to have an initial broadcast reach of approximately 22.9 million people and in which the Company will have a 50% direct interest and a 5% indirect economic interest.

     The Company's strategy is to continue to leverage its leading market positions and its accumulated development expertise to capitalize on the opportunities in commercial television broadcasting created by the economic development of Central and Eastern Europe. The Company seeks to benefit from the expanding television advertising markets in the region, which have realized rates of growth that are significantly higher than those of the economies of the region as a whole in recent years, as advertisers have increasingly relied on television to reach mass market audiences. The Company will continue to assess opportunities to develop new national television stations and networks in countries where it believes it can achieve a market-leading position through early market entrance and broadcasting expertise. The Company also seeks to strengthen its existing operations through the development of second television channels and by continuing to develop its local production and distribution services to serve its own stations as well as third parties.



BACKGROUND



     The Company's first national television operation began in February 1994 with the launch of Nova TV in the Czech Republic. As a fully operational station, Nova TV has consistently achieved an audience share in excess of 55%, and has benefited in particular from the growing television advertising market in the Czech Republic. The Company estimates that television advertising expenditures in the Czech Republic grew from approximately $67 million in 1993 to approximately $165 million in 1996. During 1996, Nova TV recorded $109.2 million in net revenues and $53.1 million in broadcast cash flow, resulting in a 48.6% broadcast cash flow margin and an increase of 18.6% in broadcast cash flow over 1995.



     The Company believes that Nova TV has achieved its success in part by providing a wide range of popular programming designed to appeal to a mass market audience, including a mix of locally produced news and entertainment formats and films and television series acquired from major international distributors, and a format distinctly different from that offered by competing stations in terms of image and local focus. During June 1997, Nova TV broadcast 19 of the 20 most watched television programs in the Czech Republic. In launching its broadcast operations in Romania, Slovenia and the Slovak Republic during 1995 and 1996, the Company capitalized on its successful launch of Nova TV by adopting similar programming and operating strategies for PRO TV, POP TV and Markiza TV, each of which currently has the leading audience share in its respective area of broadcast reach.



     In Ukraine, the Company owns a 50% economic interest in the Studio 1+1 group of companies (the "Studio 1+1 Group") which has a ten-year license to provide programming and sell advertising for 63 hours of broadcasting per week on a Ukrainian public television station, UT-2, which reaches approximately 95% of Ukraine's population of 52.1 million. The Studio 1+1 Group began broadcasting on UT-2 in January 1997, and will introduce a new programming format in the fall of 1997 which is similar to that used by the Company's other leading stations and networks.



     In Poland, the Company acquired a 33% interest in TVN in May 1995, which in turn has a 76.3% interest in TV Wisla, a private television station broadcasting to approximately 7.8 million people in southern Poland. In February 1997, TVN was awarded television broadcast licenses for northern Poland and the cities of Warsaw and Lodz. The Company estimates that these television broadcast licenses have a potential broadcast reach of approximately 15.1 million additional people in Poland. The Company and ITI, its partner in TVN, intend to launch a television broadcast network in Poland, the TVN Network, which will broadcast programming and sell advertising through affiliate stations, including TV Wisla and stations broadcasting under the television broadcast licenses awarded to TVN in northern Poland and the cities of Warsaw and Lodz. The TVN Network is expected to be launched in the fourth quarter of 1997, and its affiliate stations are expected to have an initial broadcast reach of approximately 60% of the Polish population.



     In Hungary, the Company owns a dubbing and production studio, has purchased over 9,300 hours of programming rights including popular films and television series produced by major international studios and is evaluating various television broadcast opportunities.



     The Company also owns interests in three private regional television stations operating in Germany. These stations provide "total local" programming, which involves delivering in-depth coverage of local and regional news and events, thereby distinguishing these stations from the national networks by being uniquely responsive to the distinct regional tastes of the respective local viewers.


     The Company believes that its broadcast experience in Central and Eastern Europe, its proven programming strategy, its extensive knowledge of the political and economic climates in the region and its proven ability to attract local strategic partners, position it to capitalize on new development opportunities in countries where it currently operates and in other countries in the region.


BUSINESS STRATEGY


     The Company's strategic objective is to strengthen its position as the leading developer and operator of national commercial television stations and networks in Central and Eastern Europe by leveraging its operating, financial and political expertise to achieve continued growth in revenues and profitability in all of its existing broadcast operations and to invest in, develop and operate additional television broadcast operations and related media businesses. Key elements of the Company's strategy include:



     - BEING AN EARLY MARKET ENTRANT. The Company strives to be an early market entrant to establish national and regional television broadcast operations in attractive regions of Central and Eastern Europe and to capitalize on the benefits of early market entry by expanding its existing operations into broadcasting support services and other complementary activities. These markets present opportunities for the Company to compete where advertising expenditures have been experiencing high rates of growth. The Company believes there are significant advantages to being an early entrant in these markets, including securing one of the limited frequencies available to broadcasters in the countries of the region and being the first to establish strong local production capabilities by drawing on the limited resources available in the individual markets. The Company also believes early entrants have the opportunity to establish significant market share by developing viewer loyalty and station identity, as well as good relationships with advertisers, before competitors commence significant operations. In Central and Eastern Europe, early entrants also have the opportunity to acquire exclusive rights to top international programming for their respective markets.



     - CREATING ALLIANCES WITH LOCAL STRATEGIC PARTNERS. A key element of the Company's investment and operating strategy is to develop each of its stations and networks through a strategic alliance with a strong local partner who understands the political and business environment as well as the local broadcasting market. The Company believes that such local alliances ensure that each operation is responsive to local tastes and interests and hence maximizes audience share and advertiser appeal. This approach is also consistent with the objectives of local licensing authorities, which the Company believes will enhance the likelihood that the Company or its local strategic partners will be awarded and retain broadcast licenses.



     - BROADCASTING PROGRAMMING ATTRACTIVE TO A LARGE TARGET AUDIENCE. The Company's strategy is to create and acquire programming that appeals to the largest possible audience. In particular, the Company's programming strategy is designed to attract the youthful and lifestyle-oriented viewers most sought after by advertisers, which has enabled most of the Company's stations and networks to consistently capture shares of national television advertising revenues that exceed their respective audience shares. To this end, the Company broadcasts a mix of locally and internationally produced movies, series, talk shows, variety shows and news which appeal to a mass market audience. The Company believes broadcasting a significant amount of locally produced programming and developing a distinctive independent news program gives a strong local identity to its broadcast operations, increases audience share and appeals to the desires of the local regulatory authorities. The Company complements its local programming by building and maintaining an extensive library of exclusive programming rights to popular films and television series produced by the world's leading studios, including Paramount Pictures, Sony Pictures, Twentieth Century Fox and Warner Bros. The Company utilizes "western style" production techniques, employs lively program formats, and utilizes modern broadcast equipment to provide high quality programming to its television audiences.

     - MAXIMIZING BROADCAST REACH WITHIN LICENSED TERRITORIES. The Company seeks to maximize its potential broadcast reach, thereby increasing the attractiveness of its programming to advertisers. In each area where the Company's and its affiliate stations do not reach the entire population, the Company seeks to create the largest possible network for its programming and to distribute it through local broadcasters, cable systems and other distribution systems. For example, in Romania, which does not have a well-developed "terrestrial" or "over-the-air" television distribution system, the Company employs satellite technology to distribute programming to affiliate stations. To serve Romania and other markets, the Company has obtained a 12-year lease on a transponder on a Eutelsat HB3 Satellite (the "Satellite Transponder"), which is scheduled to be operational in the fourth quarter of 1997. When the Satellite Transponder becomes operational, the Company will have the capacity to distribute up to five distinct channels simultaneously without the necessity of building a potentially costly link system in those countries.



     - LEVERAGING EXPERTISE AND CRITICAL MASS. The Company currently broadcasts to approximately 90 million people in seven countries and is developing or exploring operations in several other countries, including Hungary, the Balkan and the Baltic regions and in certain countries in the Commonwealth of Independent States. The Company believes it has accumulated significant expertise in developing and operating broadcast networks and their support services in Central and Eastern Europe and is beginning to benefit from synergies among the Company's various operations. For example, the Company is considering launching second television channels in certain countries where it currently has broadcast operations to take advantage of its large program libraries and existing operations in order to enhance its overall audience share, and has also begun to gain greater leverage in its purchasing, programming, news gathering and production abilities. In order to benefit further from its strategic position, the Company intends to develop related media businesses which serve both affiliated and unaffiliated broadcasters, and intends to market certain production services to producers and broadcasters in Western Europe and the United States, where programming and production costs are generally higher than in Central and Eastern Europe.



     - EMPLOYING A DEDICATED TEAM OF EXPERIENCED PROFESSIONALS. The Company relies on its senior management team to identify and pursue investment opportunities as well as to lead the Company through complex licensing processes, seek broadcast rights, and develop and operate its businesses in markets of Central and Eastern Europe. Leonard M. Fertig, President and Chief Executive Officer of the Company, has been active in obtaining broadcast licenses for the Company and its strategic partners in Central and Eastern Europe since 1991. Ronald S. Lauder, Chairman and founder of the Company, has been involved actively in the region for many years and continues to play an important role in the Company's activities. The Company believes its management and dedicated licensing team provide a competitive advantage in obtaining broadcast rights. The Company also employs experienced operating and financial managers and accesses international technology, programming and funding to promote the successful development and management of its broadcast operations.



     - INTEGRATING LOCAL OPERATIONS. In order to maximize potential returns and to capitalize on other opportunities, particularly in its larger more competitive markets, the Company intends to expand beyond television broadcasting into related services where the advantages of being an early market entrant can also be realized and significant synergies exist. For example, the Company has established significant local production capabilities in each country of operation, and is continuing to review opportunities in radio, program rights distribution and other media-related services.

                                  THE OFFERING



Aggregate Amount...........  $125,000,000



Maturity Date..............  August 15, 2004



Interest...................  Interest on the Notes will accrue from the Closing
                             Date and will be payable in cash at a rate of     %
                             per annum, semi-annually in arrears on each February 15 and August 15, commencing February 15, 1998.



Ranking....................  The Notes will be unsecured senior indebtedness of
                             CME, will rank pari passu in right of payment with all existing and future unsecured unsubordinated indebtedness of CME, will be senior in right of payment to all future subordinated indebtedness of CME, and will be effectively subordinated to all existing and future liabilities of CME's Subsidiaries. At March 31, 1997, after giving pro forma effect to the Offering and the application of the proceeds therefrom, CME and its consolidated Subsidiaries would have had approximately $180,185,000 of indebtedness, $55,185,000 of which is indebtedness of the consolidated Subsidiaries, and CME's consolidated Subsidiaries would have had approximately $50,118,000 of other liabilities (including trade payables but excluding intercompany liabilities) to which the Notes will also be effectively subordinated. See "Description of the Notes -- Ranking."



Optional Redemption........  The Notes will be redeemable at the option of CME, in whole or in part, at any time on or after August 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, in the event of one or more equity offerings or placings prior to August 15, 2000, CME may, at its option, redeem up to 35% of the original aggregate principal amount
                             of the Notes from the net proceeds thereof at     %
                             of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes -- Optional Redemption."



Redemption for Changes in
  Bermuda Withholding
  Taxes....................  The Notes will be redeemable at the option of CME, as a whole but not in part, at any time at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption if, as a result of certain changes affecting Bermuda withholding taxes, CME becomes obligated to pay additional amounts in accordance with the Indenture (as defined herein) pursuant to which the Notes are issued. See "Description of the Notes -- Optional Redemption."



Mandatory Repurchase
Offers.....................  Upon a Change of Control, each holder of Notes will have the right to require CME to repurchase such holder's Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that CME will have available the financial resources necessary to repurchase any or all Notes tendered upon a Change of Control. In addition, CME will be required to offer to purchase Notes with certain proceeds of Asset Sales at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes -- Change of Control."



Additional Amounts.........  All payments with respect to the Notes made by CME will be made without withholding or deduction for Bermuda taxes unless required by law or the interpretation or administration thereof, in which case CME will pay such additional amounts as may be necessary so that the amount received by the holders of the Notes and beneficial interest therein after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See "Description of the
                             Notes -- Additional Amounts" and "Certain Tax Considerations."



Certain Covenants..........  The Indenture (as defined herein) will contain certain covenants which, among other things, will restrict the ability of CME and its Restricted Subsidiaries (as defined herein) to: (i) incur additional indebtedness; (ii) pay dividends or make distributions in respect of CME's capital stock;
                             (iii) make certain investments and other restricted payments; (iv) enter into certain transactions with Affiliates (as defined herein); (v) create liens;
                             (vi) sell assets; and (vii) create restrictions on the ability of its Restricted Subsidiaries to make certain payments to CME. In addition, the Indenture will limit the ability of CME to consolidate, merge or sell all or substantially all of its assets. The covenants contained in the Indenture are subject to a number of important exceptions, limitations and qualifications. See "Description of the
                             Notes -- Certain Covenants."



Stock Exchange Listing.....  Application will be made to list the Notes on the
                             Luxembourg Stock Exchange.



                                  RISK FACTORS



     See "Risk Factors" immediately following this Summary for a discussion of certain factors that should be considered by prospective investors in the Notes. Such risks relate to (a) history of losses, (b) holding company structure, limitations on access to cash flow and possible inability to service debt, (c) lack of available current earnings from Subsidiaries other than Nova TV, (d) dependence on additional capital, (e) investment structure, (f) dependence on local strategic partners, (g) changes in technology, (h) dependence on key personnel, (i) competitive industry, (j) risks of television broadcast operations, (k) expansion into early stage markets, (l) risks inherent in foreign investment, (m) devaluation and currency risk, (n) structural subordination, substantial leverage, deficiency of earnings to fixed charges and ability to service debt, (o) limitations on repurchase of the Notes, (p) refinancing risk, (q) absence of public market for the Notes, (r) government regulatory restrictions, (s) uncertainty of license renewals, and (t) enforcement of civil liabilities and judgments.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The financial information presented below for the three years ended December 31, 1996 is derived from the audited Consolidated Financial Statements of the Company. The financial information presented below for the three months ended March 31, 1996 and 1997 is derived from unaudited financial statements of the Company. In the opinion of the Company, such information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. The following financial information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto as of December 31, 1994, 1995 and 1996 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.



                                                     YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                                            ------------------------------------------     -------------------------------
                                              1994      1995      1996        1996          1996      1997        1997
                                            --------  --------  --------  ------------     -------  --------  ------------
                                             ACTUAL    ACTUAL    ACTUAL   PRO FORMA(1)     ACTUAL    ACTUAL   PRO FORMA(1)
                                            --------  --------  --------  ------------     -------  --------  ------------
                                                                        (DOLLARS IN THOUSANDS)
STATION OPERATING DATA:
Net revenues............................... $ 53,566  $ 98,919  $135,985    $135,985       $23,255  $ 29,165    $ 29,165
Operating income (loss)....................      957    22,308     9,996       9,996        (2,606)   (4,218)     (4,218)
Equity in loss of unconsolidated
  affiliates...............................  (13,677)  (14,816)  (17,867)    (17,867)       (2,769)   (6,769)     (6,769)
Loss on impairment of investments in
  unconsolidated affiliates(2).............        0         0         0           0             0   (20,707)    (20,707)
Net loss...................................  (20,505)  (18,736)  (30,003)    (41,253)       (7,750)  (34,988)    (37,801)

Fixed charges (interest on debt)...........   (1,992)   (4,959)   (4,670)    (15,920)       (1,007)   (2,174)     (4,987)
Interest income............................      179     1,238     2,876       2,876           637     2,100       2,100
                                            --------  --------  --------  ------------     -------  --------  ------------
Net fixed charges..........................   (1,813)   (3,721)   (1,794)    (13,044)         (370)      (74)     (2,887)
                                            ========  ========  ========  =============    =======  ========  =============

OTHER DATA:
Broadcast cash flow(3)
  Nova TV.................................. $ 12,233  $ 44,789  $ 53,128    $ 53,128       $ 6,991  $  7,181    $  7,181
  PRO TV...................................        0    (2,483)   (5,290)     (5,290)       (3,705)     (319)       (319)
  POP TV...................................        0    (4,124)   (6,394)     (6,394)       (1,738)     (704)       (704)
                                            --------  --------  --------  ------------     -------  --------  ------------
    Subtotal broadcast cash flow...........   12,233    38,182    41,444      41,444         1,548     6,158       6,158
  Markiza TV(4)............................        0              (4,502)     (4,502)            0    (1,095)     (1,095)
                                            --------  --------  --------  ------------     -------  --------  ------------
Adjusted broadcast cash flow(5)............   12,233    38,182    36,942      36,942         1,548     5,063       5,063
Corporate operating costs and development
  expenses.................................   (3,699)  (10,669)  (15,782)    (15,782)       (3,091)   (4,575)     (4,575)
                                            --------  --------  --------  ------------     -------  --------  ------------
Corporate broadcast cash flow(6)........... $  8,534  $ 27,513  $ 21,160    $ 21,160       $(1,543) $    488    $    488
                                            ========  ========  ========  =============    =======  ========  =============

Cash flow from operations.................. $ (1,532) $  1,943  $ (6,619)   $(17,869)      $ 1,821  $ (2,660)   $ (5,473)

Ratio of earnings to fixed charges(7)......      n/a      4.8x      2.1x         n/a           n/a       n/a         n/a
Ratio of corporate broadcast cash flow to
  fixed charges............................     4.3x      5.5x      4.5x        1.3x           n/a       n/a         n/a
Ratio of corporate broadcast cash flow to
  net fixed charges........................     4.7x      7.4x     11.8x        1.6x           n/a      6.6x         n/a
Ratio of total debt to corporate broadcast
  cash flow................................     3.8x      0.7x      2.6x        8.5x           n/a    113.1x         n/a

Number of television broadcast operations
  at the end of period.....................        3         5        10          10             7        10          10



                                                   (footnotes on following page)

                                                                       MARCH 31, 1997
                                                        --------------------------------------------
                                                         ACTUAL      PRO FORMA(8)     AS ADJUSTED(9)
                                                        --------     ------------     --------------
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Current assets........................................  $127,404       $127,404          $232,404
Total assets..........................................   319,370        319,370           424,370
Total debt............................................    55,185         75,185           180,185
Shareholders' equity..................................   209,241        209,241           209,241


---------------


(1) Pro forma to reflect the issuance and sale of the Notes by the Company and the application of the estimated net proceeds therefrom as if such transactions had occurred on January 1, 1996. See "Use of Proceeds" and "Capitalization."



(2) On May 13, 1997, the Company announced its decision to discontinue funding of PULS, a regional television station in the Berlin-Brandenburg area of Germany which declared bankruptcy on May 27, 1997. The Company wrote down its investments in Germany by $20,707,000 in the first quarter of 1997 and eliminated the carrying value of such investments.



(3) "Broadcast cash flow" is commonly used as a measure of performance for broadcast companies and, as used herein, is defined as net broadcast revenues, less broadcast operating expenses excluding depreciation and amortization, broadcast selling, general and administrative expenses, and cash program rights costs. Cash program rights costs represent cash payments for current programs payable and such payments do not necessarily correspond to program use. Broadcast cash flow should not be considered as a substitute measure of operating performance or liquidity prepared in accordance with generally accepted accounting principles. Broadcast cash flow is only presented for the periods in which broadcasting took place. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(4) Markiza TV commenced operations on August 31, 1996.



(5) "Adjusted broadcast cash flow" is consolidated broadcast cash flow plus broadcast cash flow of Markiza TV. Although the Company has an 80% economic interest in Markiza TV, it does not consolidate Markiza TV because it only has a 49% equity interest in Markiza TV. The Company accounts for Markiza TV using the equity method.



(6) "Corporate broadcast cash flow" is defined as adjusted broadcast cash flow less corporate operating costs and development expenses.



(7) For the ratio calculations, earnings available for fixed charges consist of earnings (losses) before income taxes, plus fixed charges, losses attributable to unconsolidated affiliates with debt not guaranteed by the Company, and minority interest in earnings (losses) of consolidated Subsidiaries. Fixed charges consist of interest on debt. The deficiency of earnings available to cover fixed charges was $1,101,000 in 1994, and $3,371,000 and $6,363,000 in the three months ended March 31, 1996 and 1997, respectively. Pro forma deficiency of earnings available to cover fixed charges was $5,909,000 in 1996 and $9,176,000 in the three months ended March 31, 1997. See "Risk Factors -- Structural Subordination; Substantial Leverage; Deficiency of Earnings to Fixed Charges; Ability to Service Debt."



(8) Pro forma to reflect the incurrence by the Company in the third quarter of 1997 of short-term bank debt of $20 million under the ING Bridge Facility as if such transaction had occurred on March 31, 1997.



(9) As adjusted to reflect the issuance and sale of the Notes by the Company in the Offering and the application of the estimated net proceeds therefrom as if such transaction had occurred on March 31, 1997. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     Investors in the Notes offered hereby should consider carefully the following significant risk factors, in addition to all of the other information appearing in this Prospectus, in connection with an investment in the Notes.


FACTORS RELATING TO THE COMPANY



     History of Losses. The Company, incorporated in Bermuda in June 1994, is the successor to the television license acquisition and station development activities conducted by its affiliates since 1991, and began generating revenues in 1994. The Company's commercial television activities, begun at Nova TV in February 1994, at PRO TV in December 1995, at POP TV in December 1995, at Markiza TV in August 1996, in Ukraine in November 1996, in Poland in September 1996, at the Nuremberg Station in April 1994 and at the Leipzig Station and the Dresden Station in May 1996, represent new types of ventures in the Company's markets, and, while Nova TV has generated net income, there can be no assurance that the Company will be successful in achieving net profits in its other broadcast operations. As anticipated, the Company has incurred net losses since inception, and may incur additional net losses for the next several years, particularly in light of its growth strategy. For the three months ended March 31, 1997, the Company incurred net losses of $35.0 million (including a provision for impairment of $20.7 million related to the Company's write-down of its investments in Germany), and for the years ended December 31, 1996, 1995 and 1994, the Company incurred net losses of $30.0 million, $18.7 million and $20.5 million, respectively. As of March 31, 1997, the Company had an accumulated deficit of $113.0 million. See "The Company" and "Capitalization."



     Holding Company Structure; Limitations on Access to Cash Flow and Possible Inability to Service Debt. CME conducts all of its operations through Subsidiaries. Accordingly, the primary internal source of CME's cash and its ability to service debt, including the Notes, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, CME. CME may not be able to compel certain of its Subsidiaries to make distributions to service the Notes. Because CME is an equity holder or partner of each of its Subsidiaries, CME's claims as such will generally rank junior to all other creditors of and claimants against its Subsidiaries. In the event of a Subsidiary's liquidation, there may not be assets sufficient for CME to recoup its investment therein. All but one of the Subsidiaries were formed under the laws of, and have their operations in, a country other than Bermuda, the jurisdiction of CME's organization. In addition, each of CME's operating Subsidiaries receives revenues in the local currency of the jurisdiction in which it is situated. As a consequence, CME's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under applicable local laws and foreign currency exchange regulations of the jurisdictions in which its Subsidiaries operate. See "-- Devaluation; Currency Risk." The Subsidiaries' ability to make distributions to CME is also subject to their having sufficient funds from their operations legally available for the payment thereof which are not needed to fund their operations, obligations or other business plans and, in some cases, the approval of the other partners, stockholders or creditors of these entities. The laws under which CME's currently operating Subsidiaries are organized provide generally that dividends may be declared by the partners or shareholders out of yearly profits subject to the maintenance of registered capital and required reserves and after the recovery of accumulated losses. If CME's Subsidiaries are unable or unwilling to make distributions to CME and CME is unable to obtain additional debt or equity financing, CME may be unable to service the Notes and its growth may be inhibited.



     Lack of Available Current Earnings from Subsidiaries Other than Nova TV. Currently, Nova TV is the only Subsidiary with sufficient earnings to make distributions to CME. There is no assurance that Nova TV will continue to generate sufficient earnings or liquidity, or that any other Subsidiary will generate sufficient earnings or liquidity, or that distributions from Subsidiaries in U.S. dollars will be made to CME in amounts sufficient to make the required principal and interest payments on the Notes. See "-- Holding Company Structure; Limitations on Access to Cash Flow and Possible Inability to Service Debt."



     Dependence on Additional Capital. The ownership, development and operation of television broadcast operations require substantial capital investment. The net proceeds of the Offering together with the Company's current cash balances, the Proposed ING Credit Facility, distributions from Nova TV and local financing of broadcast operations and broadcast operations under development should be adequate to satisfy the Company's operating and capital requirements for approximately 12 to 18 months. There can be no assurance that the Company will be able to obtain additional local financing of broadcast operations or broadcast operations under development on terms acceptable to the Company. Thereafter, the Company anticipates it will require additional capital as it continues to pursue its growth strategy. See "Use of Proceeds." Sources of additional capital may include debt and equity financing at the Subsidiary level and additional debt and equity financing by the Company. The Company's ability to obtain additional debt financing at other than the operating Subsidiary level may be limited because it does not conduct operations directly and may have no significant source of cash flow available for debt service. If such financing is unavailable, the number of television broadcast operations which the Company can develop in the future may be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     Risks Related to Investment Structure. The Company has invested in its operating Subsidiaries with strategic and financial partners. Although the Company is involved to varying degrees in the management of its Subsidiaries and intends to invest in the future only in operations in which it will be involved in management, the degree of its voting power in Subsidiaries in which the Company owns less than a majority of the voting power, and the voting power and veto rights of its strategic and financial partners in Subsidiaries in which the Company owns a majority of the voting power, may preclude it from controlling the operations, strategies and financial decisions of its Subsidiaries or other entities in which it may acquire interests. The Company may be unable, without the consent of the relevant partners, to cause its Subsidiaries, whether or not majority owned, to make distributions, to implement strategies or to make programming decisions that the Company may favor. Moreover, the ability of the Company to sell equity interests in its Subsidiaries is subject to equity holder or similar agreements and, in certain cases, regulatory approvals that limit the ability of the parties (including the Company) to transfer their equity interests. Therefore, there can be no assurance of the Company's ability to realize economic benefits through the sale of its assets. See "The Company."



     Dependence on Local Strategic Partners. The Company's strategy is to form joint ventures with local strategic partners in each country or region where it seeks to establish broadcast operations. The Company seeks joint ventures with local strategic partners who are known to local licensing authorities, are well respected in their local media communities and are politically non-partisan. There can be no assurance, however, that certain of the Company's local strategic partners will not desire to sell their equity interests to the Company or to third parties. While the Company's agreements with its partners generally contain rights of first refusal that permit one partner to purchase the equity interests of the other at the price at which such interests could be sold to third parties, there can be no assurance that the Company will be able to find suitable replacements for local strategic partners who might wish to exit from their investments, or that any inability to find and maintain local strategic partners will not have a material adverse affect on the Company.



     Changes in Technology. The television industry is subject to rapid and significant changes in technology. In particular, the development of systems other than analog television terrestrial broadcasting, such as digital terrestrial broadcasting and cable and satellite distribution systems, could adversely affect the Company's business. Although the Company believes that several factors still hinder the development of these technologies in the short term, there can be no assurance as to the effect of such technological changes on the Company or that the Company will not be required to expend substantial financial resources in the development or implementation of new competitive technologies in the future. The Company is using satellite technology to assist it in maximizing broadcast reach in certain of its broadcast operations. The Company currently uses satellite technology pursuant to a short-term lease in anticipation of the launch of the satellite containing the Satellite Transponder. There is a risk (i) that the satellite on which the Company leases the Satellite Transponder will not be operational in the fourth quarter of 1997 as scheduled, (ii) that the satellite or the Satellite Transponder will not function as expected and (iii) that the satellite will have a shorter useful life than expected. The occurrence of any of these events could impair the Company's ability to extend its broadcast reach in certain countries. Although the Company intends to arrange suitable backup plans, there can be no assurance that the occurrence of any of these events would not have a material adverse effect on the Company's business and the results of its operations.

     Dependence on Key Personnel. The success of the Company is particularly dependent upon the active involvement of Leonard M. Fertig, President and Chief Executive Officer, and Ronald S. Lauder, Chairman. The loss of the services of either of these individuals could have a material adverse effect on the Company. The degree of Mr. Lauder's involvement in the activities of the Company varies from time to time based on the needs of the Company. Mr. Lauder's involvement has been greatest in connection with the acquisition of broadcast rights, in locating local strategic partners, in setting executive compensation policies, allocating capital and in corporate governance. Mr. Lauder is not an employee of the Company. The Company has an employment agreement with Mr. Fertig, which expires on August 9, 1998. The employment agreement with Mr. Fertig contains a non-compete covenant, with a term of two years after the termination of employment. Because of the specialized nature of the Company's business, the Company believes that its future success will depend in large part upon its ability to continue to attract and retain highly skilled managerial, technical and marketing personnel as well as experienced local managers. Although the Company has been successful in attracting such personnel in the past, competition for such personnel is intense, and there can be no assurance that the Company will continue to be successful in attracting and retaining qualified personnel it requires to grow. See "Management."



FACTORS RELATING TO THE COMPANY'S OPERATING ENVIRONMENT



     Competitive Industry. The Company encounters, and expects to continue to encounter, intense competition in the television broadcasting industry. The Company's television stations compete, and the Company's broadcast operations under development will compete, for revenues, viewers and programming with other private television stations, with government-owned and operated television stations and with cable and direct broadcast satellite television systems in their respective markets. The Company also competes for revenues with other advertising media, such as newspapers, radio, magazines and outdoor advertising. In addition, the Company is faced with numerous competitors, both strategic and financial, in attempting to obtain television broadcast rights and programming in Central and Eastern Europe. Many actual and potential competitors are part of larger companies with substantially greater financial, marketing and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against its existing or future competitors. In each of the markets in which the Company competes, additional licenses may be granted by regulatory authorities. See "Business -- Operations in the Czech
Republic: Nova TV -- Competition," "Business -- Operations in Romania: PRO
TV -- Competition," "Business -- Operations in Slovenia: POP TV -- Competition," "Business -- Operations in the Slovak Republic: Markiza TV -- Competition," "Business -- Operations in Ukraine: Studio 1+1 Group -- Competition,"
"Business -- Operations in Poland: TVN/TV Wisla -- Competition," and
"Business -- Operations in Germany: the German Stations."



     Risks of Television Broadcast Operations. The Company's operating results are dependent upon the sale of commercial advertising time and the ability to control operating expenses. The sale of commercial advertising time is dependent on the general economic conditions in the country and market where each television broadcast operation is located, the relative popularity of the programming of the Company's broadcast operations, the demographic characteristics of the audiences of the Company's broadcast operations, the activities of competitors and other factors which may be outside of the Company's control. The Company expects its cost of programming to increase as the Company broadcasts a greater number of locally produced programs and as the commercial television markets in which the Company operates continue to develop. The Company intends to aggressively pursue license, investment and development opportunities in additional broadcast operations in Central and Eastern Europe. This growth strategy entails the risks inherent in assessing the value, strengths and weaknesses of development opportunities, in evaluating the costs and uncertain returns of building and expanding the facilities for operating stations and in integrating and managing the operations of additional television stations. In addition, the Company is to varying degrees dependent, in the countries in which it operates, upon the availability and accessibility of government-owned broadcast and transmission facilities for distribution of its signal throughout its license areas.



     Expansion into Early Stage Markets. The Company is developing broadcast operations, and is pursuing opportunities to expand broadcast operations, in several Central and Eastern European markets where market economies only recently have begun to develop. The Company's primary assets, its interests in over-the-air television licenses, are government granted. Although the general trend in the markets in which the Company operates and intends to operate has been toward more open markets and trade policies and the fostering of private economic activity, no assurance can be given that the governments in the region will continue to pursue such policies or that such policies may not be altered significantly, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting economic, political or social life. Social unrest, political instability, economic distress, criminal activity or other factors beyond the Company's control in any such Central or Eastern European country could have a material adverse effect on the Company's business. Moreover, to the extent that the Company expands its reach by utilizing satellite facilities to transmit its signal to affiliates in a particular country, it may become subject to governmental regulation restricting such transmission. Accordingly, there can be no assurance that the Company will be successful in developing and expanding broadcast operations in its prospective new markets or that such operations can be operated profitably. See "Business -- Operations in Ukraine: Studio 1+1 Group," and "Business -- Operations in Poland: TVN/TV Wisla."


     Risks Inherent in Foreign Investment. The Company has invested all of its resources in operations outside of the United States and plans to make additional international investments in the future. Risks inherent in foreign operations include loss of revenues, property and equipment from expropriation, nationalization, war, insurrection and other political risks, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with or licenses from foreign governments. The Company is also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of overseas-based companies.


     Devaluation; Currency Risk. Although the Company's Subsidiaries have attempted, and will continue to attempt, to match revenues and expenses and borrowings and repayments in terms of their respective local currencies, the Company and its Subsidiaries generate most of their revenues in Czech korunas, Romanian lei, Slovenian tolar, Slovak korunas, Ukrainian hryvna, Polish zloty, Hungarian forints and German marks and incur expenses in those currencies as well as in British pounds and United States dollars. Certain expenses, primarily for programming, are incurred in United States dollars and other foreign currencies. Fluctuations in the value of foreign currencies may cause United States dollar translated amounts to change in comparison with previous periods. Each of the Slovenian, Romanian, Slovak, Ukrainian and Polish currencies is a managed currency with limited convertibility. In addition, the Company in the future may acquire interests in entities that operate in other countries where the removal or conversion of currency is restricted. The Company does not hedge against foreign currency exchange translation risks with respect to its dollar-denominated financial statements but may hedge against specific foreign currency transaction risks. Because of the number of currencies involved, the constantly changing currency exposures and the fact that all foreign currencies do not fluctuate in the same manner against the United States dollar, the Company cannot quantify the effect of exchange rate fluctuations on its future financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Currency."



FACTORS RELATING TO THE OFFERING



     Structural Subordination; Substantial Leverage; Deficiency of Earnings to Fixed Charges; Ability to Service Debt. The Notes will be effectively subordinated to all indebtedness of the Subsidiaries. See "Description of the Notes -- Ranking." As of March 31, 1997, on a pro forma basis, after giving effect to the Offering and the application of proceeds therefrom, CME and its consolidated Subsidiaries would have had approximately $180,185,000 of total debt, $55,185,000 of which is debt of the consolidated Subsidiaries, and CME's consolidated Subsidiaries would have had approximately $50,118,000 of other liabilities (including trade payables but excluding intercompany liabilities) to which the Notes will also be effectively subordinated. Assuming CME issued and sold the Notes as of January 1, 1995, and assuming an interest rate of 9%, the Company would have had a ratio of earnings to fixed charges of 1.5x for the year ended December 31, 1995 and a pro forma deficiency of earnings available to cover fixed charges of $5,909,000 for the year ended December 31, 1996. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by CME and its Subsidiaries. See "Description of the Notes." The Company is currently negotiating a $35 million credit facility, which would be incurred by a subsidiary of CME. See "Capitalization." The degree to which the Company is leveraged could have important consequences to purchasers of the Notes, including

(i) increasing the Company's vulnerability to adverse general economic and industry conditions, (ii) limiting the Company's ability to obtain additional financing in the future, (iii) reducing the Company's flexibility to respond to changing business, technological and economic conditions, (iv) impeding the Company's ability to obtain financing or refinancing for general working capital expenditures or for other general corporate purposes, and (v) requiring the dedication of a substantial portion of the cash flow from those Subsidiaries of the Company that the Company is able to access to make debt service payments, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate purposes.



     Limitations on Repurchase of the Notes. Upon a Change of Control, each holder of the Notes will have certain rights to require the Company to repurchase all or a portion of such holder's Notes. See "Description of the Notes -- Repurchase of Notes Upon a Change of Control." If a Change of Control were to occur, there can be no assurance that the Company would have, or would be able to arrange for, sufficient funds to pay the repurchase price for the Notes tendered by the holders thereof. In addition, these repurchase features of the Notes may make it more difficult to effect or may discourage a change in control of the Company. These provisions resulted from negotiations between the Company and the Underwriters and are not the result of the Company's knowledge of any specific effort to obtain control of the Company by means of accumulating shares of common stock of the Company or by means of a merger, tender offer, solicitation or otherwise, or part of a plan by the Company to adopt a series of anti-takeover provisions.



     Refinancing Risk. The Company may not be able to repay the Notes with cash from operations. Accordingly, the Company may need to seek capital from outside sources in order to repay principal on the Notes. The Company's ability to do so will depend on its financial condition at the time, market conditions and other factors, including factors beyond the Company's control. If the Company is unable to effect such refinancings or obtain additional funds, the value of the Notes would be adversely affected and CME may be unable to repay the principal of the Notes.



     Absence of Public Market for the Notes. Prior to the Offering there has been no public market for the Notes and there can be no assurances that an active trading market will develop or be sustained. The trading price of the Notes could be subject to significant fluctuations in response to variations in quarterly operating results, regulatory factors, competitive conditions, market and economic conditions and general trends in the broadcasting industry. The Company will apply for listing of the Notes on the Luxembourg Stock Exchange and has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time without notice, at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.



LEGAL AND REGULATORY FACTORS



     Government Regulatory Restrictions. Broadcast operations of the Company are subject to extensive government regulation as to the issuance, renewal, transfer and ownership of station licenses, as well as the timing and content of programming and the timing, content and amount of commercial advertising permitted. In many countries the regulatory systems as they apply to private (and especially foreign) investors in broadcasting stations are relatively new and untested. In certain countries the Company is restricted in the amount of direct interests it may hold in television stations; in such cases station licenses may be held by the Company's local partners, and the Company has arrangements to provide programming, advertising and other services (including management services) to the station. No assurance can be given that any necessary regulatory approvals for these arrangements will be obtained or that such arrangements will not be subject to regulatory review in the future which may limit the influence the Company may have with respect to its local broadcast partners. There are also regulations requiring that certain percentages of programming be produced or originated in local markets. The cost of programming could also increase as a result of political initiatives taken by the European Union to increase the amount of European-produced programming broadcast. In addition, broadcast regulations and license conditions in the Company's markets impose operating conditions relating, for example, to required amounts of broadcasting and the content and quantity of advertising which may be broadcast. While CME believes that it and the Subsidiaries are in compliance in all material respects with applicable laws, rules, regulations and licenses, there can be no assurance that more restrictive laws, rules, regulations or enforcement policies will not be adopted in the future which could make compliance more difficult or expensive or otherwise adversely affect the Company's business or prospects. See "Business -- Operations in the Czech
Republic: Nova TV -- Regulation," "Business -- Operations in Romania: PRO
TV -- Regulation," "Business -- Operations in Slovenia: POP TV -- Regulation," "Business -- Operations in the Slovak Republic: Markiza TV -- Regulation," "Business -- Operations in Ukraine: Studio 1+1 Group -- Regulation,"
"Business -- Operations in Poland: TVN/TV Wisla -- Regulation," and "Business -- Operations in Germany: the German Stations -- Regulation."



     Uncertainty of License Renewals. The licenses to operate the Company's broadcast operations are effective for the following periods: (i) the license to operate Nova TV expires in 2005; (ii) the six licenses of PRO TV's affiliate stations in Romania expire from 2001 to 2002; (iii) the licenses of POP TV's affiliate stations in Slovenia expire in 2003, with respect to licenses reaching 53% of the population, and in 2006 and 2007 with respect to the remaining licenses; (iv) the license of the Company's partner in the Slovak Republic expires in 2007; (v) the license to provide programming and sell advertising to UT-2 in Ukraine expires in 2006; (vi) the license to operate TV Wisla expires in 2004; (vii) the TVN Network licenses, other than the TV Wisla license, expire in 2007; (viii) the license to operate the Nuremberg Station expires in 2001; (ix) the licenses to operate the Leipzig Station and the Dresden Station expire in 2003; and (x) the license to operate Radio Alfa, a private Czech Republic national radio broadcaster, expires in 1999. All of the licenses pursuant to which the Company's or its local partners' television stations operate are by their terms, and according to relevant national media laws, renewable. The Company has no reason to believe that these licenses will not be renewed. However, in most cases, no statutory or regulatory presumption exists for the current license holder, no precedent has yet been established in Central and Eastern Europe for the renewal of broadcast licenses, and there can be no assurance that these licenses will be renewed by the local media authorities upon expiration of their initial terms. The failure of any such licenses to be renewed may have a material adverse effect on the Company.



     Enforcement of Civil Liabilities and Judgments. CME is a Bermuda company, and substantially all of the Company's assets and all of its operations are located, and all of its revenues are derived, outside the United States. The Company has appointed Corporation Service Company as its agent to receive service of process with respect to any action brought against it in the United States District Court for the Southern District of New York or any New York State court under the securities laws of the United States or any state thereof. However, it may not be possible for investors to enforce outside the United States judgments against the Company obtained in the United States in any civil actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of the directors and officers of the Company are non-residents of the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. There is uncertainty as to whether the courts of the countries in which the Company operates or plans to operate would enforce (i) judgments of United States courts obtained against the Company or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in such countries, as applicable, liabilities against the Company or such persons predicated upon the United States federal and state securities laws. A final and conclusive judgment in Federal or State courts of the United States under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty or multiple damages) may be subject to enforcement proceedings as a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Among other things, it is necessary to demonstrate that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda and that the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and was not based on error in Bermuda law.

                                  THE COMPANY


     Central European Media Enterprises Ltd. was incorporated in June 1994 under the laws of Bermuda. The following chart sets forth the functional corporate structure of the Company:*


         [CHART REFLECTING THE ORGANIZATIONAL STRUCTURE OF THE COMPANY]

---------------

 * All interests indicated are economic interests; equity and/or voting interests may vary.


(1) The Company is currently negotiating the purchase of an additional 5.8% interest in Nova TV.


(2) The Company's partners in Romania hold options to purchase equity from the Company which if exercised would reduce the Company's equity interest to not less than 66%.

(3) The Company owns 78% of the equity in Pro Plus, but has an effective 85.3% economic interest, as a result of its rights to 33% of the profits of MMTV and 33% of the profits of Tele 59.

(4) The Company has an 80% economic interest and a 49% voting interest in STS.

(5) The Company has outstanding loans to Radio Alfa which are convertible into an additional equity interest which, when combined with its current 62% interest, would give the Company an 83.7% interest in Radio Alfa.


(6) The Company has a 75% economic interest and a 49% voting interest in IRISZ TV. Pursuant to MEDIA COM's exercise of a put option granted to it by CME BV, CME BV is required to purchase MEDIA COM's 10% interest in IRISZ TV by August 7, 1997.


(7) The Company also owns a 10% equity interest in ITI Media Group, N.V., the company through which ITI, a Polish media group, has made its investment in Federation, which will be the operator of the TVN Network.

     The Company's ownership interest in Ceska Nezavisla Televizni Spolecnost s.r.o. (operating under the name Nova TV, and referred to herein as "Nova TV") is governed by the terms of a Memorandum of Association and Investment Agreement dated as of May 4, 1993 to which Ceska Sporitelna Bank ("CS") and CET 21 s.r.o. ("CET 21") are also parties. The Company is entitled to 93.2% of the total profits of Nova TV and has 91.2% of the voting power in Nova TV. CET 21 owns 1.0% of Nova TV and the remaining 5.8% is owned by certain of the partners of CET 21. The Company is currently negotiating the purchase of an additional interest in Nova TV from certain of the partners of CET 21, including Vladimir Zelezny, the General Director of Nova TV. If this transaction is completed, the Company intends to seek to sell all or part of such additional interest in Nova TV to a strategic Czech investor. CET 21 has given Nova TV the exclusive access to the use of the broadcast license. The Company has the right to appoint five of the seven members of Nova TV's Committee of Representatives, which directs the affairs of Nova TV. With respect to certain fundamental corporate decisions, including the declaration of dividends, a 67% vote of the voting interest is required. A representative of CET 21 has certain delay and veto rights on non-economic programming matters related directly to the broadcast license. See "Business -- Litigation."



     The Company's interest in PRO TV is governed by a Cooperation Agreement (the "Romanian Agreement") among CME Media Enterprises B.V. (together with Netherlands limited liability companies wholly owned by CME Media Enterprises B.V., "CME BV"), Adrian Sarbu and Ion Tiriac, forming Media Pro International S.A. ("MPI"). Pursuant to the Romanian Agreement, the Company owns 77.5% of the equity of MPI. Interests in profits of MPI are equal to the partners' equity interests. Mr. Tiriac holds an option (exercisable until August 1997 at a cost per unit equal to the cost per unit of the Company's original investment in MPI) on a portion of the Company's equity which, if exercised, would reduce the Company's equity interest to 66%. If Mr. Tiriac declines to exercise his option, Mr. Sarbu will have an option (exercisable until October 1997 on the same terms as Mr. Tiriac's option) on a portion of the Company's equity which, if exercised, would reduce the Company's equity interest to 67.5%. The Company has the right to appoint three of the five members of the Council of Administration which directs the affairs of MPI. Although the Company has majority voting power in MPI, with respect to certain fundamental financial and corporate matters the affirmative vote of either Mr. Sarbu or Mr. Tiriac is required. The Company owns 49% of the equity of PRO TV, SRL, an affiliate station of MPI which holds many of the licenses for the stations which comprise the PRO TV network. Messrs. Sarbu and Tiriac own substantially all of the remainder of PRO TV, SRL. The Company also owns a 95% equity interest in Unimedia SRL ("Unimedia"), which owns a 10% equity interest in a consortium, MobilRom ("MobilRom"). MobilRom holds a license to operate a GSM cellular telephone network in Romania. Mr. Sarbu owns the remaining 5% of Unimedia.



     The Company's interest in POP TV is governed by a Partnership Agreement (the "Slovenian Partnership Agreement") among CME BV, MMTV 1 d.o.o. Ljubljana ("MMTV") and Tele 59 d.o.o. Maribor ("Tele 59"), forming Produkcija Plus d.o.o. ("Pro Plus"). In March 1997, the Company purchased a substantial portion of MMTV's interest in Pro Plus for an aggregate price of approximately $5 million (the "Additional Pro Plus Purchase"). After giving effect to the Additional Pro Plus Purchase, the Company currently owns 78% of the equity in Pro Plus, but has an effective economic interest of 85.3% as a result of its right to 33% of the profits of MMTV and 33% of the profits of Tele 59. Tele 59 currently owns a 21% equity interest in Pro Plus, and MMTV currently owns a 1% equity interest in Pro Plus. The Company owns 10% of the equity of Tele 59. Voting power and interests in profits of Pro Plus are equal to the partners' equity interests. All major decisions concerning the affairs of Pro Plus are made by the general meeting of partners and require a 70% affirmative vote. Certain fundamental financial and corporate matters require an 85% affirmative vote of the partners. In July 1996, the Company, together with MMTV and Tele 59, entered into an agreement to purchase a 66% equity interest in Kanal A, a privately owned television station in Slovenia, which competes with POP TV (the "Kanal A Agreement"), which would increase POP TV's broadcast reach to approximately 85% of the Slovenian population. There is currently an injunction in effect preventing the completion of the Kanal A Agreement. See "Business -- Litigation."


     The Company's interest in Markiza TV is governed by a Participants Agreement dated September 28, 1995 (the "Slovak Agreement") between CME BV and Markiza-Slovakia s.r.o. ("Markiza") forming Slovenska Televizna Spolocnost, s.r.o. ("STS"). Pursuant to the Slovak Agreement, the Company is required to fund all of the capital requirements of, and holds a 49% voting interest and an 80% economic interest in, STS. Markiza, which holds the television broadcast license, and STS have entered into an agreement under which STS is entitled to conduct television broadcast operations pursuant to the license. On an ongoing basis, the Company is entitled to 80% of the profits of STS, except that until the Company is repaid its capital contributions plus a priority return at the rate of 6% per annum on such capital contributions, 90% of the profits will be paid to the Company. A Board of Representatives directs the affairs of STS, the composition of which includes two designees of the Company and three designees of Markiza, however, all significant financial and operational decisions of the Board of Representatives require a vote of 80% of its members. In addition, certain fundamental corporate matters are reserved for decision by a general meeting of partners and require a 67% affirmative vote of the partners.



     In Ukraine, the Studio 1+1 Group consists of several entities in which the Company holds direct or indirect interests. CME BV, through a wholly owned subsidiary, holds a 50% equity interest in each of Innova Film GmbH ("Innova") and International Media Services ("IMS"). In addition, this wholly owned subsidiary owns an indirect 25% equity interest in Prioritet, a Ukrainian company ("Prioritet"). Innova holds 100% of Intermedia, a Ukrainian company ("Intermedia"), which in turn holds a 30% equity interest in a separate Ukrainian company which holds the license to broadcast programming and sell advertising on UT-2 (the "UT-2 License"). This Ukrainian company has, in turn, assigned its right to sell advertising on UT-2 to Innova. In addition, Innova, IMS, Intermedia and Prioritet have entered into arrangements regarding advertising revenues generated on UT-2. Interests in profits of each entity in the Studio 1+1 Group are equal to equity interests held in such entities. All significant decisions of the entities in the Studio 1+1 Group are reserved for decision of the shareholders, requiring a majority vote (other than decisions of the shareholders of the Ukrainian company which holds the UT-2 broadcast license, which require a 75% vote). Certain fundamental corporate matters of these entities require unanimous shareholder approval.



     The TVN Network is expected to be launched in Poland in the fourth quarter of 1997 and will operate through Federacia Sp.zo.o. ("Federation") pursuant to the terms of a shareholder's agreement to be entered into by the shareholders of Federation. The Company and ITI each own 50% of Federation. In addition, the Company will own an additional 5% indirect interest in Federation through its 10% equity interest in ITI Media Group N.V., the company through which ITI holds its 50% interest in Federation. Approval of at least 51% of the shareholders of Federation will be required for certain fundamental corporate matters, including the payment of dividends by Federation. The day-to-day affairs of Federation are expected to be directed by a Management Board which is overseen by a Supervisory Board. The Company and ITI will have an equal number of representatives on the Supervisory Board. The Company will have three representatives and ITI will have two representatives on the Management Board. The Company, together with ITI, is also a partner in TVN Sp.zo.o. ("TVN") in Poland which (i) holds the licenses pursuant to which the TVN Network stations will broadcast and (ii) owns 76.3% of TV Wisla. ITI holds 67% of the equity in TVN and the Company holds the remaining 33%. The governance provisions for TVN are set forth in a Shareholders Agreement dated as of May 25, 1995 between CME BV and ITI (the "TVN Agreement"). Pursuant to the TVN Agreement, the economic interests of the Company and ITI are equivalent to their equity interests. A Supervisory Board directs the affairs of TVN, and is comprised of five designees of ITI and four designees of the Company. The affirmative vote of at least two ITI designees and two Company designees is required to approve certain significant financial and operational decisions. Certain fundamental corporate matters including the declaration of dividends and the termination or liquidation of TVN are reserved for decision by the shareholders of TVN, and require the affirmative vote of holders of at least 75% of the outstanding equity.



     The Company owns 24.9% of the equity of 2002 Tanacsado es Szolgaltato Korlatolt Felelosegu Tarsasag ("2002 Kft"), a broadcasting company in Hungary. The Company has an option to increase its interest in 2002 Kft to 97.5%. Through CME BV, the Company wholly owns Videovox Studio Limited Liability Company, a Hungarian dubbing and production company ("Videovox"). In January 1997, the Hungarian Television Commission announced tender procedures for the award of two national television broadcast licenses. The Company formed a consortium, MKTV Rt. ("IRISZ TV"), which submitted an application for these licenses. The consortium presently includes MEDIA COM, which invests in and manages Hungarian telecommunications and electronic media companies, Intercom, the largest film and video distributor and cinema operator in Hungary, and DDTV, a company managed by Gyorgy Balo, who has been the Company's partner in 2002 Kft. Two other consortia submitted bids by the April 10, 1997 deadline. On June 30, 1997, the Hungarian Television Commission announced the award of the licenses to the other consortia. On July 4, 1997, IRISZ TV filed a complaint in the Budapest Capital Court against the Hungarian Television Commission and the other consortia challenging the license awards. See "Business -- Litigation." Pursuant to MEDIA COM's exercise of a put granted to it by CME BV, CME BV is required to purchase MEDIA COM's 10% interest in IRISZ TV by August 7, 1997.



     The Company's 37.4% equity interest in the Nuremberg Station was obtained by acquiring a 50% non-voting equity interest in Franken Funk & Fernsehen GmbH ("FFF"), which owns 74.8% of the equity in NMF Neue Medien Franken GmbH & Co. ("NMF"), which directly owns the Nuremberg Station. The remaining 25.2% of NMF is owned by an unaffiliated individual. The Company's interest in the Nuremberg Station is governed by a so-called "Silent Partner Agreement" under German law between the Company, Dr. Dietmar Straube (a managing director of the Company's German operations and the owner of the remaining 50% equity interest and 100% voting interest in FFF), and FFF. A Silent Partner Agreement gives the silent partner (the Company in this case) the economic benefits of an equity interest without a voting interest and without a physical instrument evidencing the interest. While the Company does not own shares of stock of FFF or have the right to elect any of its directors, the prior approval of the Company is required for certain significant transactions. The Company is entitled to 50% of FFF's profits and losses and 50% of the proceeds upon liquidation of its assets.



     The Company has a 49% equity and voting interest in Sachsen Funk & Fernsehen ("SFF") and the Company is entitled to distributions of 50% of the profits of SFF. Dr. Straube owns the remaining equity of SFF. SFF owns a 33.3% interest in Leipzig Fernsehen and Dresden Fernsehen which operate regional television stations in Leipzig (the "Leipzig Station") and Dresden (the "Dresden Station"), respectively.



     CME Development Corporation, a wholly owned Subsidiary of the Company, provides financial, legal, marketing, business development and administrative support services to the Company. CME Programming Services, Inc., a wholly owned Subsidiary of the Company, provides programming and production services to the Company's television broadcast operations in Central and Eastern Europe, and will also provide satellite transmission services to the Company's television stations in Central and Eastern Europe. See "Business -- Corporate Operations."



     The Company's registered offices are located at Clarendon House, Church Street, Hamilton HM CX Bermuda, and its telephone number is 441-296-1431. Certain of the Subsidiaries maintain offices at 18 D'Arblay Street, London W1V 3FP England, telephone number 44-171-292-7900.

                                USE OF PROCEEDS


     The estimated net proceeds for the Offering are expected to be approximately $120 million after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds to (i) fund potential development of new television broadcast operations in Hungary, the Balkan and Baltic regions and certain countries in the Commonwealth of Independent States and fund expansion of existing operations, including the further development of operations in Romania, Ukraine and Poland, the development of second channels in certain countries where the Company currently has broadcast operations, and the development of radio, programming and production operations, including investments in satellite delivery systems (approximately $100 million); and (ii) repay a bridge credit facility with ING Bank N.V. (the "ING Bridge Facility") (approximately $20 million). Because a number of variable factors will determine the use of proceeds from the Offering, the Company will retain a significant amount of discretion over the application of the net proceeds from the Offering. Pending their application, the net proceeds from the Offering will be invested in short-term interest bearing instruments.



     The ING Bridge Facility bears interest at a rate equal to LIBOR plus 1.6% per annum and matures on the earlier of October 31, 1997 and the consummation of the Offering. Funds borrowed under the ING Bridge Facility were used primarily to develop broadcast operations in Hungary and to fund existing operations. In conjunction with the ING Bridge Facility, the Company has agreed to a term sheet with ING Bank N.V. ("ING") for a $35 million secured revolving credit facility with ING (the "Proposed ING Credit Facility"), with a term of up to three and one-half years which will be available to fund working capital requirements, as well as operating and capital expenditures. Such facility is expected to be incurred by a Subsidiary. The availability of such facility is subject to definitive documentation and satisfaction of various conditions.



     In the event that the Company is successful in developing additional broadcast or other media operations, additional debt or equity may be required to fully finance these operations. The Company expects to finance any such additional operations with funds from various possible sources, including the Proposed ING Credit Facility, local bank credit lines, partner equity contributions, local public debt and equity offerings by Subsidiaries, sales of equity in the Subsidiaries to strategic partners, as well as possible equity offerings at the CME level. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the debt and capitalization of the Company at March 31, 1997, pro forma for the incurrence of the ING Bridge Facility and as adjusted to reflect the Offering and the application of the estimated proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto, and other information included elsewhere in this Prospectus.



                                                                       MARCH 31, 1997
                                                          -----------------------------------------
                                                                         PRO
                                                           ACTUAL     FORMA(1)    AS ADJUSTED(2)(3)
                                                          ---------   ---------   -----------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
  Short-term debt:
    ING Bridge Facility.................................  $      --   $  20,000       $      --
    Bank credit facilities..............................      9,195       9,195           9,195
    Capital lease obligations...........................      1,757       1,757           1,757
    Investments payable.................................      7,104       7,104           7,104
                                                          ---------   ---------   -----------------
            Total short-term debt.......................  $  18,056   $  38,056       $  18,056
                                                          =========   =========   =============
  Long-term debt:
    Bank credit facilities..............................  $  17,273   $  17,273       $  17,273
    Capital lease obligations...........................      6,108       6,108           6,108
    Investment payable..................................     13,748      13,748          13,748
       % Senior Notes due 2004..........................         --          --         125,000
                                                          ---------   ---------   -----------------
            Total long-term debt........................     37,129      37,129         162,129
                                                          ---------   ---------   -----------------
  Shareholders' equity:
    Preferred Stock, $.01 par value; authorized:
    5,000,000 shares; issued and outstanding: none......         --          --              --
    Class A Common Stock, $.01 par value; authorized:
       30,000,000 shares; issued and outstanding:
       16,716,478 shares(4).............................        167         167             167
    Class B Common Stock, $.01 par value; authorized:
       15,000,000 shares; issued and outstanding:
       7,149,475 shares.................................         72          72              72
    Additional paid-in capital..........................    330,472     330,472         330,472
    Accumulated deficit.................................   (112,992)   (112,992)       (112,992)
    Cumulative currency translation adjustment..........     (8,478)     (8,478)         (8,478)
                                                          ---------   ---------   -----------------
         Total shareholders' equity.....................    209,241     209,241         209,241
                                                          ---------   ---------   -----------------
            Total capitalization........................  $ 246,370   $ 246,370       $ 371,370
                                                          =========   =========   =============


---------------


(1) Pro forma to reflect the incurrence by the Company of short-term bank debt of $20.0 million under the ING Bridge Facility as if such transaction had occurred on March 31, 1997.



(2) As adjusted to reflect the issuance and sale of the Notes by the Company in the Offering and the application of the estimated proceeds therefrom. See "Use of Proceeds."



(3) In connection with the ING Bridge Facility, the Company has agreed to a term sheet with ING Bank N.V. for a $35 million secured revolving credit facility not reflected herein with a term of up to three and one-half years which will be available to fund working capital requirements, as well as operating and capital expenditures. Such facility is expected to be incurred by a Subsidiary. The availability of such facility is subject to definitive documentation and satisfaction of various conditions.



(4) On May 9, 1997, the number of shares of Class A Common Stock which CME is authorized to issue was increased to 100,000,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected financial information presented below for the five years ended December 31, 1996 is derived from the audited Consolidated Financial Statements of the Company. The selected information for the three months ended March 31, 1996 and 1997 is derived from unaudited financial statements of the Company. In the opinion of the Company, such information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. The following selected financial information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto as of December 31, 1994, 1995 and 1996 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.



                                                                                                           THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                                                     ------------------------------------------------   -------------------
                                                     1992     1993       1994       1995       1996       1996       1997
                                                     -----   -------   --------   --------   --------   --------   --------
                                                                             (DOLLARS IN THOUSANDS)
  OPERATING DATA:
  Net revenues.....................................  $  --   $    --   $ 53,566   $ 98,919   $135,985   $ 23,255   $ 29,165
                                                     -----   -------   --------   --------   --------   --------   --------
  Total station operating costs and expenses.......     --     1,802     36,083     52,542     85,101     19,732     22,482
  Selling, general and administrative
    expenses.......................................     20       811      6,009      7,725     21,357      2,938      4,329
  Corporate operating and development
    expenses.......................................    171     2,708      3,699     10,669     15,782      3,091      4,575
  Amortization of goodwill and allowance for
    development costs..............................     --        --        985      3,442      2,940        100      1,997
  Non-cash stock compensation charge...............     --        --      5,833        858         --         --         --
  Capital registration tax.........................     --        --         --      1,375        809         --         --
                                                     -----   -------   --------   --------   --------   --------   --------
          Total operating expenses.................    191     5,321     52,609     76,611    125,989     25,861     33,383
                                                     -----   -------   --------   --------   --------   --------   --------
  Operating (loss) income..........................   (191)   (5,321)       957     22,308      9,996     (2,606)    (4,218)
  Equity in loss of unconsolidated affiliates......   (141)   (3,671)   (13,677)   (14,816)   (17,867)    (2,769)    (6,769)
  Loss on impairment of investments in
    unconsolidated affiliates(1)...................     --        --         --         --         --         --    (20,707)
  Interest and other income........................     --        64        179      1,238      2,876        637      2,100
  Interest expense.................................     --      (140)    (1,992)    (4,959)    (4,670)    (1,007)    (2,174)
  Foreign currency exchange gains (losses).........     --      (176)      (245)       324     (2,861)      (395)    (2,071)
                                                     -----   -------   --------   --------   --------   --------   --------
  (Loss) income before provision for income
    taxes..........................................   (332)   (9,244)   (14,778)     4,095    (12,526)    (6,140)   (33,839)
  Provision for income taxes.......................     --        --     (3,331)   (16,340)   (16,405)    (2,004)    (1,911)
                                                     -----   -------   --------   --------   --------   --------   --------
  Loss before minority interest in
    consolidated subsidiaries......................   (332)   (9,244)   (18,109)   (12,245)   (28,931)    (8,144)   (35,750)
  Minority interest in loss (income) of
    consolidated subsidiaries......................      7       884     (2,396)    (6,491)    (1,072)       394        762
                                                     -----   -------   --------   --------   --------   --------   --------
  Net loss.........................................  $(325)  $(8,360)  $(20,505)  $(18,736)  $(30,003)  $ (7,750)  $(34,988)
                                                     =====   =======   ========   ========   ========   ========   ========
  Ratio (deficiency) of earnings to fixed
    charges(2).....................................     --    (5,573)    (1,101)       4.8x       2.1x    (3,371)    (6,363)

  OTHER DATA:
  Broadcast cash flow(3)...........................  $  --   $    --   $ 12,233   $ 38,182   $ 41,444   $  1,548   $  6,158
  Cash flow from operations........................    (14)   (3,826)    (1,532)     1,943     (6,619)     1,821     (2,660)
  Number of television broadcast operations
    at the end of period...........................     --         1          3          5         10          7         10

  BALANCE SHEET DATA:
  Current assets...................................  $  --   $ 4,773   $ 71,447   $116,728   $146,159   $ 90,081   $127,404
  Total assets.....................................     --    17,824    115,332    222,027    365,130    214,905    319,370
  Total debt.......................................     --     5,142     32,592     20,285     55,096     17,066     55,185
  Shareholders' equity.............................     --     3,464     62,631    138,936    249,320    130,950    209,241


---------------

(1) On May 13, 1997, the Company announced its decision to discontinue funding of PULS, a regional television station in the Berlin-Brandenburg area of Germany which declared bankruptcy in May 1997. The Company wrote down its investments in Germany by $20,707,000 in the first quarter of 1997 and eliminated the carrying value of such investments.



(2) For the ratio calculations, earnings available for fixed charges consist of earnings (losses) before income taxes plus fixed charges, losses attributable to unconsolidated affiliates with debt not guaranteed by the Company, and minority interest in earnings (losses) of consolidated Subsidiaries. Fixed charges consist of interest on debt.



(3) "Broadcast cash flow" is commonly used as a measure of performance for broadcast companies and, as used herein, is defined as net broadcast revenues, less broadcast operating expenses excluding depreciation and amortization, broadcast selling, general and administrative expenses, and cash program rights costs. Cash program rights costs represent cash payments for current programs payable and such payments do not necessarily correspond to program use. Broadcast cash flow should not be considered as a substitute measure of operating performance or liquidity prepared in accordance with generally accepted accounting principles. Broadcast cash flow is only presented for the periods in which broadcasting took place and only for the Company's consolidated broadcast Subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION


     The Company is the leading commercial television company in Central and Eastern Europe. The Company has developed and currently operates the leading national private television stations and networks, as measured by audience share within their respective areas of broadcast reach, in the Czech Republic, the Slovak Republic, Slovenia and Romania. The Company also recently commenced broadcasting in Ukraine and southern Poland and plans to launch a television network in Poland and develop broadcasting operations in Hungary. The Company's television studios, production facilities and editing suites at its national television stations produced approximately 12,000 hours of original programming in 1996 to support the Company's broadcasting operations, making it the largest private producer of local television programming in Central and Eastern Europe. To complement its commercial television activities, the Company also has interests in national radio stations and is increasingly active in program rights distribution and other media services.



     The Company's revenues are derived principally from the sale of television advertising to local, national and international advertisers. To a limited extent, the Company also engages in certain barter transactions in which its broadcast operations exchange unsold commercial advertising time for goods and services. The Company, like other television operators, experiences seasonality, with advertising sales tending to be lowest during the third quarter of each calendar year, which includes the summer holiday period (typically July and August), and highest during the fourth quarter of each calendar year. The primary expenses incurred in operating broadcast stations are programming costs, employee salaries, broadcast transmission expenses and selling, general and administrative expenses. Certain of the Company's operations do not require the direct incurrence of broadcast transmission expenses. However, the Company incurs significant development expenses, including funding and negotiating with local partners, researching and preparing license applications, preparing business plans and conducting pre-operating activities as well as restructuring existing affiliate entities which hold the broadcast licenses.



     The primary internal sources of cash available for corporate operating costs and development expenses are dividends and other distributions from Subsidiaries. The Company's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under applicable local laws and foreign currency exchange regulations of the jurisdictions in which its Subsidiaries operate. The Subsidiaries' ability to make distributions is also subject to the legal availability of sufficient operating funds not needed for operations, obligations or other business plans and, in some cases, the approval of the other partners, stockholders or creditors of these entities. The laws under which the Company's operating Subsidiaries are organized provide generally that dividends may be declared by the partners or shareholders out of yearly profits subject to the maintenance of registered capital and required reserves and after the recovery of accumulated losses.



     Central Europe, including parts of the Czech Republic, the Slovak Republic, Poland and Germany, has recently experienced extensive flooding. The Company is not able to predict at this time what impact, if any, the flooding will have on the Company's financial condition and results of operations.

SELECTED COMBINED FINANCIAL INFORMATION -- BROADCAST CASH FLOW



     The following tables are neither required by United States generally accepted accounting principles ("GAAP") nor intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. The tables set forth certain combined operating data for the three months ended March 31, 1996 and 1997 and for the years ended December 31, 1994, 1995 and 1996 for national television broadcast stations or networks. The financial information included below departs materially from GAAP because it aggregates the revenues and operating income of certain entities not consolidated in the Consolidated Financial Statements with those of the Company's consolidated operations. This supplemental information is presented solely for additional analysis and not as a presentation of results of operations of each component, nor as combined or consolidated financial data presented in accordance with GAAP. The Company's television operations in Poland and Ukraine are not included in this analysis, as these operations are in the early stages of development. Regional television stations in Germany are not included in this analysis as these operations are dissimilar from those of national television broadcast entities. The investments in the German operations are accounted for under the equity method and operating data for these companies are set forth in Note 14 to the Consolidated Financial Statements.



     The Company accounts for its 80% non-controlling interest in Markiza TV using the equity method of accounting. Under this method of accounting, the Company's interest in net earnings or losses of Markiza TV is included in the consolidated earnings and an adjustment is made to the carrying value at which the investment is recorded on the consolidated balance sheet. The following supplementary unaudited combined information includes certain financial information of Markiza TV on a line-by-line basis, similar to that of the Company's consolidated entities, which include Nova TV, PRO TV and POP TV.


     Management service charges are not included in the combined operating data below as these are eliminated in the Consolidated Financial Statements.


     POP TV and PRO TV began operations in December 1995 and Markiza TV began operations in August 1996. The Company believes that this unaudited combined and combining operating information provides useful disclosure.



                                                               YEAR ENDED DECEMBER 31,
                           ------------------------------------------------------------------------------------------------
                                                                                     1996
                             1994        1995      ------------------------------------------------------------------------
                           --------    --------                                                     MARKIZA       TOTAL
                           NOVA TV     NOVA TV     NOVA TV       PRO TV     POP TV    SUBTOTAL(1)     TV       ADJUSTED(2)
                           --------    --------    --------     --------   --------   -----------   -------   -------------
                                                                (DOLLARS IN THOUSANDS)
STATION OPERATING DATA:
Net revenues.............  $53,566     $98,305     $109,242     $15,803    $ 9,080     $ 134,125    $7,462      $ 141,587
Station operating
  expense................  (36,083)    (49,894)    (54,578)     (16,497)   (12,764)      (83,839)   (9,570)       (93,409)
Selling, general and
  administrative
  expenses...............   (6,009)     (5,533)     (9,247)      (6,351)    (3,989)      (19,587)   (1,605)       (21,192)
                           --------    --------    --------     --------   --------   -----------   -------   -------------
Station operating income
  (loss).................   11,474      42,878      45,417       (7,045)    (7,673)       30,699    (3,713)        26,986

Depreciation of assets...    3,773       6,904       8,024        2,678      2,516        13,218     1,473         14,691
                           --------    --------    --------     --------   --------   -----------   -------   -------------
EBITDA(3)................   15,247      49,782      53,441       (4,367)    (5,157)       43,917    (2,240)        41,677
Amortization of
  programming rights.....   10,403      16,077      16,207        3,725      1,667        21,599     2,401         24,000
Cash program rights
  costs..................  (13,417)    (21,070)    (16,520)      (4,648)    (2,904)      (24,072)   (4,663)       (28,735)
                           --------    --------    --------     --------   --------   -----------   -------   -------------
Broadcast cash flow......  $12,233     $44,789     $53,128      $(5,290)    (6,394)    $  41,444    $(4,502)    $  36,942
                           ========    ========    ========     ========   ========   ===========   ========  =============
Broadcast cash flow
  margin.................     22.8 %      45.6 %      48.6 %         --         --          30.9%       --           26.1%
Broadcast cash flow
  attributable to the
  Company................  $ 8,074     $29,561     $46,753 (4)  $(4,100)   $(4,604)    $  38,049    $(3,602)    $  34,447



                                                   (footnotes on following page)

                                                       THREE MONTHS ENDED MARCH 31,
          -----------------------------------------------------------------------------------------------------------------------
                                                                                                                     TOTAL
                NOVA TV                  PRO TV              POP TV             SUBTOTAL(1)       MARKIZA TV      ADJUSTED(2)
          --------------------      -----------------   -----------------   -------------------   ----------   ------------------
            1996        1997         1996      1997      1996      1997       1996       1997        1997      1996(5)     1997
          --------    --------      -------   -------   -------   -------   --------   --------   ----------   -------   --------
                                                          (DOLLARS IN THOUSANDS)
STATION
OPERATING
  DATA:
Net
revenues... $ 20,620  $ 20,665      $ 1,551   $ 4,947   $ 1,084   $ 2,671   $ 23,255   $ 28,283    $  5,628    $23,255   $ 33,911
Station
operating
expense...  (13,215)   (12,811)      (3,845)   (5,120)   (2,672)   (3,640)   (19,732)   (21,571)     (5,900)   (19,732)   (27,471)
Selling,
  general
  and
  administrative
  expenses...   (1,477)   (1,556)      (804)   (1,764)     (657)     (722)    (2,938)    (4,042)       (880)    (2,938)    (4,922)
          --------    --------      -------   -------   -------   -------   --------   --------   ----------   -------   --------
Station
operating
  income
 (loss)..    5,928       6,298       (3,098)   (1,937)   (2,245)   (1,691)       585      2,670      (1,152)       585      1,518
Depreciation
  of
  assets...    1,956     1,966          555       904       435       645      2,946      3,515       1,024      2,946      4,539
          --------    --------      -------   -------   -------   -------   --------   --------   ----------   -------   --------
EBITDA(3)...    7,884    8,264       (2,543)   (1,033)   (1,810)   (1,046)     3,531      6,185        (128)     3,531      6,057
Amortization
  of
 programming
rights...    3,340       3,462          542     1,012       412       812      4,294      5,286       1,561      4,294      6,847
Cash
  program
  rights
 costs...   (4,233)     (4,545)      (1,704)     (298)     (340)     (470)    (6,277)     5,313      (2,528)    (6,277)    (7,841)
          --------    --------      -------   -------   -------   -------   --------   --------   ----------   -------   --------
Broadcast
  cash
  flow...    6,991       7,181       (3,705)     (319)   (1,738)     (704)     1,548      6,158      (1,095)     1,548      5,063
          ========    ========      =======   =======   =======   =======   ========   ========   ===========  =======   ========
Broadcast
  cash
  flow
margin...     33.9%       34.8%          --        --        --        --        6.7%      21.8%         --        6.7%      14.9%
Broadcast
  cash
  flow
  attributable
  to the
  Company... $  4,614 $  6,693(6)   $(2,871)  $  (247)  $(1,250)  $  (601)  $    491   $  5,845    $   (876)   $   491   $  4,969


---------------


(1) Includes consolidated television broadcast entities only.



(2) Represents combined operating data for national television broadcast entities, including Markiza TV, on a line-by-line basis, which is accounted for using the equity method of accounting in the accompanying consolidated financial statements, and does not include (i) regional television stations in Germany, because these operations are dissimilar from those of national television broadcast entities, and (ii) television operations in Poland and Ukraine, as these operations are in the early stages of development.



(3) EBITDA consists of loss before interest, income taxes, depreciation and amortization of intangible assets (which do not include programming rights). EBITDA is provided because it is a measure commonly used in the television broadcast industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. See the Company's Consolidated Financial Statements included elsewhere in this Prospectus.



(4) Reflects the Company's purchase on August 1, 1996 of CS' 22% economic interest in Nova TV and virtually all of CS' voting power in Nova TV (the "Additional Nova TV Purchase") as if such acquisition had been effective from January 1, 1996.



(5) Does not include Markiza TV, which began operations in August 1996.



(6) Reflects the Company's purchase in March 1997 of an additional 5.2% economic interest in Nova TV (the "1997 Nova TV Purchase") as if such acquisition had been effective from January 1, 1997.

     "Broadcast cash flow" is a broadcasting industry measure of performance and defined as net broadcast revenues, less broadcast operating expenses excluding depreciation and amortization, broadcast selling, general and administrative expenses, and cash program rights costs. "Broadcast cash flow margin" is broadcast cash flow divided by net broadcast revenues. "Broadcast cash flow attributable to the Company" is broadcast cash flow which is attributable to the Company based on the Company's effective economic interest in Nova TV, PRO TV, POP TV and Markiza TV which, as of March 31, 1997 was 93.2%, 77.5%, 85.3% and 80%, respectively, and as of December 31, 1996, was 88%, 77.5%, 72% and 80%, respectively. Cash program rights costs represent cash payments for current programs payable and such payments do not necessarily correspond to program use. The Company has included broadcast cash flow because it is commonly used in the broadcast industry as a measure of performance. Broadcast cash flow should not be considered as a substitute measure of operating performance or liquidity prepared in accordance with GAAP.



     The Company's broadcast cash flow for national television broadcast entities (including Markiza TV) for the three months ended March 31, 1997 was $5,063,000, representing an increase of $3,515,000 over the same period in 1996. This increase was primarily due to a reduction in program acquisitions and higher net revenues generated by PRO TV and POP TV in the three months ended March 31, 1997, compared to the same period in 1996, partially offset by negative broadcast cash flow of Markiza TV ($1,095,000) as this broadcast operation did not commence broadcasting until August 1996 and continues to develop and invest in programming for future periods. During the three months ended March 31, 1997, PRO TV's negative broadcast cash flow was $3,386,000 less than the same period in 1996. This reduction was primarily the result of an increase in net revenues from $1,551,000 to $4,947,000 and a reduction in program payments from $1,704,000 to $298,000 during the three months ended March 31, 1997. The reduction in POP TV's negative broadcast cash flows from ($1,738,000) to ($704,000) was primarily the result of higher net revenues of $2,671,000 for the three months ended March 31, 1997 compared to $1,084,000 for the same period in 1996.



     In 1996, broadcast cash flow for the Company's national television broadcast entities (including Markiza TV) was $36,942,000. In 1996, Nova TV's broadcast cash flow increased by 18.6% to $53,128,000 from $44,789,000 in 1995. Nova TV's stronger broadcast cash flow was primarily the result of increased net revenues and lower programming rights costs during the period. Lower program rights costs in 1996 were in part the result of Nova TV's 1995 investment in programming for future periods. Had the Additional Nova TV Purchase (see Note 1 to the Company's Consolidated Financial Statements included elsewhere herein) been effective from January 1, 1996, broadcast cash flow attributable to the Company from Nova TV would have increased by 58%, or $17,192,000 to $46,753,000 compared to $29,561,000 in 1995. As anticipated by the Company, for 1996, Nova TV's broadcast cash flow continued to be partially offset by negative broadcast cash flow of PRO TV ($5,290,000), POP TV ($6,394,000) and Markiza TV ($4,502,000) as these broadcast operations continue to develop and invest in programming for future periods.


APPLICATION OF ACCOUNTING PRINCIPLES


     Although the Company conducts operations largely in foreign currencies, the Company prepares its financial statements in United States dollars and in accordance with GAAP. The Company's consolidated operating statements include the results of wholly owned Subsidiaries and the results of Nova TV, PRO TV, POP TV, Videovox (wholly owned since April 1997), Radio Alfa and 2002 Kft and separately set forth the minority interest attributable to other owners of Nova TV, PRO TV, POP TV, Videovox, Radio Alfa and 2002 Kft. The results of other broadcast operations, Markiza TV, FFF, SFF, TVN, the Studio 1+1 Group, and PULS, a regional television station in the Berlin-Brandenburg area of Germany which declared bankruptcy in May 1997, are accounted for using the equity method, which reflects the Company's share of the net income or losses in those operations. The Company's investment in MobilRom is recorded at the lower of cost and market value.


FOREIGN CURRENCY


     The Company and its Subsidiaries generate revenues primarily in Czech korunas, Romanian lei, Slovenian tolar, Slovak korunas, Hungarian forints, Ukrainian hryvna, Polish zloty and German marks, and incur substantial operating expenses in those currencies. The Romanian lei, Slovenian tolar, Ukrainian hryvna and Slovak koruna are managed currencies with limited convertibility. The Company also incurs operating expenses of programming in United States dollars and other foreign currencies. For entities operating in economies considered non-highly inflationary, including Nova TV, POP TV, Markiza TV, Videovox, Radio Alfa, TVN and certain Studio 1+1 Group entities, balance sheet accounts are translated from foreign currencies into United States dollars at the relevant period end exchange rate; statement of operations accounts are translated from foreign currencies into United States dollars at the weighted average exchange rates for the respective periods. The resulting translation adjustments are reflected in a component of shareholders' equity with no effect on the consolidated statements of operations. PRO TV and certain Studio 1+1 Group entities operate in economies qualifying as highly inflationary. Accordingly, non-monetary assets are translated at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments are included in the determination of income. Currency translation adjustments relating to transactions of the Company in currencies other than the functional currency of the entity involved are reflected in the operating results of the Company. The exchange rates at the end of, and during, the periods indicated were as follows:



                                                                                   INCOME STATEMENT
                                                                             ----------------------------
                                                BALANCE SHEET
                                    -------------------------------------    AVERAGE FOR THE THREE MONTHS
                                         AT            AT                          ENDED MARCH 31,
                                    DECEMBER 31,    MARCH 31,                ----------------------------
                                        1996          1997       % CHANGE     1996      1997     % CHANGE
                                    ------------    ---------    --------    ------    ------    --------
Czech koruna equivalent of
  $1.00...........................      27.33          29.20        -6.8%     27.14     28.51       -5.1%
German mark equivalent of $1.00...       1.55           1.68        -8.4%      1.48      1.66      -12.2%
Hungarian forint equivalent of
  $1.00...........................     162.00         176.00        -8.6%       n/a    169.00        n/a
Polish zloty equivalent of
  $1.00...........................       2.88           3.08        -6.9%       n/a      2.98        n/a
Romanian lei equivalent of
  $1.00...........................      4,035          7,025       -74.1%     3,532     6,196      -75.4%
Slovak koruna equivalent of
  $1.00...........................      31.90          33.09        -3.7%       n/a     32.78        n/a
Slovenian tolar equivalent of
  $1.00...........................     141.48         153.13        -8.2%    132.00    152.12      -15.2%
Ukrainian hyrvna equivalent of
  $1.00...........................       1.89           1.85         2.1%       n/a      1.86        n/a



     The Company's results of operations and financial position during the first quarter of 1997 were impacted by changes in foreign currency exchange rates since December 31, 1996. In the highly inflationary economy in Romania, PRO TV indexes sales contracts to the United States dollar in order to minimize the effects of Romanian lei devaluation. As shown above, virtually all operating currencies have weakened against the United States dollar during the first quarter 1997.



     The underlying Czech koruna and Slovenian tolar assets and liabilities of Nova TV and POP TV decreased by 6.8% and 8.2%, respectively, in dollar terms during the three month period ended March 31, 1997, due to foreign exchange movements. PRO TV's local currency monetary assets and liabilities decreased by up to 74.1% during the three month period ended March 31, 1997, depending on the time they remained outstanding during the period. Nova TV's operating income, together with interest costs and minority interest in income, are approximately 5.1% lower than would be the case had the weighted average exchange rate during the three month period ended March 31, 1997 remained the same as during the three month period ended March 31, 1996.


RESULTS OF OPERATIONS


  The three months ended March 31, 1997 compared to the three months ended March 31, 1996



     The Company's net revenues increased by $5,910,000, or 25.4%, to $29,165,000, in the three months ended March 31, 1997 from $23,255,000 in the three months ended March 31, 1996. Of this increase, $4,983,000, or 84.3%, was attributable to PRO TV and POP TV. PRO TV and POP TV achieved net revenues of $4,947,000 and $2,671,000, respectively, for the three months ended March 31, 1997, reflecting increases of 219% and 146.4%, respectively, over the same period in 1996. This significant revenue growth is primarily the result of the growth in audience market share and the fact that PRO TV and POP TV have been able to convert their dominant audience shares into larger shares of their respective advertising markets.

     The change in Nova TV's net revenues reflects an increase in net revenues from advertising sales of $1,963,000, or 10.8% (16.4% measured in local currency), to $20,212,000, offset by a decline in other revenues (principally game show revenues) by $1,918,000. The higher advertising sales revenues are principally attributable to the growth in the advertising market and Nova TV's ability to consistently maintain a leading market share in a growing market. The decline in game show revenues is attributable to a current lack of suitably attractive game show partners. As a result, Nova TV's net revenues increased by $45,000, to $20,665,000 in the three months ended March 31, 1997 from $20,620,000 in the three months ended March 31, 1996.



     To a lesser extent, Videovox and Radio Alfa, with net revenues of $600,000 and $282,000, respectively, for the three months ended March 31, 1997, also contributed to the increase in the Company's net revenues. Videovox and Radio Alfa were not included in the Company's operations during the three months ended March 31, 1996.



     Total station operating costs and expenses increased $2,750,000, or 13.9%, to $22,482,000 in the three months ended March 31, 1997 from $19,732,000 in the three months ended March 31, 1996. The increase in total station operating costs and expenses is primarily attributable to PRO TV's and POP TV's achievement of full scale operations together with the inclusion of operating expenses of Videovox and Radio Alfa of $461,000 and $448,000, respectively. This increase was partially offset by a decrease in Nova TV's operating costs and expenses in the three months ended March 31, 1997 compared to the three months ended March 31, 1996.



     Station selling, general and administrative expenses increased $1,391,000, or 47.3%, to $4,329,000 in the three months ended March 31, 1997 from $2,938,000 in the three months ended March 31, 1996. This increase was primarily attributable to the increase in PRO TV's station selling, general and administrative expenses due to higher marketing expenses in order to maintain a leading market share. To a lesser extent, the increase was attributable to the fact that Videovox and Radio Alfa were not included in the Company's operations during the three months ended March 31, 1996.



     Corporate operating costs and development expenses for the three months ended March 31, 1997 and the three months ended March 31, 1996 were $4,575,000 and $3,091,000, respectively, an increase of $1,484,000, or 48%. As a percentage of net revenues, corporate operating costs and development expenses increased by only 2.4%, from 13.3% in the three months ended March 31, 1996 to 15.7% in the three months ended March 31, 1997. The increase was primarily attributable to the Company's increased scope of operations, the continued development of the Company's infrastructure, the Company's new operations in Poland and Ukraine and development activities in other countries.



     Amortization of goodwill and allowance for development costs was $1,997,000 and $100,000 in the three months ended March 31, 1997 and 1996, respectively. This increase is primarily attributable to amortization related to the Additional Nova TV Purchase and the 1997 Nova TV Purchase and, to a lesser extent, the amortization of goodwill and license acquisition costs related to investments in POP TV and Radio Alfa.



     As a result of the above factors, operating loss increased by $1,612,000, or 61.9%, to $4,218,000 in the three months ended March 31, 1997 from $2,606,000 in the three months ended March 31, 1996. This increase in operating loss was primarily attributable to increased corporate operating costs and development expenses and amortization of goodwill and allowance for development costs, offset in part by the increase in operating income of Nova TV and a decrease in operating losses of PRO TV and POP TV over the same period in 1996.



     Equity in loss of unconsolidated affiliates increased by $4,000,000 to $6,769,000 in the three months ended March 31, 1997 from $2,769,000 in the three months ended March 31, 1996. The increase reflects the addition of Markiza TV, TVN and Studio 1+1 Group to the Company's operations, in addition to the losses attributable to the Company's German operations in the three months ended March 31, 1997.



     Loss on impairment of investments in unconsolidated affiliates of $20,707,000 was a result of the write-down of the Company's investments in Germany. This write-down, together with losses incurred by the German operations during the three months ended March 31, 1997, has resulted in a total write-down of $24,281,000 in the Company's Consolidated Statements of Operations.

     Interest and other income increased $1,463,000, or 229.7%, to $2,100,000 for the three months ended March 31, 1997 from $637,000 for the three months ended March 31, 1996. The increase in interest income was primarily attributable to the investment of net cash proceeds from the Company's public offering of shares of Class A Common Stock completed in November 1996 (the "1996 Offering").



     Interest expense increased $1,167,000, or 115.9%, to $2,174,000 in the three months ended March 31, 1997 from $1,007,000 in the three months ended March 31, 1996. This is primarily attributable to interest expense incurred on the Czech koruna debt funding for the Additional Nova TV Purchase, partially offset by lower debt levels at Nova TV.



     The net foreign currency exchange loss of $2,071,000 in the three months ended March 31, 1997 is primarily attributable to the US dollar denominated liabilities of Nova TV, PRO TV and POP TV and the devaluation during this period of the Czech koruna, Romanian lei and Slovenian tolar against the dollar. Movements in these currencies during the three months ended March 31, 1996 were significantly less than in the corresponding period for 1997.



     Provision for income taxes was $1,911,000 for the three months ended March 31, 1997 and $2,004,000 for the three months ended March 31, 1996.



     Minority interest in loss of consolidated Subsidiaries was $762,000 in the three months ended March 31, 1997 and $394,000 in the three months ended March 31, 1996. This increase was primarily the result of the Additional Nova TV Purchase and the 1997 Nova TV Purchase, together with losses from PRO TV and POP TV.



     As a result of these factors, the net loss of the Company was $34,988,000 and $7,750,000 for the three months ended March 31, 1997 and 1996, respectively.


  1996 compared to 1995


     The Company's net revenues increased by $37,066,000, or 37%, to $135,985,000 in 1996 from $98,919,000 in 1995. This increase was primarily attributable to the increase in revenues of PRO TV and POP TV, which were operational for all of 1996 compared to one month in 1995, and the increase in Nova TV's net revenues. PRO TV and POP TV posted net revenues of $15,803,000 and $9,080,000 in 1996, respectively, and Nova TV's net revenues increased $10,937,000, or 11%, to $109,242,000 in 1996 from $98,305,000 in 1995. Nova TV's increase in net revenue was primarily attributable to the continued growth of the total advertising market in the Czech Republic and Nova TV's ability to maintain an audience share of 65% to 70%. To a lesser extent, Videovox, a Hungarian dubbing company purchased in May 1996, also contributed to the increase in the Company's net revenues with net revenues of $1,707,000 for 1996.


     Total station operating costs and expenses increased $32,559,000, or 62%, to $85,101,000 in 1996 from $52,542,000 in 1995. The increase in total station operating costs and expenses was primarily attributable to PRO TV, POP TV, and Videovox's total station operating costs and expenses which were $16,497,000, $12,764,000 and $1,213,000 in 1996, respectively, and, to a lesser extent, to an increase in Nova TV's total station operating costs and expenses of $4,684,000, or 9%, to $54,578,000 in 1996. The increase in Nova TV's total station operating costs and expenses is primarily the result of an enhancement in the production quality of self-produced programs necessary to maintain Nova TV's audience share.

     Station selling, general and administrative expenses increased $13,632,000, or 176%, to $21,357,000 in 1996 from $7,725,000 in 1995. This increase was primarily attributable to additional station selling, general and administrative expenses for PRO TV and POP TV. From 1995, Nova TV's station selling, general and administrative expenses increased by $3,714,000, or 67%, to $9,247,000 due to increased marketing efforts in 1996 and the write-off of bad debts in the fourth quarter of 1996 totaling $1,300,000, from co-producers of certain game shows broadcast on Nova TV.

     Corporate operating costs and development expenses for 1996 and 1995 were $15,782,000 and $10,669,000, respectively, increasing $5,113,000, or 48%. The increase was primarily attributable to the Company's increased scope of operations over the same period in 1995, which includes the Company's new operations in Poland, Ukraine, and Hungary, the launch of Markiza TV in August 1996 and development activities in other countries.

     Amortization of goodwill and allowance for development costs decreased $502,000, or 15%, to $2,940,000 in 1996 from $3,442,000 in 1995. The decrease was primarily the result of an allowance for development activities in Poland during 1995, partially offset by amortization related to the Additional Nova TV Purchase and, to a lesser extent, the amortization of goodwill and license acquisition costs related to investments in PRO TV and POP TV in December 1995.

     A stock compensation charge of $0 and $858,000 was recognized in 1996 and 1995, respectively. The stock compensation charge was related to shares granted to a former officer of the Company.

     The Company incurred $809,000 and $1,375,000 in capital registration taxes for 1996 and 1995, respectively.

     Operating income decreased $12,312,000, or 55%, to $9,996,000 in 1996 from $22,308,000 in 1995. The decrease in the Company's operating results was primarily attributable to operating losses of PRO TV and POP TV, and, to a lesser extent, increased corporate and development expenses, partially offset by the increase in operating income of Nova TV over the same period in 1995.


     Equity in loss of unconsolidated affiliates increased by $3,051,000, or 21%, to $17,867,000 in 1996 from $14,816,000 in 1995, primarily attributable to the launch of Markiza TV in August 1996, partially offset by reduced losses at FFF. The Company's share of the losses of Markiza TV for 1996 totaled $3,583,000. The Company's share of losses in PULS and FFF decreased by $1,045,000, or 8%, in 1996. The Company's share of losses in PULS, including goodwill amortization, for 1996 remained at approximately the same level despite the Company's increase in ownership from 48.5% at December 31, 1995 to 58% at December 31, 1996. In 1996, PULS began a new local programming format which resulted in reduced operating costs and slightly increased net revenues. In addition, losses at FFF have also decreased as a result of a similar change in its programming format and slightly increased net revenues.



     Interest and other income increased $1,638,000, or 132%, to $2,876,000 for 1996 from $1,238,000 in 1995. The increase in interest income is primarily attributable to the net cash proceeds from the 1996 Offering.


     Interest expense decreased $289,000, or 5.8%, to $4,670,000 in 1996 from $4,959,000 in 1995. This is primarily attributable to lower debt levels at Nova TV, including the early repayment of debt, during 1996 compared to 1995; partially offset by interest expense from debt incurred to make the Additional Nova TV Purchase.

     The foreign currency exchange loss of $2,861,000 in 1996 was primarily attributable to the US dollar denominated borrowings of PRO TV and POP TV and the devaluation during 1996 of the Romanian lei and the Slovenian tolar, respectively, against the dollar. Movements in these currencies in 1995 had less of an impact on the Company because PRO TV and POP TV commenced operations in December 1995.

     Provision for income taxes was $16,405,000 for 1996 and $16,340,000 for 1995. The income tax provision in 1996 and 1995 primarily related to income taxes payable in the Czech Republic on Nova TV's pre-tax profits which have increased due to higher operating income at Nova TV, offset by an income tax rate of 41% in 1995 and a lower income tax rate of 39% in 1996.


     Minority interest in income (loss) of consolidated Subsidiaries was $1,072,000 in 1996 and $6,491,000 in 1995. This decrease was primarily the result of the Additional Nova TV Purchase, together with losses for PRO TV and POP TV.


     Primarily as a result of these factors, the net loss of the Company was $30,003,000 and $18,736,000 for 1996 and 1995, respectively.

  1995 compared to 1994

     The Company's net revenues increased $45,353,000, or 85%, to $98,919,000 in 1995 from $53,566,000 in 1994. This increase was attributable primarily to the increase in advertising revenues earned by Nova TV as a result of growth in the television advertising market in the Czech Republic and, to a lesser extent, increased market share in that market. In addition, the increase in the 1995 figure was partially attributable to the fact that PRO TV and POP TV commenced broadcasting in December 1995. Since the Company has a non-controlling ownership interest in PULS and FFF, losses incurred by PULS and FFF are accounted for under the equity method and, therefore, no revenues are presented in respect of these entities.

     Station operating expenses increased $16,459,000, or 46%, to $52,542,000 in 1995 from $36,083,000 in 1994. As a percentage of net revenues, station operating costs and expenses decreased from 67% in 1994 to 53% in 1995. These expenses represent the costs associated with the operations of Nova TV, PRO TV and POP TV, including amortization of programming rights of $16,319,000 and $10,403,000 and depreciation of station assets and amortization of other intangibles of $7,251,000 and $3,773,000 for the years ended 1995 and 1994, respectively. The increase in station operating costs and expenses was primarily attributable to the expanding Nova TV operations and Nova TV broadcasting for the full year in 1995 compared with 11 months during 1994, as well as the launches of PRO TV and POP TV in December 1995. Station operating costs and expenses as a percentage of net revenues decreased due to revenues growing at a faster rate than such costs and expenses.


     Station selling, general and administrative expenses increased $1,716,000, or 29%, to $7,725,000 in 1995 from $6,009,000 in 1994. As a percentage of net revenues, station selling, general and administrative expense decreased from 11% in 1994 to 8% in 1995. This decrease in station selling, general and administrative expenses as a percentage of net revenues was a result of fixed costs being spread over a larger revenue base and certain start-up expenses associated with Nova TV early in 1994 not recurring in 1995, and was offset in part by the costs of operations of PRO TV and POP TV commencing in December 1995.


     Total corporate operating expenses in 1995 and 1994 were $10,669,000 and $3,699,000 respectively, increasing $6,970,000, or 188%. The increase was primarily attributable to the Company's increased scope of operations and the increased number of development projects in 1995. Amortization of goodwill and allowance for development costs increased $2,457,000 to $3,442,000 in 1995 from $985,000 in 1994. The increase was primarily due to additional development efforts in Poland, Romania and Slovenia.


     The non-cash stock compensation charge of $5,833,000 and $858,000 recognized in 1994 and in 1995, respectively, relates to shares and options granted to officers and employees of the Company. Under the terms of the Company's contracts with its former President, the Company issued 454,703 shares of Class A Common Stock to a trust nominated by him. Upon his departure in August 1995, 194,872 shares remained unvested. The Company and the former President agreed that 18,000 of these unvested shares would vest on December 31, 1996. In 1995, $858,000 was recognized as expense to account for the vesting of 64,958 shares under the original plan and the 18,000 unvested shares which remained eligible for vesting, all of which vested prior to December 31, 1996.


     Operating income increased $21,351,000 as the Company generated operating income before minority interest of $22,308,000 in 1995 compared to $957,000 in 1994. The overall increase in the Company's operating results was attributable to continued improved performance at Nova TV in the comparative periods.

     Equity in loss of unconsolidated affiliates increased $1,139,000, or 8%, to $14,816,000 in 1995 from $13,677,000 in 1994. The increase in losses was due to an increase in the Company's share of losses in PULS as a result of increased investment in PULS and the recognition of a full year of losses for FFF for 1995 compared to a partial year for 1994. The Company invested in FFF in April of 1994.

     Interest and other income increased $1,059,000 to $1,238,000 in 1995 from $179,000 in 1994. This increase was primarily attributable to the interest earned on the proceeds of issuance of common stock of the Company on October 13, 1994 and November 9, 1995.

     Interest expense increased $2,967,000 to $4,959,000 in 1995 from $1,992,000 in 1994. This increased interest expense was primarily due to interest on bank loans and a capital lease on the building at Nova TV for a full year in 1995 compared to a partial year for 1994, and partially to interest payments related to a loan from Ronald S. Lauder, the principal shareholder of the Company.

     Provision for income taxes was $16,340,000 in 1995 and $3,331,000 in 1994. The increase in 1995 income tax provision primarily relates to income taxes payable in the Czech Republic on Nova TV pre-tax profits which were $39,050,000 in 1995 and $10,276,000 in 1994.


     Minority interest in income of consolidated Subsidiaries was $6,491,000 in 1995 and $2,396,000 in 1994. This increase reflected the increased profitability of Nova TV, offset in part by losses for PRO TV and POP TV.



     The net loss of the Company was $18,736,000 and $20,505,000 in 1995 and 1994, respectively. The decrease in losses was attributable to the increased profits of Nova TV offset in part by increases in the Company's share of losses in PULS and FFF, higher development costs and the effect of increased station operating expenses and selling, general and administrative expenses resulting from the launches of PRO TV and POP TV in December 1995.


LIQUIDITY AND CAPITAL RESOURCES


     Net cash used in operating activities was $2,660,000 in the three months ended March 31, 1997, compared to cash provided by operating activities of $1,821,000 in the three months ended March 31, 1996. The increase in net cash used for operating activities for the three months ended March 31, 1997 was primarily the result of a higher operating loss and increased payments of accounts payable, partially offset by an increase in income and other taxes payable.



     Net cash used in investing activities was $10,601,000 in the three months ended March 31, 1997 compared to $13,204,000 in the three months ended March 31, 1996. The decrease is primarily attributable to a reduction in capital expenditures from levels during the start-up of PRO TV and POP TV in 1996. In addition, the Company's investment in marketable securities during the three months ended March 31, 1997 decreased compared to the same period in 1996. Furthermore, investment in unconsolidated affiliates and development costs decreased by $3,134,000 in the three months ended March 31, 1997 compared to the same period in 1996. This was a result of lower funding requirements for the German operations and the reduction of development costs related to Markiza TV.



     Net cash used in financing activities for the three months ended March 31, 1997 was $5,123,000 compared to $5,735,000 for the same period in 1996. The decrease was primarily due to a repayment of advances from affiliates during the three months ended March 31, 1996. No advances were repaid in the three months ended March 31, 1997.



     The Company's operations to date have been financed primarily through public offerings of shares of Class A Common Stock completed in October 1994 (the "IPO"), November 1995 and the 1996 Offering, which raised net proceeds of approximately $68,800,000, $86,600,000 and $143,600,000, respectively. Prior to the IPO, the Company relied on Ronald S. Lauder and entities controlled by or affiliated with him for capital in the form of both debt and equity financing.



     Primarily as a result of the 1996 Offering, the Company had cash of $59,553,000 at March 31, 1997 ($78,507,000 at December 31, 1996) and marketable securities of $2,858,000 at March 31, 1997 ($2,896,000 at December 31, 1996)
available to finance its future activities.



     In May 1997, Nova TV declared a total dividend of Kc 495,000,000 ($15,278,000) of which the Company was paid Kc 150,150,000 ($4,634,000) in June
1997 and will be paid Kc 231,000,000 ($7,130,000) in November 1997. The remaining Kc 113,850,000 ($3,514,000) is to be paid to minority shareholders.



     The Company has made, and will continue to make, investments to develop broadcast operations in Central and Eastern Europe. The Company is currently further developing broadcast operations in Ukraine and Poland. The Company's cash needs for those investment activities may exceed cash generated from operations, resulting in external financing requirements.



     To finance developments, PULS received investment grants in an aggregate amount of DM8,544,000 ($4,910,000) from a German public bank in 1993. These grants were guaranteed by a wholly owned Subsidiary of the Company. As a result of the bankruptcy proceedings initiated by PULS, no assurance can be given that the bank will not seek repayment of all or part of the investment grants from the guarantor. See "Business -- Litigation."



     The Company is currently negotiating the acquisition of an additional interest in Nova TV from certain of the partners of CET 21, including Vladimir Zelezny, the General Director of Nova TV.



     On August 1, 1996, the Company entered into the Additional Nova TV Purchase for the purchase of CS's 22% economic interest and virtually all of CS's voting rights in Nova TV for a purchase price of Kc 1 billion ($30,864,000). The Company also entered into a loan agreement with CS to finance 85% of the purchase price. The remainder of the purchase price Kc 150,000,000 ($4,630,000) was paid by the Company on November 15, 1996 out of the Company's cash balances. The loan from CS was drawn in August 1996 and in April 1997 in the amounts of Kc 450,000,000 ($13,889,000) and Kc 400,000,000 ($12,346,000), respectively, to fund purchase payments due at those times, and the loan bears an annual interest rate of 12.9%. Quarterly repayments on the loan are required in the amount of Kc 22,500,000 ($694,000) during the period from November 1997 through November 1998, Kc 42,500,000 ($1,312,000) during the period from February 1999 through August 2002, and Kc 20,000,000 ($617,000) during the period from November 2002 through November 2003.



     CME, CME BV and certain of CME's other Subsidiaries entered into a loan facility with ING on July 11, 1997 pursuant to which ING agreed to provide CME BV with a bank loan of up to $25 million (the "ING Bridge Facility"). The ING Bridge Facility bears interest at a per annum rate equal to LIBOR plus 1.6% and matures on the earlier of October 31, 1997 and the consummation of the Offering. The ING Bridge Facility is secured by pledges of the shares of CME BV and certain of CME's other Subsidiaries. The ING Bridge Facility also contains affirmative and negative covenants, including limitations on additional borrowing, financial covenants (such as consolidated indebtedness to consolidated net worth), and restrictions on merger, sale or transfer of assets. As of July 21, 1997, $10 million was outstanding under the ING Bridge Facility. A portion of the proceeds from the Offering will be used to repay the ING Bridge Facility. In connection with the ING Facility, the Company has agreed to a term sheet with ING for the Proposed ING Credit Facility, a $35 million secured revolving credit facility, which is anticipated to have a term of up to three and one-half years which will be available to fund working capital requirements, as well as operating and capital expenditures. Such facility is expected to be incurred by a Subsidiary. The availability of such facility is subject to definitive documentation and satisfaction of various conditions.



     The Company expects that Nova TV's future cash requirements will continue to be satisfied through operating cash flows and available borrowing facilities. As of March 31, 1997, Nova TV had two loan facilities with CS. The first facility consisted of a long term loan due on December 30, 1999 in the principal amount of Kc 120,000,000 ($3,704,000) as of March 31, 1997, and bore interest at a rate of 2.5% over the bank's prime rate. Principal payments of Kc 60,000,000 ($1,852,000) were due each year on this facility. In February 1997, Nova TV paid the Kc 60,000,000 ($1,852,000) due on this facility and the remainder of the loan was repaid in April 1997. The second facility is a line of credit, obtained in October 1996, for an amount up to Kc 250,000,000 ($7,716,000) bearing interest at a rate 0.5% over Prague Interbank Offer Rate ("PRIBOR"). The second facility, which is secured by Nova TV's equipment, vehicles and receivables, was unutilized at March 31, 1997.



     In June 1997, CEDC Praha s.r.o. ("CEDC Praha"), which owned the facility that Nova TV uses as its main studios and principal offices (the "Nova Facility"), terminated the capital lease pursuant to which CEDC Praha leased the Nova Facility to Nova TV, and entered into an agreement with Nova TV pursuant to which (i) CEDC Praha assigned the Nova Facility to Nova TV, and (ii) Nova TV assumed CEDC Praha's obligations under a loan from CS (the "CS Loan"), which was secured by a mortgage on the Nova Facility. The CS Loan provides for quarterly payments of Kc 16,500,000 ($509,000), plus interest equal to CS's prime rate plus 1.5%, to be paid through December 1999. As of June 1997, the outstanding balance under the CS Loan was Kc 159,000,000 ($4,907,000).



     PRO TV has two borrowing facilities with Tiriac Bank in Romania which were obtained in July 1996. The first facility consists of a $2,000,000 line of credit substantially payable by July 31, 1997. The line of credit bears interest at a rate of 5% over LIBOR (5.72% at March 31, 1997). At March 31, 1997, $1,999,000 was borrowed under this facility. The second facility is a long-term loan for $4,000,000 due July 31, 2001. The long-term loan bears interest at 5% over LIBOR (5.72% at March 31, 1997) and is to be repaid in installments starting July 31, 1997. At March 31, 1997, $3,854,000 was borrowed under this facility. These facilities are secured by PRO TV's equipment and vehicles. Notwithstanding these borrowing facilities, the Company believes that it will be required to provide additional funding to PRO TV in 1997.



     The laws under which the Company's currently operating Subsidiaries and affiliates are organized provide generally that dividends may be declared by the partners or shareholders out of yearly profits subject to the maintenance of registered capital, required reserves and after the recovery of accumulated losses. In the case of the Company's Dutch and Netherlands Antilles Subsidiaries, the Company's voting power is sufficient to compel the making of distributions. The Company's voting power is sufficient to compel Nova TV to make distributions. In the case of PRO TV, distributions may be paid from the profits of PRO TV subject to a reserve of 5% of annual profits until the aggregate reserves equal 20% of PRO TV's registered capital. A majority vote can compel PRO TV to make distributions. There are no legal reserve requirements in Slovenia. In the case of Markiza TV, distributions may be paid from net profits subject to an initial reserve requirement of 10% of net profits until the reserve fund equals 5% of registered capital. Subsequently, the reserve requirement is equal to 5% of net profits until the reserve fund equals 10% of registered capital. The Company's voting power in Markiza TV is not sufficient to compel the distribution of dividends. In the case of Federation and TVN in Poland, there are no legal reserve requirements with respect to distributions. The Company does not have sufficient voting power in Federation or TVN to compel the making of distributions. In general, the laws of countries where the Company is developing operations contain restrictions on the payment of dividends.



     Except for the Company's working capital requirements, the Company's future cash needs will depend on the Company's financial performance and its future acquisition and development decisions. The Company is actively engaged in the development of additional broadcast operations and investing in existing broadcasting companies throughout Central and Eastern Europe. The Company incurs certain expenses in identifying and pursuing broadcast opportunities before any investment decision is made. The Company anticipates making additional investments in other broadcast operations, supplemented by capital raised from local financial strategic partners as well as local debt and lease financing, to the extent that it is available and appropriate for each project.



     The Company believes that the net proceeds from the Offering, together with its current cash balances, cash from Nova TV, the Proposed ING Credit Facility, and local financing of broadcast operations and broadcast operations under development should be adequate to satisfy the Company's operating and capital requirements for 12 to 18 months for both its current operations and operations under development.



     Statements made in this section, "Liquidity and Capital Resources," regarding future investments in existing television broadcast operations and the development of new television broadcast operations (including the amount and nature thereof), business strategies and the future need for additional funds from outside sources, are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Important factors that contribute to such risks include the Company's success in obtaining additional broadcast licenses, the cost of developing these opportunities into television broadcast operations, the ability to acquire programming, the ability to attract audiences, the rate of development of advertising markets in these countries and general market and economic conditions in these countries as well as the factors set forth under "Risk Factors."

                                    BUSINESS

GENERAL


     The Company is the leading commercial television company in Central and Eastern Europe. The Company has developed and currently operates the leading national private television stations and networks, as measured by audience share within their respective areas of broadcast reach, in the Czech Republic, the Slovak Republic, Slovenia and Romania. The Company also recently commenced broadcasting in Ukraine and southern Poland and plans to launch a television network in Poland and develop broadcasting operations in Hungary. The Company's television studios, production facilities and editing suites at its national television stations produced approximately 12,000 hours of original programming in 1996 to support the Company's broadcasting operations, making it the largest private producer of local television programming in Central and Eastern Europe. To complement its commercial television activities, the Company also has interests in national radio stations and is increasingly active in program rights distribution and other media services.



     In each market in which it operates, the Company's objective is to develop a strong local identity for its television stations and networks by emphasizing independent news and local reporting, introducing programming and production techniques from the United States and Western Europe and, in particular, establishing each of its operations as a joint venture with a recognized and respected local partner. The Company believes that this approach gives it a competitive advantage over public and other private television stations in the Central and Eastern European markets and makes its stations more appealing to local audiences and commercial advertisers.



     The Company's current television stations and networks, which reach an aggregate of approximately 90 million people in seven countries, consist of the following:



                                                                            BROADCAST
        STATIONS AND NETWORKS              TERRITORY       POPULATION(1)    REACH(2)     ECONOMIC INTEREST
--------------------------------------  ----------------   -------------    ---------    -----------------
Nova TV...............................  Czech Republic          10.3           10.1            93.2%
PRO TV................................  Romania                 22.7           13.6            77.5%(3)
POP TV................................  Slovenia                 2.0            1.6            85.3%
Markiza TV............................  Slovak Republic          5.4            4.2            80.0%
Studio 1+1 Group......................  Ukraine                 52.1           49.5            50.0%
TV Wisla(4)...........................  Poland                  38.6            7.8            25.2%
                                                              ------        ---------
  Central and Eastern Europe Total....                         131.1           86.8
German Local Stations:
Nuremberg Station.....................  Nuremberg                1.2            1.2            37.4%
Leipzig Station.......................  Saxony                   0.7            0.7            16.7%
Dresden Station.......................  Saxony                   1.1            1.1            16.7%
                                                              ------        ---------
  Germany Total.......................                           3.0            3.0
                                                              ------        ---------
          Total.......................                         134.1           89.8
                                                           ==========       =======


---------------


(1) Lists the population in millions.



(2) "Broadcast Reach" measures the number of people in millions reached by the Company's stations and networks.



(3) The Company's partners in Romania hold options to purchase equity in MPI from the Company which, if exercised, could reduce the Company's equity interest to not less than 66%.



(4) The Company and ITI, its partner in TVN, expect to launch a network in Poland in the fourth quarter of 1997 which is expected to have an initial broadcast reach of approximately 22.9 million people and in which the Company will have a 50% direct interest and a 5% indirect economic interest.


OPERATING ENVIRONMENT

     Private commercial television stations (those which derive the majority of their revenues from the sale of advertising) generally began broadcasting in the United States in the 1940s, in parts of Western Europe in the

1950s, but not until the 1980s in Germany and the 1990s in Central and Eastern Europe. Commercial television has become an important medium for advertisers in the more developed advertising markets. For example, in 1996 television advertising expenditures totaled $38 billion in the United States and an aggregate of $23 billion in the 16 countries in Western Europe. The Company believes that, over time, television advertising expenditures in Central and Eastern European countries, which are relatively low, will follow a pattern of development similar to that of Western Europe and the United States.


     The following table and chart set forth (i) the population and number of TV households for those countries of Central and Eastern Europe where the Company is focusing its efforts and (ii) the recent growth in television advertising expenditures in certain of those countries.


                            COUNTRY                      POPULATION(1)     TV HOUSEHOLDS(2)
        -----------------------------------------------  -------------     ----------------
                                                                   (IN MILLIONS)
        Czech Republic.................................       10.3                4.0
        Romania........................................       22.7                6.7
        Slovenia.......................................        2.0                0.6
        Slovak Republic................................        5.4                1.8
        Ukraine........................................       52.1               17.3
        Poland.........................................       38.6               12.3
        Hungary........................................       10.2                3.8
                                                            ------              -----
                  Total................................      141.3               46.5
                                                         ==========        =============


---------------

(1) Source: Economist Intelligence Unit Limited, December 1996.


(2) Source: Zenith Media, January 1997, except for Ukraine: CIT Publications, May 1997. A TV Household is a residential dwelling with one or more television sets.

                          TV ADVERTISING EXPENDITURES


[CHART SHOWING ADVERTISING EXPENDITURES IN AREAS OF CENTRAL AND EASTERN EUROPE IN WHICH THE COMPANY CONDUCTS OPERATIONS OR IS DEVELOPING BROADCAST OPERATIONS]

Note: Romania, Slovenia and Ukraine data not available for certain years.
---------------


(1) Sources: DDB Needham Worldwide A.S. Praha Advertising, IP Prague and Company estimates.



(2) Sources: Plus Advertising and Company estimates.



(3) Sources: DDB Needham Worldwide A.S. Praha Advertising, IP Bratisliava and Company estimates.



(4) Sources: M&M Magazine, Mediana Research and Company estimates.



(5) Sources: IP Arbo and Company estimates.



(6) Sources: Company estimates.



     The Regional Agreement for European Broadcasting Area of 1961 allocates television broadcast frequencies to each country. Access to the available frequencies is controlled by regulatory agencies in each country. New awards of licenses to broadcast on these frequencies occur infrequently. Also, if any Central or Eastern European country in which the Company operates becomes a member of the European Union, the Company's broadcast operations in such country would be subject to any content regulations which the European Union might establish. The Company is aligning its broadcast operations with the anticipated European Union regulations. The Czech Republic, Hungary, Poland and Slovenia are being considered for admission to the European Union.


  Czech Republic


     The Czech Republic is a parliamentary democracy of approximately 10.3 million people, which the Company believes has developed a stable market economy. Prior to 1992, television advertising in the Czech Republic was limited to two public channels. Currently, there are four over-the-air television stations in the Czech Republic: two public stations which reach 98% and 83% of the population, respectively, and two private commercial stations, Nova TV and Prima TV, which reach 99% and 55% of the population, respectively. Since the onset of privatization activities in 1992, the television advertising market in the Czech Republic has expanded rapidly to approximately $165 million in 1996, according to the Company's estimates. The Czech media law, originally adopted in 1991, and revised in 1996 and 1997, allowed for the creation of Nova TV and generally permits up to 10% of its broadcast time to be used for advertising compared with 1% of broadcast time on each public channel. It is currently estimated that 60% to 70% of the Czech population watches television at some point during prime time hours, compared with 60% of the population of the United States.


  Romania


     Romania is a parliamentary democracy of approximately 22.7 million people, making it one of the largest markets in Central and Eastern Europe. Approximately 89% of Romanian households have television, and cable penetration is approximately 31%. According to the Company's estimates, television advertising totaled approximately $45 million in 1996. In 1992, the National Commission for Audio-Visual (the "Romanian Media Commission") was established to grant broadcast licenses and regulate television, radio and cable. Currently, there are two public stations and two private stations competing with PRO TV. Of the public stations, TVR1 reaches virtually the entire Romanian population and TVR2 reaches 50%. The two primary private competitors, Antena 1 and Tele 7ABC, reach approximately 50% and 40% of the population, respectively. Private broadcasters, such as PRO TV, cannot use more than 20% of their broadcast time in any one hour for advertising, subject to an overall limit in advertising of 15% of total daily broadcast time, as compared to public broadcasters which are permitted to use only up to 7.5% of their time for advertising. PRO TV has a broadcast reach of approximately 60% of the Romanian population.


  Slovenia


     Slovenia is a parliamentary democracy of 2.0 million people and had an estimated per capita GDP of approximately $8,600 in 1996, the highest among the former Eastern bloc countries. Approximately 97% of Slovenian households have television. According to the Company's estimates, television advertising increased 17% in 1996 to $35 million, and represented approximately 32.5% of total advertising expenditures. The POP TV network stations operate under licenses regulated pursuant to the Law on Public Media adopted in 1994 and pursuant to the Law on Telecommunications adopted in 1997. Private broadcasters are permitted to use up to 20% of their broadcast time for advertising compared to 15% on public stations. Currently, there are two public stations and two private stations in Slovenia competing with the POP TV network. POP TV has a broadcast reach of approximately 80% of the Slovenian population. Historically, the Slovenian television market has been dominated by one of the public stations, SLO 1, which reaches 97% of the Slovenian population. In addition, cable television penetration in Slovenia is at a relatively high 32%.


  Slovak Republic


     The Slovak Republic has a population of 5.4 million and 99% of households have television. The economy of the Slovak Republic has recently begun to respond to economic reform, with estimated GDP growth of 6.8% in 1996. The Company believes that as a market economy develops in the Slovak Republic, television advertising spending has the potential to grow significantly. Television advertising increased 50% in 1996 to $39 million, according to the Company's estimates, yet television advertising spending per capita in the Slovak Republic in 1996 still was less than half of that of the Czech Republic. The license under which Markiza TV operates is regulated pursuant to the Act on Radio and Television Broadcasting. Currently, there are two national public stations which compete with Markiza TV, each of which reach 98% of the population of the Slovak Republic. Markiza TV has a broadcast reach of approximately 79% of the Slovak population.


  Ukraine


     Ukraine, a parliamentary democracy of 52.1 million people, is the largest market served by the Company. Approximately 92% of Ukrainian households have television, and cable penetration is approximately 4%. Although television advertising in Ukraine was only $21 million in 1996 according to the Company's estimates, the Company expects that Ukraine's television advertising market will grow rapidly as Ukraine develops an economy that fosters competition among providers of goods and services. The Studio 1+1 Group is permitted to use up to 15% of its broadcasting time for advertising and has a broadcast reach through UT-2 of 95% of Ukraine's population.


  Poland


     Poland is a parliamentary democracy of 38.6 million people and had an estimated per capita GDP of approximately $3,500 in 1996. Poland has the largest television advertising market of the former eastern bloc countries, other than Russia, with $385 million of television advertising expenditures in 1996, as estimated by the Company. The Company estimates that television advertising expenditures increased by 15% in 1996 from 1995. Approximately 98% of Polish households have television, and cable and satellite penetration are 20% and 14%, respectively. Competition in Poland consists of two national public broadcast channels, TVP1 and TVP2, with broadcast reaches of 98% and 97% of Poland's population, respectively; Polsat, the largest private broadcaster, with a broadcast reach of 84%; and 18 public and private regional channels. TV Wisla currently has a broadcast reach of approximately 21% of the Polish population. The stations affiliated with the TVN Network are expected to have an initial reach after launch of approximately 60% of the population. Restrictions on advertising provide that public advertising on TV Wisla may not exceed 15% of daily broadcasting time and 12 minutes in any one hour.


  Germany


     Germany is currently Europe's largest television advertising market with television advertising expenditures of approximately $4.9 billion in 1996. In 1984, legislation was enacted which permitted the expansion of private national television stations and which reduced restrictions on advertising on private television stations. Since that time, television broadcasting in Germany has been conducted primarily by several well-established public and private national stations. Until 1993, there were no privately owned regional television stations in Germany. Efforts to broadcast television on a regional basis were limited to
(i) ARD, one of the public networks, which, in addition to their joint nationwide program provide programs intended for regional reception and (ii) the inclusion on certain national television broadcast stations of a program segment of 30 to 45 minutes in length in the early evening which focuses on a particular region's news and events. As a result, television advertising has been purchased and broadcast primarily on a national basis.



     In 1993, certain of the 16 German states began to award private regional broadcasting licenses, such as those awarded to operate the Nuremberg Station, the Leipzig Station and the Dresden Station (collectively, the "German Stations"). Licenses to broadcast regional television have been awarded to other broadcasters in Munich, Hamburg and Berlin.



BUSINESS STRATEGY



     The Company's strategic objective is to strengthen its position as the leading developer and operator of national commercial television stations and networks in Central and Eastern Europe by leveraging its operating, financial and political expertise to achieve continued growth in revenues and profitability in all of its existing broadcast operations and to invest in, develop and operate additional television broadcast operations and related media businesses. The Company seeks to benefit from the expanding television advertising markets in the region, which have realized rates of growth that are significantly higher than those of the economies of the region as a whole in recent years, as advertisers have increasingly relied on television to reach mass market audiences. The Company will continue to assess opportunities to develop new national television stations and networks in countries where it believes it can achieve a market-leading position through early market entrance and broadcasting expertise. The Company also seeks to strengthen its existing operations through the development of second television channels and by continuing to develop its local production and distribution services to serve its own stations and networks as well as those of third parties. Key elements of the Company's strategy include:



     - BEING AN EARLY MARKET ENTRANT. The Company strives to be an early market entrant to establish national and regional television broadcast operations in attractive regions of Central and Eastern

       Europe and to capitalize on the benefits of early market entry by expanding its existing operations into broadcasting support services and other complementary activities. These markets present opportunities for the Company to compete where advertising expenditures have been experiencing high rates of growth. The Company believes there are significant advantages to being an early entrant in these markets, including securing one of the limited frequencies available to broadcasters in the countries of the region and being the first to establish strong local production capabilities by drawing on the limited resources available in the individual markets. The Company also believes early entrants have the opportunity to establish significant market share by developing viewer loyalty and station identity, as well as good relationships with advertisers, before competitors commence significant operations. In Central and Eastern Europe, early entrants also have the opportunity to acquire exclusive rights to top international programming for their respective markets.



     - CREATING ALLIANCES WITH LOCAL STRATEGIC PARTNERS. A key element of the Company's investment and operating strategy is to develop each of its stations and networks through a strategic alliance with a strong local partner who understands the political and business environment as well as the local broadcasting market. The Company believes that such local alliances ensure that each operation is responsive to local tastes and interests and hence maximizes audience share and advertiser appeal. This approach is also consistent with the objectives of local licensing authorities, which the Company believes will enhance the likelihood that the Company or its local strategic partners will be awarded and retain broadcast licenses.



     - BROADCASTING PROGRAMMING ATTRACTIVE TO A LARGE TARGET AUDIENCE. The Company's strategy is to create and acquire programming that appeals to the largest possible audience. In particular, the Company's programming strategy is designed to attract the youthful and lifestyle-oriented viewers most sought after by advertisers, which has enabled most of the Company's stations and networks to consistently capture shares of national television advertising revenues that exceed their respective audience shares. To this end, the Company broadcasts a mix of locally and internationally produced movies, series, talk shows, variety shows and news which appeal to a mass market audience. The Company believes broadcasting a significant amount of locally produced programming and developing a distinctive independent news program gives a strong local identity to its broadcast operations, increases audience share and appeals to the desires of the local regulatory authorities. The Company complements its local programming by building and maintaining an extensive library of exclusive programming rights to popular films and television series produced by the world's leading studios, including Paramount Pictures, Sony Pictures, Twentieth Century Fox and Warner Bros. The Company utilizes "western style" production techniques, employs lively program formats, and utilizes modern broadcast equipment to provide high quality programming to its television audiences.



     - MAXIMIZING BROADCAST REACH WITHIN LICENSED TERRITORIES. The Company seeks to maximize its potential broadcast reach, thereby increasing the attractiveness of its programming to advertisers. In each area where the Company's and its affiliate stations do not reach the entire population, the Company seeks to create the largest possible network for its programming and to distribute it through local broadcasters, cable systems and other distribution systems. For example, in Romania, which does not have a well-developed "terrestrial" or "over-the-air" television distribution system, the Company employs satellite technology to distribute programming to affiliate stations. To serve Romania and other markets, the Company has obtained a 12-year lease on the Satellite Transponder, which is scheduled to be operational in the fourth quarter of 1997. When the Satellite Transponder becomes operational, the Company will have the capacity to distribute up to five distinct channels simultaneously without the necessity of building a potentially costly link system in those countries.



     - LEVERAGING EXPERTISE AND CRITICAL MASS. The Company currently broadcasts to approximately 90 million people in seven countries and is developing or exploring operations in several other countries, including Hungary, the Balkan and the Baltic regions and in certain countries in the Commonwealth of Independent States. The Company believes it has accumulated significant expertise in developing and operating broadcast networks and their support services in Central and Eastern Europe and is beginning to benefit from synergies among the Company's various operations. For example, the

       Company is considering launching second television channels in certain countries where it currently has broadcast operations to take advantage of its large program libraries and existing operations in order to enhance its overall audience share, and has also begun to gain greater leverage in its purchasing, programming, news gathering and production abilities. In order to benefit further from its strategic position, the Company intends to develop related media businesses which serve both affiliated and unaffiliated broadcasters, and intends to market certain production services to producers and broadcasters in Western Europe and the United States, where programming and production costs are generally higher than in Central and Eastern Europe.



     - EMPLOYING A DEDICATED TEAM OF EXPERIENCED PROFESSIONALS. The Company relies on its senior management team to identify and pursue investment opportunities as well as to lead the Company through complex licensing processes, seek broadcast rights, and develop and operate its businesses in markets of Central and Eastern Europe. Leonard M. Fertig, President and Chief Executive Officer of the Company, has been active in obtaining broadcast licenses for the Company and its strategic partners in Central and Eastern Europe since 1991. Ronald S. Lauder, Chairman and founder of the Company, has been involved actively in the region for many years and continues to play an important role in the Company's activities. The Company believes its management and dedicated licensing team provide a competitive advantage in obtaining broadcast rights. The Company also employs experienced operating and financial managers and accesses international technology, programming and funding to promote the successful development and management of its broadcast operations.



     - INTEGRATING LOCAL OPERATIONS. In order to maximize potential returns and to capitalize on other opportunities, particularly in its larger more competitive markets, the Company intends to expand beyond television broadcasting into related services where the advantages of being an early market entrant can also be realized and significant synergies exist. For example, the Company has established significant local production capabilities in each country of operation, and is continuing to review opportunities in radio, program rights distribution and other media-related services.



CORPORATE OPERATIONS



     The Company has a central service organization which provides each broadcast operation with a central resource, particularly in the start-up or early development phase of any project. The service functions provided from offices in London, Prague, Moscow and Amsterdam include the following:



  Development



     CME Development Corporation ("CMEDC") provides services to the Company to assist it in managing the growth of its current operations, expanding its operations into new strategic markets, forming potential joint ventures and strategic alliances and executing acquisitions. CMEDC also assists the Company in identifying attractive markets for expansion as well as local partners in such markets, determines the vehicles through which, as well as the manner in which, the Company will enter such markets and oversees the implementation of these plans.



  Programming Services



     Through CME Programming Services, Inc. ("CMEPS"), the Company provides an array of program-related services to its television operations in Central and Eastern Europe, including program acquisition, production, distribution (including satellite transmission), promotion, schedule advisory services and coordination of viewer research. Currently, CMEPS assists the Company's broadcast operations and broadcast operations under development in obtaining programming from American and Western European film and television studios. As the Company expands its broadcast operations in Central and Eastern Europe, the Company intends to use CMEPS to reduce overall program costs by centralizing the purchase of rights to films and programming on a regional basis, which the Company believes will provide it significant advantages with international studios relative to national competitors. CMEPS will also assist the Company in creating a program exchange service among the Company's broadcast operations and will assist the Company in providing opportunities for co-production and co-financing of programming among these broadcast operations. In addition, CMEPS advises the Company's broadcast operations in connection with locally produced programming.



  Advertising Sales



     The Company's advertising sales department initiates, develops and maintains relationships between individual stations and networks and multinational advertisers and advertising agencies. The advertising sales department also provides the Company's stations and networks with advertising sales training and marketing, pricing and operational expertise.



  Other



     The Company provides technical expertise and support relating to broadcasting and transmission for all of its operations. The Company also provides certain centralized financial and legal services for all of its broadcast operations, including financial planning and analysis, cost control and network management.


OPERATIONS IN THE CZECH REPUBLIC: NOVA TV

  General


     Nova TV is the leading commercial television operator in the Czech Republic, broadcasting pursuant to a 12-year license awarded in February 1993. Nova TV's signal reaches 99% of the Czech Republic's population of approximately
10.3 million, including approximately 4 million TV households. Nova TV generated $109.2 million and $20.7 million in net advertising revenues in 1996 and in the first quarter of 1997, respectively.



     By adopting a different programming strategy to that historically followed by public television stations, including a mix of locally produced news and entertainment formats and film and television series acquired from international distributors, Nova TV has built and maintained significant market share during its first three years of operations. According to independent surveys undertaken by Rapid Dema, an independent polling agency, for the first five months of 1997, Nova TV achieved an overall 58% audience share of the Czech Republic television market. Audience share represents the percentage of televisions turned on at a particular time which are tuned to a particular television station.


  Programming


     Nova TV's programming strategy is to appeal to a mass market audience. The station broadcasts for 19 hours daily, including locally produced news, sports (including exclusive coverage of the Czech Republic's national soccer league), variety shows and other programming, as well as a broad range of popular films and series from international distributors. In 1996, Nova TV produced approximately 2,500 hours of original local programming, which primarily consists of a daily breakfast show, news broadcasts and news related shows, sports, game shows and music videos. In 1996, such original local programming produced by the Company, together with Czech films and other Czech origin programming, comprised approximately 41% of Nova TV's broadcast time.



     Nova TV has acquired exclusive broadcasting rights in the Czech Republic or in the Czech language, to a number of successful American and Western European programs and films (e.g., "Millennium," "X-Files," A Few Good Men, Interview With The Vampire) produced by such companies as Canal+, Paramount Pictures, Sony Pictures, Twentieth Century Fox, Walt Disney, Warner Bros., Metro Goldwyn Mayer/United Artists, Universal Pictures, NBC Enterprises and CBS International. Nova TV has the rights to broadcast over 4,500 internationally released films and approximately 23,000 television episodes during the next several years. Nova TV has agreements with CNN, Reuters and WTN to receive foreign news reports and film footage to integrate into its news programs. All foreign language programs and films are dubbed into the Czech language.

  Advertising


     Nova TV derives its revenues principally from the sale of commercial advertising time. In the Czech Republic most television advertising is sold through independent agencies and media buying groups. Nova TV currently serves over 200 advertisers, including such large multinational advertisers as Colgate-Palmolive, Jacobs Suchard, Procter & Gamble and Unilever. In 1996, no single advertiser accounted for more than 10% of Nova TV's revenues.



     In May 1997, the television association in the Czech Republic launched an initiative to gather data automatically on television viewing statistics. Metering devices commonly known as "people meters" have been placed in a representative number of television homes and the data collected is distributed to interested parties. The Company believes that the availability of detailed data on viewing patterns will enable it to market to multinational advertisers more effectively and potentially increase future advertising revenues. This is the first market in which the Company operates where such information is produced for advertisers.



     Nova TV is permitted to broadcast advertising for up to 20% of its broadcast time in any one hour, subject to an overall daily limit of 10% of broadcast time. In addition, up to 60 minutes per day of broadcast time may be used for "direct sales" advertising. Its primary competitor, CT1, a public television station, is restricted to 1% of daily broadcast time for advertising. The Council for Radio and Television Broadcasting in the Czech Republic (the "Czech Radio and Television Council") makes certain distinctions between private and public broadcasters. For example, private broadcasters, such as Nova TV, are permitted to interrupt programming with advertising, while public broadcasters may not. As the television advertising market in the Czech Republic continues to develop, the Company believes Nova TV is well positioned to capitalize on its much larger inventory of available advertising time and its ability to interrupt programming with advertising.


  Competition


     Nova TV competes principally with CT1 for audience, programming and advertising. Nova TV competes on a more limited basis with CT2, a public network of regional frequencies which reaches approximately 83% of the Czech Republic's population and Prima TV, a privately owned and operated television station serving approximately 55% of the country's population. There are no other significant television stations broadcasting Czech language programming to the Czech Republic. The Company believes that, for various technical, political and financial reasons, additional private national broadcast competition in the Czech Republic is unlikely in the near future.



     Limited competition for viewers also comes from local and foreign stations transmitted through cable and satellite television. Approximately 14% of all Czech Republic households currently have cable television and approximately 20% receive direct-to-home satellite television. The media authorities in the Czech Republic have licensed several companies to provide cable television services to the Czech Republic. The largest is Kable Plus, with over 325,000 subscribers. Czech authorities have required cable operators to carry all over-the-air broadcasting within their areas free of charge.


     Nova TV competes for revenues with other media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, telephone directory advertising and direct mail.

  Regulation


     Nova TV and the terms of the license pursuant to which it operates are regulated by the Czech Radio and Television Council pursuant to recently amended legislation. The license was granted by the Czech Radio and Television Council to CET 21 until 2005 under terms which require CET 21 to cooperate with the Company in operating Nova TV. CET 21 has given Nova TV the exclusive access to the use of the license.


     Under Czech legislation or the license pursuant to which Nova TV operates, Nova TV is required to comply with certain restrictions on programming and advertising, none of which the Company believes have had a material adverse effect on Nova TV.

     In addition to the restrictions discussed above under "-- Advertising," advertising is not permitted during children's programming or the evening news. Restrictions on advertising content include that (i) tobacco advertising is prohibited, (ii) advertising targeted at children before or after children's programming is prohibited if such advertising promotes behavior that would endanger the health, physical or moral development of children, (iii) advertising of alcoholic beverages is restricted but not prohibited, and (iv) members of the news department of Nova TV are prohibited from appearing in advertisements. There are also restrictions on the frequency of advertising breaks within a program.


OPERATIONS IN THE CZECH REPUBLIC: RADIO ALFA


     In February 1995, the Company entered into the first of a series of loan and consulting agreements with Radio Alfa, one of two private Czech Republic national radio broadcasters. The Company has advanced a total of approximately Kc107,000,000 ($3,302,000) in loans to Radio Alfa under these agreements. In addition to receiving interest under these loans, the Company receives a consulting fee equal to 60% of the pre-tax profits of Radio Alfa and provides management advisory services to the radio station. Recent changes in the Czech broadcasting regulations have allowed the Company to directly hold an equity interest in Radio Alfa. Since that time, the Company has purchased a 62% interest in Radio Alfa for a purchase price of Kc37,500,000 ($1,157,000). The Company has also paid Kc11,300,000 ($349,000) in order to purchase a Kc17,300,000 loan ($534,000) from one of the former shareholders of Radio Alfa. Certain of the Company's outstanding loans to, and interest in, Radio Alfa are convertible into an additional equity interest which, when combined with its current 62% interest, would give the Company an 83.7% interest in Radio Alfa.



     Radio Alfa, which was awarded a license in January 1993, had been operating as a "news/information" station with an audience share of approximately 5%. In October 1995, the Company relaunched Radio Alfa with a greater proportion of entertainment-driven programming. Audience share was approximately 9.5% for the first five months of 1997. Radio competition in the Czech Republic is provided by Czech public radio, one other national private radio station and over 40 local radio stations.



     The license for Radio Alfa expires in February 1999. Although the Company intends to reapply for the license, there can be no assurance that the license will be renewed. Radio Alfa also has a 50% interest in Media Marketing Services s.r.o. ("MMS"), which sells advertising time for radio stations throughout the Czech Republic, including Radio Alfa.


OPERATIONS IN ROMANIA: PRO TV

  General


     PRO TV is a national television broadcast network in Romania which was launched in December 1995 and which broadcasts its programming on, and sells advertising for, regional television stations operated under licenses held by PRO TV, SRL and Media Pro, SRL. PRO TV is operated through MPI, in which the Company has a 77.5% interest. PRO TV reaches approximately 60% of the Romanian population of 22.7 million, primarily in Romania's urban areas. PRO TV broadcasts from studios located in Bucharest via digitally encoded satellite signals which deliver programming to terrestrial broadcast facilities throughout Romania. To serve Romania and other markets, the Company has obtained a 12-year lease on the Satellite Transponder, which is scheduled to be operational in the fourth quarter of 1997. When the Satellite Transponder becomes operational, the Company will have the capacity to distribute up to five distinct channels simultaneously. The Company anticipates that PRO TV will be able to continue to increase its reach from current levels through utilizing additional regional licenses which have been granted to entities currently controlled by PRO TV, SRL and through affiliations with other local broadcasters and agreements with cable carriers. Independent research from Gallup Media in Romania shows that PRO TV is currently the top-rated television station in its broadcast area, with an average television viewer share of approximately 49% during prime time for the first five months of 1997.



     MPI also operates PRO FM, a radio network which is broadcast through owned and affiliated stations to approximately 9.2 million people in Romania.

  Programming


     PRO TV's programming strategy is to appeal to a mass market audience through a wide range of programming, including movies, comedies, dramatic series, talk shows, news and reports. PRO TV broadcasts 24 hours of programming daily except Monday, when PRO TV broadcasts for 18 hours. Approximately 26% of PRO TV's programming is comprised of locally produced programming, including, news, sports (including coverage of Romania's soccer league), a breakfast show and current affairs shows. In the fall of 1997, PRO TV intends to expand its locally produced programming and begin broadcasting locally produced game shows.



     PRO TV has secured exclusive broadcast rights in Romania to a large number of successful American and Western European programs and films (e.g., "Millennium," "Perfect Strangers," "Suddenly Susan," Home Alone, Dying Young) produced by such companies as CBS, Granada, Universal Pictures, Metro Goldwyn Mayer/United Artists, Paramount Pictures, Sony Pictures, Twentieth Century Fox, Warner Bros., Gaumont and BBC Worldwide. PRO TV's library includes approximately 2,000 feature films and over 6,400 television episodes. All foreign language programs and films are subtitled in Romanian. PRO TV also receives foreign news reports and film footage from Reuters and WTN to integrate into its news programs.


  Advertising

     PRO TV derives revenues principally from the sale of commercial advertising time, most of which is sold through independent agencies. Advertisers include large multinational firms such as Coca-Cola, Colgate-Palmolive, Daewoo, Henkel, Pepsi, Philip Morris, Procter & Gamble, Unilever and Wrigley.


     PRO TV is permitted to broadcast advertising for up to 20% of its broadcast time in any hour, subject to an overall daily limit of 15% of broadcast time. An additional 5% of broadcast time may be used for direct sales advertising. PRO TV's primary competitor, the public national station TVR 1, is restricted to 7.5% of daily broadcast time for advertising and a maximum of 10% during any one hour. Both private and public broadcasters are subject to restrictions on the frequency of advertising breaks, as well as on the advertising of tobacco and alcohol, but restrictions on public stations are more severe. For example, private broadcasters can insert advertising during news programs while public broadcasters cannot.


  Competition


     Prior to the launch of PRO TV, TVR 1 was the dominant broadcaster in Romania due to its coverage of 100% of the population, a popular news show and light entertainment programming. Other competitors include the second public national station, TVR 2, with a 50% broadcast reach, and privately owned Antena 1 and Tele 7 ABC, which reach approximately 50% and 40% of the population, respectively.



     Additional competitors include cable and satellite stations, which currently penetrate approximately 37% and 5% of the Romanian market, respectively. PRO TV competes for advertising revenues with other media, such as newspapers, radio, magazines, outdoor advertising, telephone directory advertising and direct mail.


  Regulation

     Licenses for the television stations which show programming provided by PRO TV and which broadcast advertising sold by PRO TV are regulated by the Romanian Media Commission. In addition to its terrestrial television licenses which have been granted for seven year periods expiring in 2001 and 2002, PRO TV has been granted a seven year license to broadcast via satellite.


     Under regulation established by the Romanian Media Commission, PRO TV and the stations which broadcast programming and advertising provided by PRO TV are required to comply with certain restrictions on programming and advertising. These restrictions include the establishment of a target of at least 40% of programming to be of Romanian origin for television operators such as PRO TV.



     In addition to the restrictions discussed above under "-- Advertising," regulations related to advertising content include (i) restrictions related to tobacco and alcohol advertising, (ii) advertising targeted at children or during children's programming must account for the overall sensitivity of that age group, and (iii) members of the news department of PRO TV are prohibited from appearing in advertisements. There are also restrictions on the placement of advertisements during programming.


  Recent Developments


     The Company owns a 95% equity interest in Unimedia, which owns a 10% equity interest in MobilRom. In December 1996, MobilRom was awarded one of two national GSM cellular telephone licenses in Romania, and in June 1997, MobilRom began operations in Bucharest and Romania's next seven largest cities. The Company does not anticipate exercising any managerial or operational control over MobilRom although one of the Company's employees serves on MobilRom's Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


OPERATIONS IN SLOVENIA: POP TV

  General


     POP TV is a national television broadcast network in Slovenia which provides its programming to, and sells advertising for, MMTV, Tele 59 and additional affiliates TV Robin and Euro 3. POP TV is operated through Pro Plus, in which the Company has an effective economic interest of 85.3%. In addition, the Company has a 10% interest in each of its two major Slovenian affiliate stations, MMTV and Tele 59. POP TV reaches approximately 80% of the population of Slovenia, including Ljubljana, the capital of Slovenia, and Maribor, Slovenia's second largest city. POP TV currently is negotiating affiliation agreements with other regional television broadcasters to expand its broadcast reach in Slovenia. Independent industry research shows that in the areas of Slovenia in which POP TV can be seen, the network had an average television viewer share of approximately 43% for the first five months of 1997, the largest share of television viewers in Slovenia.


  Programming


     POP TV's programming strategy is to appeal to a mass market audience through a wide range of programming, including movies, comedies, dramatic series, talk shows, news and sports. POP TV provides an average of 18 hours of programming daily. Approximately 28% of POP TV's programming is comprised of locally produced programming, including a nightly news program, a daily game show and a daily music chart show.



     POP TV has secured exclusive program rights in Slovenia to a large number of successful American and Western European programs and films (e.g., "X-Files," "ER," "Friends," The Bodyguard, Forever Young, Robin Hood: Prince of Thieves) produced by such companies as Twentieth Century Fox, Warner Bros., Metro Goldwyn Mayer/United Artists, Universal Pictures, Paramount Pictures, Sony Pictures, NBC Enterprises, CBS International and Polygram. POP TV's library includes over 2,300 feature films and over 8,000 television episodes. All foreign language programs and films are subtitled in Slovenian.



     To meet local license regulations, affiliates of POP TV broadcast locally produced programming.


  Advertising


     POP TV derives revenues principally from the sale of commercial advertising time. Historically, unlike the other markets in which the Company operates, the majority of commercial advertising has come from local as opposed to multinational firms. The Company believes that this is due, in part, to the limited number of multinational advertising agencies currently operating in Slovenia and that as the market develops, multinational firms which advertise extensively through the Company's broadcast operations in other Central and Eastern European countries will account for an increasingly larger share of the Slovenian advertising market. Current multinational advertisers include firms such as Coca-Cola, Henkel, Johnson & Johnson and Wrigley. Private commercial television stations are permitted to broadcast advertising for up to 20% of daily broadcast time compared with 15% for public television stations in Slovenia. Both private and public television broadcasters in Slovenia are subject to restrictions on the frequency of advertising breaks, as well as on the advertising of tobacco and alcohol.

  Competition


     Historically, the television market in Slovenia has been dominated by SLO 1, a national public television station. SLO 1 is entertainment oriented while the other national public station, SLO 2, focuses on sports programming and special events. SLO 1 reaches 100% of the Slovenian population, and SLO 2 reaches 95% of the Slovenian population. No national private television frequency has been made available in Slovenia. Two private television stations which compete with POP TV in Slovenia, Kanal A and TV3, have achieved a relatively small audience share, together less than 15%, due primarily to their low budget programming and lack of extensive news programming, which the Company believes are important contributors to attracting significant audience share.



     POP TV also competes with foreign television stations, particularly Croatian, Italian, German and Austrian stations. Cable penetration at 32% is relatively high compared with other countries in Central and Eastern Europe and approximately 32% of households have satellite dishes. In addition, POP TV competes for revenues with other media, such as newspapers, radio, magazines, outdoor advertising, telephone directory advertising and direct mail.



     In July 1996, the Company, together with MMTV and Tele 59, entered into an agreement to purchase a 66% equity interest in Kanal A, a privately owned television station in Slovenia in competition with POP TV. There is currently an injunction in effect preventing the completion of the Kanal A Agreement. See "Business -- Litigation."


  Regulation


     The licenses granted to POP TV's affiliate stations have been granted for 10-year terms expiring in 2003, with respect to licenses reaching 53% of the population, and in 2006 and 2007, with respect to the remaining licenses. Under Slovenian television regulations, POP TV and its affiliate stations are required to comply with a number of restrictions on programming and advertising. These restrictions include that 10% of the station's broadcast time must be internally produced programming, certain films and other programs may only be broadcast between 11:00 pm and 6:00 am, and POP TV news editors, journalists and correspondents must not reflect a biased approach toward news reporting.



     In addition to the restrictions discussed above under "-- Advertising," advertising is not permitted during news, documentary and children's programming which is not in excess of 30 minutes or during religious programming. There are also restrictions on the frequency of advertising breaks during films and other programs. Restrictions on advertising content include a prohibition on tobacco advertising and on the advertising of alcoholic beverages other than low alcohol content beer.


OPERATIONS IN THE SLOVAK REPUBLIC: MARKIZA TV

  General


     Markiza TV, in which the Company owns an 80% economic interest, was launched as a national television station in the Slovak Republic in August 1996. Markiza TV reaches approximately 79% of the Slovak Republic's population of 5.4 million, including virtually all of its major cities. The Company intends to increase Markiza TV's broadcast reach by adding additional transmitters or affiliates. According to independent industry research, Markiza TV had an average television viewer share of approximately 51% for its broadcast reach areas for the first five months of 1997.

  Programming

     Markiza TV's programming strategy is to appeal to a mass market audience. Markiza TV provides an average of 18 hours of programming daily. Approximately 47% of Markiza TV's programming is locally produced, including news, current affairs, game shows, variety shows and a weekly sitcom.


     Markiza TV has secured exclusive broadcast rights in the Slovak Republic to a large number of top rated United States and European programs (e.g., "NYPD Blue," "ER," "Friends," "Lois and Clark") produced by major studios including BBC, Universal Pictures, Twentieth Century Fox, Warner Bros., Sony Pictures, Metro Goldwyn Mayer/United Artists and Paramount Pictures. Markiza TV's library includes over 1,500 films and over 6,700 television episodes. All foreign language programming is dubbed in either Slovak or Czech. Markiza TV also receives foreign news reports and film footage from CNN, Reuters and WTN, which it integrates into Markiza TV's news programs.


  Advertising

     Markiza TV derives revenues principally from the sale of commercial advertising time. Advertisers include large multinational firms such as Henkel, Jacobs Suchard, Master Foods, Nestle, Procter & Gamble, Unilever and Wrigley. Private commercial television stations are permitted to broadcast advertising for up to 10% of total daily broadcast time and up to 20% of broadcast time in any single hour.


     Currently, approximately 60% of Markiza TV's advertising revenues are sourced from agencies based in the Czech Republic which are more developed and have stronger relationships with international advertisers than with those in the Slovak Republic. The Company expects that in the future, a greater proportion of advertising revenues will be sourced from the Slovak Republic as the local advertising market develops.


  Competition


     The Slovak Republic is served by two national public television stations, STV1 and STV2, which dominated the ratings until Nova TV and Markiza TV began broadcasting in 1994 and 1996, respectively. Nova TV's signal reaches a portion of the Slovak Republic and its launch provided the first alternative in the country to public television. Nova TV has maintained its popularity in the Slovak Republic, where it has an approximate 11% audience share through the first five months of 1997. Markiza TV also competes with VTV, a private satellite broadcaster; public television stations located in Austria, the Czech Republic and Hungary, which stations' signals reach the Slovak Republic; additional foreign private television stations; and foreign satellite stations. Competitors have indicated a possibility of legal action to challenge the Company's partnership arrangements with Markiza TV in connection with the formation of STS.


  Regulation


     Markiza TV's broadcast operations are subject to regulations imposed by the Act on Radio and Television Broadcasting, the Act on Advertising and conditions contained in the license granted by the Council of the Slovak Republic for Broadcasting and Television Transmission (the "Slovak Television Council"). The license to operate Markiza TV was granted by the Slovak Television Council to the Company's local partner in STS for a period of 12 years under terms which require the Company's local partner to enter into a partnership with the Company to found STS.


     Under the license pursuant to which Markiza TV operates, Markiza TV is required to comply with several restrictions on programming. These restrictions include that of Markiza TV's monthly broadcast time: 40% must be Slovak production (increasing to a minimum of 51% within three years from commencement of broadcasting); 10% must be programming for children; broadcasts of first performance films and series must have a minimum of 47% European production (of which there must be a minimum of 8% Slovak production) and no more than 45% United States production; and no more than 40% of foreign first performance films and series may be in the Czech language (decreasing to 20% by the fourth year of broadcasting). Markiza TV's programming is required to be consistent with the Slovak Constitution and not promote violence, hate, intolerance, the intentional use of indecent language or immoral behavior. Programming endangering the psychological or moral growth of children and youth cannot be broadcast between 6:00 am and 10:00 pm, and Markiza TV's news broadcasts must be objective and balanced and clearly differentiate between opinion and news.


     Under both the license pursuant to which Markiza TV operates and Slovak statutes, Markiza TV must comply with certain limitations in its broadcast of advertising, none of which the Company believes will have a material adverse effect on Markiza TV. Regulations relating to the amount of advertising broadcast on Markiza TV provide that advertising may not exceed 20% of broadcast time in any single hour, subject to an overall advertising limit of 10% of total daily broadcast time. In addition, up to one hour daily, not exceeding 20% in any one hour, may be used for direct sales advertising. The news may not be sponsored and news staff may not appear in advertisements. Restrictions on advertising content include that (a) tobacco advertising is prohibited, (b) advertising for children or in which children perform and which promotes behavior endangering the health, psychological or moral development of children is prohibited, and (c) advertising which endangers morals or consumer's interest in health, safety and environmental protection are also prohibited. The advertisement of beer is permitted, however, advertisement of other alcoholic beverage remains prohibited. There are also restrictions on the frequency of advertising breaks within a program.


OPERATIONS IN UKRAINE: STUDIO 1+1 GROUP

  General


     The Company owns a 50% economic interest in the Studio 1+1 Group, which has the right pursuant to a ten-year television broadcast license held by a Ukrainian-based member of the Studio 1+1 Group to broadcast programming and sell advertising on Ukrainian National Channel Two ("UT-2"), one of Ukraine's public television stations, for 63 hours per week, including all the prime time hours. UT-2 reaches approximately 95% of Ukraine's population. Although television advertising in Ukraine was only $21 million in 1996, the Company expects that Ukraine's television advertising market will grow rapidly as Ukraine develops an economy that fosters competition among providers of goods and services, and that the Company's investments in Ukraine will position it to take advantage of any such growth. According to SOCIS Gallup, audience share for Studio 1+1 Group was approximately 28% for the first five months of 1997.


     The Studio 1+1 Group began broadcasting on UT-2 in January 1997. Prior to that time, the Studio 1+1 Group had been broadcasting programming for approximately 50 hours per week on Ukrainian National Channel One ("UT-1") pursuant to a contractual, rather than license, right, which contract was to expire in 2000. The Studio 1+1 Group was required to relinquish its right to broadcast programming on UT-1 in order to acquire the license to broadcast on UT-2.

     The Company continues to hold a 30% equity interest in Gravis, a company which operates two terrestrial television stations in the capital city of Kiev. Gravis currently generates only limited revenues.

  Programming


     The Studio 1+1 Group's programming strategy is to appeal to a mass market audience. The Studio 1+1 Group has secured exclusive territorial or local language broadcast rights in Ukraine to a large number of successful American and Western European programs and films (e.g., "Friends," "Cheers," Batman, Dances with Wolves) from many of the major studios, including Paramount, Universal and Warner Bros. All foreign-language programs and films (other than those in the Russian language) are dubbed into the Ukrainian language.



     During 1996, the Studio 1+1 Group broadcast primarily foreign programming. During 1997, the Studio 1+1 Group intends to change the program mix to one closer to that used by other Company stations by increasing the percentage of its programming that is locally produced, including talk shows and entertainment shows, and emphasizing the local audience appeal. The Company expects that changing the station's image and programming will have a significant benefit in terms of audience share and will increase the stations appeal to advertisers.

  Advertising


     The Studio 1+1 Group derives revenues principally from the sale of commercial advertising time. Advertisers include Coca-Cola, Master Foods, Nestle, Procter & Gamble and Wrigley. The Studio 1+1 Group is permitted to sell 15% of its overall broadcast time for advertising. UT-2, like other broadcasters, is subject to restrictions on the frequency of advertising breaks, as well as on the advertising of tobacco and alcohol.


  Competition


     Ukraine is served by four television stations, including UT-1, UT-2 and UT-3, which are Ukrainian public stations, and ICTV, a private network. The Studio 1+1 Group, through UT-2, has a broadcast reach of 95% of the Ukrainian population. UT-1 and ICTV reach 98% and 35% of Ukraine's population, respectively. Inter, through UT-3, has a broadcast reach of approximately 62% of the Ukrainian population. Inter's program schedule consists primarily of rebroadcasts of the Russian-language ORT network.


  Regulation

     The Studio 1+1 Group provides programming to UT-2 pursuant to a ten-year television broadcast license expiring in December 2006. Broadcasts of the Studio 1+1 Group's programming and advertising on UT-2 are regulated by the State Committee on Television and Radio of Ukraine and the National Council on Television and Radio of Ukraine (the "Ukraine National Council"). These agencies enforce Ukraine's developing media laws, which include restrictions on the content of programming and advertising and limitations on the amount and placement of advertising in programs. The Company does not expect these restrictions to have a material adverse impact on the Studio 1+1 Group.


OPERATIONS IN POLAND: TVN/TV WISLA


  General


     The Company, together with ITI, is a partner in TVN, which has been awarded television broadcast licenses for northern Poland and the cities of Warsaw and Lodz in Poland and which holds a 76.3% interest in TV Wisla. TVN acquired its initial interest in TV Wisla in September 1996, although TV Wisla began broadcasting in December 1994. TV Wisla operates a television station in southern Poland with a broadcast reach of approximately 7.8 million people. The Company and ITI also each own 50% of Federation, the entity through which the Company will launch the TVN Network in Poland described below under "-- Recent Developments." In anticipation of the integration of TV Wisla into the TVN Network, the Company has not committed significant resources to the development of the station.


  Programming


     TV Wisla's programming strategy is to appeal to a mass market audience. Currently, TV Wisla provides approximately 19 hours of programming per day. Principally in preparation for the Company's planned national broadcast network, the Company has secured exclusive programming rights in Poland to a number of popular programs and films (e.g., "Falcon Crest," "Star Trek: The Next Generation," Sudden Impact, Arthur, Batman Returns, Rain Man) produced by companies such as Metro Goldwyn Mayer/United Artists, Mediaset, Paramount and Warner Bros. This library includes over 700 feature films and approximately 3,200 television episodes, some of which will be broadcast by TV Wisla.


  Advertising


     TV Wisla derives revenues principally from the sale of commercial advertising time, most of which is sold through independent agencies. Advertisers include a number of local, national and multinational companies such as Benckiser, Henkel and S.C. Johnson. However, TV Wisla has limited attractiveness for multinational advertisers due to the regional nature of its operations. Restrictions on advertising provide that advertising on TV Wisla may not exceed 15% of daily broadcasting time and 12 minutes in any one hour.

  Competition


     Competition in Poland consists of two national public broadcast channels, TVP 1 and TVP 2, with broadcast reaches of 98% and 96% of Poland's population, respectively, Polsat, the largest private broadcaster, with a broadcast reach of 84%, and 18 regional public and private channels. Cable and satellite stations currently have an approximate 23% and 12% market penetration, respectively. Additional competition for advertising revenues includes other media, such as newspapers, radio, magazines, outdoor advertising, telephone directory advertising and direct mail.


  Regulation


     Television broadcasting in Poland is subject to regulations imposed by the Act on Communications (the "Polish Communications Act") and regulated by the Polish National Radio and Television Council (the "Polish Television Council"). The Polish Communications Act restricts the foreign ownership and voting power of license holders to 33%. New media regulations under discussion could increase the maximum foreign ownership to 49%. If such regulations are introduced, the Company has the ability to raise its shareholdings to the maximum permitted. In addition, Polish nationals residing in Poland must comprise the majority of the managing boards of such license holders.


     The license granted to TV Wisla contains restrictions on programming and advertising. Programming produced in Poland is required to account for 40% of programming. In addition, TV Wisla must produce itself or commission at least 15% of annual programming, and programming produced by Polish producers not associated with TV Wisla must account for 10% of annual programming.


  Recent Developments



     In February 1997, the Polish Television Council awarded television broadcast licenses for northern Poland and television broadcast licenses covering the cities of Warsaw and Lodz in Poland to TVN. The Company estimates that these television broadcast licenses have a potential broadcast reach of approximately 15.1 million people. These licenses also contain restrictions on programming and advertising. Programming produced in Poland is required to account for 30% of total programming in 1997 and 1998, 35% in 1999 and 40% in 2000 and thereafter, of which TVN must produce itself or commission at least 10% of annual programming, and programming produced by Polish producers not associated with TVN must account for at least 15% of annual programming.



     Through the network company Federation, the Company and ITI are developing a television broadcast network in Poland, the TVN Network, which will broadcast programming and sell advertising through affiliate stations, including TV Wisla. The Company anticipates that the TVN Network will be launched in the fourth quarter of 1997. The Company owns a 50% direct interest and an additional 5% indirect interest in Federation. The television broadcasters to be served by Federation are expected to broadcast 19 hours of acquired and self-produced programming daily. As part of its development plans for the TVN Network, the Company has identified and signed some of the leading Polish television personalities to long-term contracts in order to maximize the impact of the TVN Network's launch. The stations affiliated with the TVN Network intend to broadcast the television signal through terrestrial transmitters as well as via digitally encoded satellite signals. The Company expects the stations affiliated with the TVN Network to have an initial reach of approximately 60% of the Polish population and plans to expand the signal to reach 80-85% of the population over the next two years through affiliations with other license holders, transmitter upgrades, the use of analog satellite transmission, the growth of the cable industry and the anticipated privatization of additional frequencies currently held by the military and regional public stations. These are forward-looking statements. The timing of this launch and the potential reach of the network depend upon the timely completion of broadcast facilities, sourcing programming, satellite transponder availability, obtaining access to transmitters and recruiting and retaining qualified staff.

OPERATIONS IN GERMANY: THE GERMAN STATIONS

  General


     The Company owns interests in three regional television stations operating in Germany: the Nuremberg Station, the Leipzig Station and the Dresden Station. The German Stations reach an aggregate of approximately 3 million people. Germany is served on a nationwide basis by three major over-the-air private commercial television stations and two major over-the-air public television stations. Other German television broadcasters include several private television stations, providers of regional windows, and television stations delivered only by cable or satellite.


  Recent Developments


     On May 13, 1997, the Company announced its decision to discontinue funding of PULS, a regional television station in the Berlin-Brandenburg area of Germany in which the Company has a 58% non-controlling interest. On May 27, 1997, PULS initiated a bankruptcy proceeding in the Bankruptcy Court of Berlin -- Charlottenburg. See " -- Litigation." The Company wrote down its investments in Germany by $20,707,000 in the first quarter of 1997 and eliminated the carrying value of such investments.


  Programming

     The German Stations currently broadcast a "total local" programming schedule which consists of in-depth local coverage of news and events in their respective regions. The objective of "total local" is to provide an alternative to the public and private national broadcasters by being uniquely responsive to the distinct regional tastes of local viewers.


     The Nuremberg Station broadcasts original programming for 4.5 hours each day and repeats this programming. The Leipzig Station and the Dresden Station broadcast 2.5 hours of original programming per day and repeat this programming. In addition, there is a commercial videotext service which broadcasts the remainder of the day on the Nuremberg Station, the Leipzig Station and the Dresden Station.


  Advertising

     The German Stations have local sales forces which work closely with local advertising agencies and customers in their regions. Advertisers on the German Stations include area department stores, food chains, furniture stores and automobile dealers.

  Competition


     The German Stations compete primarily with three over-the-air private commercial national television stations, SAT.1, RTL and PRO 7, and two over-the-air public national television stations, ZDF and ARD (an association of regional public broadcasters). Under applicable regulations, the public television stations may broadcast advertising only before 8:00 pm., Monday through Saturday, and they are limited to an annual average of 20 minutes of advertising per day. The German Stations also compete with approximately 25 stations delivered through cable or satellite.


     Each of the German Stations also competes with other media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, telephone directory advertising and direct mail. Some of their competitors are public operations or are larger and have greater financial, marketing and other resources than the German Stations.

  Regulation


     The German Stations, and the terms of the licenses pursuant to which they operate, are regulated by the German states in which they are situated. These regulations are based on an interstate treaty and, therefore, generally are similar in each state.

     Under German regulations, the German Stations are required to comply with a number of restrictions on programming and advertising, none of which the Company believes has had a material adverse effect on these television stations. German regulations prohibit programming that might offend public morals or that violates measures designed to protect children. In addition, the majority of programming consisting of films, series and documentary features is required to be of European content.


     Regulations relating to the amount of advertising broadcast on the German Stations provide that advertising may not interrupt religious services, shows for children, or news or political features of less than 30 minutes. Advertising may be shown only after program segments of at least 20 minutes and movies exceeding 45 minutes may be interrupted by advertising only once for each complete block of 45 minutes. The total amount of advertising may not exceed 20% of daily broadcast time, and spot advertising may not exceed 15% of daily broadcast time or 20% of a given one hour period. Restrictions on advertising content include prohibitions on advertising contrary to health, consumer safety or the environment, on political and religious advertising and on advertising employing persons who regularly present news or political features.


SEASONALITY



     The Company, like other television operators, experiences seasonality, with advertising sales tending to be lowest during the third quarter of each calendar year, which includes the summer holiday period (typically July and August), and highest during the fourth quarter of each calendar year.


EMPLOYEES


     As of May 31, 1997, CME had a corporate operations staff of 65 employees and its Subsidiaries had a total of approximately 2,500 employees. None of CME's employees or the employees of any of its Subsidiaries are covered by a collective bargaining agreement. The Company believes that its relations with its employees are good, and that its Subsidiaries' relations with their employees are good.


PROPERTIES


     The Central European Media Enterprises Ltd. group of companies leases office space in London in three separate locations. One lease covers approximately 4,347 square feet of space and expires in 2004, except that the Company can terminate the lease at its option in 1999, subject to penalty. The second lease, for 2,205 square feet of office space in a nearby building, expires in 2006. A third lease of 2,600 square feet of office space in another nearby building expires in 1998.



     In June 1997, CEDC, which owned the Nova Facility, terminated the capitalized lease pursuant to which CEDC leased the Nova Facility to Nova TV, and entered into an agreement with Nova TV pursuant to which (i) CEDC assigned the Nova Facility to Nova TV and (ii) Nova TV assumed CEDC's obligations under the CS Loan. The CS Loan provides for quarterly payments of Kc 16,500,000 ($509,000), plus interest equal to CS's prime rate plus 1.5%, to be paid through December 1999. As of June 1997, the outstanding balance under the CS Loan was Kc 159,000,000 ($4,907,000). Nova TV occupies approximately 65,000 square feet, and modern studios have been constructed in the building.



     CME BV has entered into an agreement on behalf of MPI for the purpose of acquiring the facility in Bucharest which contains PRO TV's studios for a purchase price of approximately $1.8 million. The Company owns a portion of a building in Ljubljana which contains POP TV's studios and offices which occupy 2,000 square meters (approximately 21,528 square feet). Videovox owns the building in Budapest in which its studios are located. The building contains 5,605 square meters (approximately 60,332 square feet). STS owns its principal office facility in Bratislava which provides STS with 4,350 square meters of office space (approximately 46,823 square feet). The Nuremberg Station leases studios and offices, totalling approximately 37,000 square feet, in an industrial center north of Nuremberg. This lease expires in 2001.



     In June 1995, the Company, through its wholly owned Subsidiary CMEPS, obtained leasehold rights to a 33 Mhz transponder on the Eutelsat HB3 Satellite which is scheduled to be operational in the fourth quarter of 1997. The Satellite Transponder, which has been leased through British Telecommunications plc for a 12-year period, will give the Company's stations the capability of distributing programs to their terrestrial television transmitters as well as to cable television systems throughout the Central and Eastern European region. The Company paid a deposit of $850,000 toward future transponder lease obligations. The annual charge for the lease is approximately $4.4 million, beginning after the launch of the satellite. The obligations of CMEPS under the transponder lease are guaranteed by CME.

LITIGATION


     In January 1997, the Hungarian Television Commission announced tender procedures for the award of two national television broadcast licenses. Two other consortia submitted bids by the April 10, 1997 deadline. On June 30, 1997, the Hungarian Television Commission announced the two other consortia as winners of the licenses. On July 4, 1997, IRISZ TV filed a complaint in the Budapest Capital Court against the Hungarian Television Commission and the other consortia. The complaint alleges that the Hungarian Television Commission (i) violated the tender procedures in connection with the acceptance of bids; (ii) violated the integrity and fairness of the tender; and (iii) breached its own published guidelines in the bid evaluation process. IRISZ TV is seeking an order to terminate the broadcasting agreements entered into by the other consortia and has reserved its right to seek damages. At a hearing on July 16, 1997, the Court denied IRISZ TV's request for interim relief. The trial on the merits of the claim is set for September 12, 1997.



     On May 13, 1997, the Company announced its decision to discontinue funding of PULS, a regional television station operating in the Berlin-Brandenburg area of Germany in which the Company has a 58% non-controlling interest. On May 27, 1997, PULS initiated a bankruptcy proceeding in the Bankruptcy Court of Berlin-Charlottenburg. The Court has appointed a trustee to liquidate and wind-up PULS. PULS's broadcast license will be re-tendered by the Berlin-Brandenburg Media Council.



     On April 30, 1997, Perekhid Media Enterprises Ltd. ("Perekhid") filed a complaint in the Supreme Court of New York County, State of New York, against the Company and Ronald S. Lauder, the Chairman of the Company's Board of Directors. Perekhid alleges that the issuance of a license to the Studio 1+1 Group pursuant to which the Studio 1+1 Group has been broadcasting programming on UT-2, constitutes a tortious interference by the Company and Mr. Lauder with a Perekhid contract with the Ukrainian authorities for Perekhid to provide programming for and sell advertising time on UT-2. Perekhid's complaint seeks compensatory damages of $250 million, punitive damages of $500 million, and an injunction against the Company and Mr. Lauder to prevent the continuation of the alleged conduct. Management believes that it has substantial defenses in this matter and intends to defend the matter vigorously. On July 2, 1997 the Company filed a motion to dismiss this complaint.


     In July 1996, the Company, together with MMTV and Tele 59, entered into an agreement to purchase a 66% equity interest in Kanal A, a privately owned television station in Slovenia (the "Kanal A Agreement"). Scandinavian Broadcasting System SA ("SBS"), which claims to have certain rights to the equity of Kanal A pursuant to various agreements, has challenged the validity of the Kanal A Agreement in a United Kingdom court. Both the Company and SBS have been granted injunctions by the United Kingdom courts preventing SBS, in the case of the Company, and the Company, in the case of SBS, from taking certain actions either to enforce such entity's claim to equity in Kanal A or to block the claim of the other entity to equity in Kanal A. The Company has instituted action in a Slovenian court requesting that courts in Slovenia resolve these claims.


     Various competitors of the Nuremberg Station have instituted legal action against the media authorities for the Nuremberg area seeking to overturn their decisions to award a broadcast license to the Nuremberg Station. These actions were instituted in 1994, and there have been no decisions in relation thereto in the last 12 months. Similar action has been instituted by other applicants for the licenses awarded to the Company's local partner in Leipzig and Dresden. An unfavorable decision in any of these actions could have an adverse effect on the Company.


     One of the owners of CET 21 has filed a claim in the Regional Commercial Court in Prague challenging the transfer by four other owners of CET 21 of a portion of their interests in CET 21 to Vladimir Zelezny. This owner of CET 21 interests alleges that the proper procedures were not followed prior to the interests being transferred to Dr. Zelezny. A preliminary injunction was sought with respect to the transfer of these ownership interests and was denied by the Czech Republic Court of Appeals. The underlying claim is still before the Regional Commercial Court.


     The Company is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company is not presently a party to any such litigation which could reasonably be expected to have a material adverse effect on its business or operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Certain information concerning executive officers and directors of the Company is set forth below:


             NAME               AGE              POSITION WITH THE COMPANY
------------------------------  ----  -----------------------------------------------
Ronald S. Lauder..............   53   Chairman of the Board of Directors
Leonard M. Fertig.............   50   President, Chief Executive Officer and Director
John A. Schwallie.............   34   Vice President -- Finance and Chief Financial
                                      Officer
Andrew Gaspar.................   49   Director
Nicolas G. Trollope...........   50   Vice President, Secretary and Director
Herbert S. Schlosser..........   71   Director
Robert A. Rayne...............   48   Director


     All of the current directors of the Company have served as directors since 1994 except for Mr. Rayne who became a director in 1996.


     Ronald S. Lauder, Chairman of the Board of Directors and a founder of the Company, has served as Chairman of Central European Development Corporation Ltd. ("CEDC") since 1990, Chairman of RSL Investments, Inc. and Chairman of RSL Communications, Ltd. ("RSLC"), an international telecommunications company, since 1994. Mr. Lauder has served as Chairman of Estee Lauder International since 1992 and Chairman of Clinique Laboratories, Inc., an Estee Lauder division, since 1992. From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria, having previously served as Deputy Assistant Secretary of Defense for European and NATO Policy. Mr. Lauder currently serves as a director of The Estee Lauder Companies Inc., The International Society for Yad Vashem, as Chairman of the Board of Directors of The Museum of Modern Art and as President of the Jewish National Fund.



     Leonard M. Fertig, a Director of the Company, has served as President and Chief Executive Officer of the Company since August 1995. Mr. Fertig served as Vice President -- Finance and Chief Financial Officer of the Company from its inception in June 1994 until August 1995. Mr. Fertig is also President of CME Programming and CME Development Corporation. Mr. Fertig was an independent consultant to the media industry from 1989 until 1994. From 1985 until 1989, Mr. Fertig was Executive Vice President and Chief Financial Officer of Reiss Media Enterprises, a pay-per-view network. His experience includes over 20 years of consulting, planning and management of businesses, including with American Airlines and Capital Cities/ABC. Mr. Fertig also serves as a director of Nova TV, PULS, MPI, Pro Plus, various entities in the Studio 1+1 Group, STS and SFF.



     John A. Schwallie has served as Vice President -- Finance and Chief Financial Officer of the Company since August 1995. Mr. Schwallie, a certified public accountant, served as Financial Director of Nova TV from 1994 until August 1995. From 1992 until 1993 Mr. Schwallie served as the Advisor to the Financial Director of Prague Breweries, the second largest brewery in the Czech Republic. During 1991, he served as the Assistant to the Regional Director of General Atlantic, a London based multi-billion dollar privately held conglomerate, operating retail outlets in Prague. Mr. Schwallie serves as a director of MPI and SFF, and as a director of the audit committee of Nova TV.


     Andrew Gaspar, a Director of the Company, directed the activities of the Company from 1991 through June 1994. Since its incorporation in June 1994 until December 1996, Mr. Gaspar served as Vice President and Secretary of the Company. Mr. Gaspar has been President of the general partner of R.S. Lauder, Gaspar & Co., LP, a venture capital company and Vice Chairman of CEDC since 1991. Mr. Gaspar has been a director and Vice Chairman of RSLC since 1994. From 1982 until 1991, Mr. Gaspar was a partner of Warburg, Pincus & Co., a venture capital firm, in which Mr. Gaspar specialized in start-up ventures in the telecommunications industry. Mr. Gaspar is Chairman of the Board and a director of Auto Info Inc., a financial services company.

     Nicolas G. Trollope, a Director of the Company, has served as Vice President and Secretary of the Company since January 1997. Mr. Trollope has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope serves as a director of RSLC.


     Herbert S. Schlosser, a Director of the Company, has served as a Senior Advisor, Broadcasting and Entertainment to Schroder & Co. Inc. since 1986. Mr. Schlosser serves as a consultant to the Company and receives a fee for such services. Mr. Schlosser was Executive Vice President of RCA Corporation from 1978 until 1985 and President of the National Broadcasting Company (NBC) from 1974 until 1978. Mr. Schlosser is a director of United States Satellite Broadcasting Company, Inc. and Data Broadcasting Corporation.


     Robert A. Rayne, a Director of the Company, has been a director of London Merchant Securities plc, a U.K. investment firm, since 1983. Mr. Rayne also is Investment Director of Westpool Investment Trust plc. Mr. Rayne serves as a director for several U.K.-based companies and in addition, serves on the Board of Directors of Energy Ventures Inc.


GENERAL DIRECTORS OF BROADCAST OPERATIONS



     The following persons are the Company's General Directors who manage the Company's broadcast operations:



     Vladimir Zelezny, the General Director of Nova TV and the Company's President of Television Stations, has been associated with Czech television for over 30 years. During this period, Dr. Zelezny was a screenwriter for numerous television series and televised plays broadcast on Czech television and served as an editor and a director for a government-owned and operated Czech television station. Dr. Zelezny was involved actively in the Velvet Revolution in 1989 in the former Czechoslovakia.



     Gyorgy Balo serves as the General Director of 2002 Kft and IRISZ TV and has been involved in journalism, television and radio in various capacities since 1970. Mr. Balo has been a columnist and an editor for several Hungarian newspapers and monthlies, and has been a television producer, director, anchor and correspondent. Mr. Balo has received many prestigious media awards, including a Pulitzer Prize for television reporting in 1991, a Bela Balazs Prize for filmmaking in 1988, a Grand Prix at the Hungarian Documentary Festival in 1982 and a Ferenc Rozsa Hungarian journalism award for international television features in 1982.



     Marjan Jurenec, the General Manager of POP TV, has been in POP TV management since it began operations in July 1995. From 1992 until 1994 Mr. Jurenec was a partner and a director of Tele 59, a private local television station. Prior to entering the Slovenian television industry, Mr. Jurenec served as a financial consultant in the founding of several international companies, authored the financial analytical study on which the foundation of the international partnership in Pro Plus was based and was responsible for export activities at the TAM company, a Slovenian import-export company.



     Alexander Rodnyansky serves as the General Director of Studio 1+1, the Ukrainian company that is a member of the Studio 1+1 Group. Prior to joining Studio 1+1, from 1990 until 1994 Mr. Rodnyansky was the Producer-in-Chief and a film director at Innova Film in Germany and Contact in Ukraine. From 1983 until 1990, he served as a film director at Kievnauchfilm. Mr. Rodnyansky has directed and produced more than 20 documentaries and feature films and has won numerous international awards. Mr. Rodnyansky co-produced A Chef in Love, which was nominated for an Academy Award for Best Foreign Film in 1996.



     Pavol Rusko, the General Director of Markiza TV, has worked in Slovak television since 1985 as a sports editor, the head of a research department and as a vice director for transmission. Mr. Rusko studied journalism at Comenius University in Bratislava.



     Adrian Sarbu serves as the General Director of MPI, through which PRO TV and the PRO FM radio network are operated. Mr. Sarbu has directed and scripted over 150 films in various genres including artistic, documentary and commercial productions. In 1990, Mr. Sarbu ran the electoral campaign of the National Salvation Front and served as Secretary of State for Media Affairs in Romania. In 1990, Mr. Sarbu founded "Curierul National," the first private newspaper in Romania, and established MediaPro, now the largest media group in Romania. Mr. Sarbu produced the first documentary film on the December 1989 Revolution in Bucharest. He is a graduate of the Theatre and Film Academy of Romania.



     Dietmar Straube founded the Leipzig and Dresden Stations in 1994 and the Nuremberg Station in 1990, and since 1995 has headed the Company's German operations. Previously, Dr. Straube owned and operated a medical publishing firm for over 20 years, portions of which he sold in 1990.



     Luc M. Tomasino has been the Deputy General Director of TVN since early 1997. In 1993, Mr. Tomasino joined the Company as Director of Development and then served as the Company's Vice President of Marketing. Before joining the Company, he served as a Strategic Planner in the areas of media and marketing at the advertising agency Bozell, Inc. Mr. Tomasino received an M.B.A. from New York University's Leonard M. Stern School of Business in 1993.



     Mariusz Walter serves as the General Director of Federation and TVN. In 1984, he co-founded ITI, one of the largest media holding companies in Poland. Previously, Mr. Walter worked for Public Television in Warsaw between 1963-1984. Well known for his documentaries, Mr. Walter has won numerous Polish and international media awards, including the Grand Prix Oberhausen twice, Sportagge and the Prix Italia. He is best known in Poland for "Studio 2," a 24-hour weekend program he created and directed.


OTHER MANAGEMENT


     Bruce Allen has provided technical broadcast, satellite and cable operations consultancy services to the Company since 1994 through Interlink Network Corporation, which Mr. Allen founded in 1991. Mr. Allen was recently named the Company's Managing Director of Operations and Engineering. From 1989 until 1991, Mr. Allen served as President and Chief Executive Officer of Atlantic Satellite Communications Inc., a supplier of transmission services. From 1985 until 1989, Mr. Allen served as Vice President of Operations and Production at Reiss Media Enterprises, a pay-per-view network and from 1983 until 1985 he served as Vice President of Network Production and Operations at Hearst/ABC-Viacom Entertainment Services.



     Arthur M. Goldblatt has served as Managing Director of CMEPS since 1996. Prior to joining the Company, Mr. Goldblatt was an independent film producer in Los Angeles. Among his production credits are the films Men of Respect, Nervous Ticks and Men of War. Mr. Goldblatt held a number of executive posts at Columbia Pictures, including Vice President of Pay Cable and Home Entertainment from 1987 until 1989 and Vice President of Finance -- Columbia Pictures Television from 1986 until 1987.



     Barry Hirsch has served as Vice President of Advertising Sales of the Company since 1995. Mr. Hirsch served as the Director of Advertising Sales of Nova TV from September 1993 until February 1995. Mr. Hirsch served as National Advertising Sales Manager of WFLD in Chicago from 1988 until 1990 and as a sales representative for WNYW in New York City from 1990 until 1991, both Fox Television owned and operated stations. From 1979 until 1988 he served as an Advertising Sales Manager for MMT Sales, a television advertising sales representative company in the United States.



     Victoria A.L. Rogers has served as Managing Director of Corporate Services of the Company since 1996. Ms. Rogers served as Vice President of Organization Development of the Company from 1994 until 1996. Until February 1994, Ms. Rogers was the launch director of Nova TV and oversaw the renovation of the Nova facility for CME. Ms. Rogers' previous experience includes over 14 years of consulting in the media and airline industries.

                            DESCRIPTION OF THE NOTES


     The Notes are to be issued under an Indenture, to be dated as of the Closing Date (the "Indenture"), between CME, as issuer (defined for the purposes of this section only as the "Issuer"), and Bankers Trust Company, as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see " -- Certain Definitions."


GENERAL

     The Notes will be senior obligations of the Issuer, limited to $125 million aggregate principal amount, and will mature on August 15, 2004. Interest on the Notes will accrue at the rate shown on the front cover of this Prospectus from the Closing Date or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment date) on February 15 and August 15 of each year, commencing February 15, 1998.



     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 4 Albany Street, New York, New York 10006).



     The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Notes will initially be represented by one or more global Notes (the "Global Notes") and will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except as set forth in " -- Book-Entry; Delivery and Form," owners of beneficial interests in such Global Notes will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.



     Application will be made to list the Notes on the Luxembourg Stock
Exchange.


OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Issuer's option, in whole or in part, at any time or from time to time, on or after August 15, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on the next succeeding Interest Payment Date), if redeemed during the 12-month period commencing August 15 of the years set forth below:



                                    YEAR                                   REDEMPTION PRICE
    ---------------------------------------------------------------------  ----------------
    2001 ................................................................              %
    2002 ................................................................              %
    2003 and thereafter..................................................              %



     In addition, at any time and from time to time, prior to August 15, 2000,
the Issuer may redeem Notes having a principal amount of up to $     million
with the Net Cash Proceeds that are actually received by the Issuer from one or more sales of Common Stock of the Issuer, at a Redemption Price (expressed as a percentage of principal amount) of %, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the

Redemption Date to receive interest due on the next succeeding Interest Payment
Date); provided that each such redemption occurs within 180 days of the related sales.



     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.



     In the event that (i) the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amounts as a result of certain changes affecting withholding tax laws, and (ii) the Issuer cannot reasonably arrange for another obligor to make such payment so as to avoid the requirement to pay such Additional Amounts, then the Issuer may redeem all, but not less than all, the Notes at any time at 100% of the principal amount thereof, together with accrued interest thereon, if any, to the redemption date. See "-- Additional Amounts."



RANKING



     The Notes will be unsubordinated Indebtedness of the Issuer and will rank pari passu with all existing and future unsubordinated indebtedness of the Issuer and senior to all subordinated indebtedness of the Issuer. The Notes will be effectively subordinated to all indebtedness of the Issuer's Subsidiaries. At March 31, 1997, after giving pro forma effect to the Offering and the application of the proceeds therefrom, the Issuer and its consolidated Subsidiaries would have had approximately $180,185,000 of indebtedness, $55,185,000 of which is indebtedness of the consolidated Subsidiaries, and the Issuer's consolidated Subsidiaries would have had approximately $50,118,000 of other liabilities (including trade payables but excluding inter-company liabilities) to which the Notes will also be effectively subordinated.


CERTAIN DEFINITIONS


     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.



     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.



     "Adjusted Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Issuer and its Restricted Subsidiaries for such period determined in conformity with GAAP, plus the net income (or loss) of Restricted Affiliates for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Issuer or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Issuer or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Issuer or any Restricted Subsidiary owned by Persons other than the Issuer and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses; and (vii) to the extent not otherwise excluded in accordance with GAAP, the net income (or loss) of any Restricted Subsidiary in an amount that corresponds to the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period, directly or indirectly, by the Issuer.



     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Issuer and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Issuer and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as is consistent with the most recent quarterly or annual consolidated balance sheet of the Issuer and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant; provided, that Adjusted Consolidated Net Tangible Assets shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount that corresponds to the percentage ownership interest in the assets of each Restricted Subsidiary not owned on the date of determination, directly or indirectly, by the Issuer.



     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling, "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. "Affiliate" includes, without limitation, any "Restricted Affiliate."



     "Annualized Consolidated Leverage Ratio" means the ratio calculated as set forth in the definition of Consolidated Leverage Ratio, except that (x) in clause (ii) thereof, the Consolidated Adjusted Operating Cash Flow shall be calculated for the latest two fiscal quarters for which consolidated financial statements of the Issuer are available and then multiplied by two (rather than calculating Consolidated Adjusted Operating Cash Flow for the then most recent four fiscal quarters), and (y) the Reference Period shall be the period from the beginning of the second most recent fiscal quarter through the Transaction Date.



     "Asset Acquisition" means (i) an investment by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Issuer or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Issuer and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Issuer or any of its Restricted Subsidiaries of the property and assets of any Person other than the Issuer or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Issuer and its Restricted Subsidiaries on the date of such acquisition.



     "Asset Disposition" means the sale or other disposition by the Issuer or any of its Restricted Subsidiaries (other than to the Issuer or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Issuer or (ii) all or substantially all of the assets that constitute a division or line of business of the Issuer or any of its Restricted Subsidiaries.



     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Issuer or any of its Restricted Subsidiaries to any Person other than the Issuer or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Issuer or any of its Restricted Subsidiaries or (iii) any other property and assets of the Issuer or any of its Restricted Subsidiaries outside the ordinary course of business of the Issuer or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Issuer; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables, advertising time, and other current assets or obsolete or outdated equipment; provided that each such sale or other disposition or series of such sales or other dispositions shall not involve assets that are material to the business of the Issuer and its Restricted Subsidiaries, taken as a whole, (b) a transfer of assets to the extent the consideration received (A) is equal to the fair market value of the assets transferred and (B) takes the form of Investments of the type described in clause (iv) of the definition of Permitted Investment, (c) sales or other dispositions of assets (including Common Stock of Restricted Subsidiaries) for consideration at least equal to the fair market value of the assets sold or disposed of, provided that the consideration received consists of assets used or useful in the media, communications or entertainment business (or Common Stock in a Person engaged in the media, communications or entertainment business), and provided further that if such consideration received consists of Common Stock, such transaction complies with the "Limitation on Restricted Payments" covenant described below, or (d) issuances and sales of Common Stock permitted under clause (v) of the "Limitation on the Issuance of Capital Stock of Restricted Subsidiaries" covenant.



     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.



     "Board of Directors" means the Board of Directors of the Issuer or any committee of such Board duly authorized to act under the Indenture.



     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.



     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.



     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.



     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Issuer on a fully diluted basis and such ownership is greater than the amount of voting power of the Voting Stock of the Issuer, on a fully diluted basis, held by the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Issuer's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.



     "Closing Date" means the date on which the Notes are originally issued under the Indenture.



     "Common Stock" means, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, and includes, without limitation, all series and classes of such common stock.



     "Consolidated Adjusted Operating Cash Flow" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less (x) all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in conformity with GAAP, and (y) cash programming acquisition costs for the period under consideration; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Adjusted Operating Cash Flow shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of Consolidated Adjusted Operating Cash Flow attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Issuer or any of its Restricted Subsidiaries divided by
(2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.



     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Issuer or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Issuer and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary to the extent the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) or (vii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) or (vii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.



     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis, plus Indebtedness of Restricted Affiliates not consolidated in the Issuer's financial statements, outstanding on such Transaction Date to (ii) the aggregate amount of Consolidated Adjusted Operating Cash Flow for the then most recent four fiscal quarters for which financial statements of the Issuer have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that (A) pro forma effect shall be given to (x) reflect the incurrence of any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), to the extent such Indebtedness is outstanding on the

Transaction Date and (y) reflect the repayment of any Indebtedness that was outstanding during such Reference Period but that is not outstanding or is to be repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Issuer or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is, in the good faith opinion of the Board of Directors of the Issuer, available.



     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Issuer and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), plus stockholders' equity of Restricted Affiliates not consolidated as of such date, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Issuer or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).


     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.


     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below.



     "EU Country" means any of the following countries: Austria; Belgium; Denmark; France; Finland; Germany; Greece; Ireland; Italy; Luxembourg; The Netherlands; Portugal; Spain; Sweden; and the United Kingdom; as well as any other country which at the time of determination is a member of the European Union or any successors thereof.



     "Existing Stockholders" means (A) each beneficial holder of the Issuer's Class B Common Stock on the Closing Date, (B) family members of any of the foregoing, (C) trusts, the only beneficiaries of which are persons or entities described in clauses (A) and (B) above, and (D) partnerships, corporations, or limited liability companies which are controlled by the persons or entities described in clauses (A) and (B) above.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.



     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as are approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion No. 16 or other accounting literature related thereto.



     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.



     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Issuer; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.



     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness as increased to reflect any accretion thereof pursuant to the terms of such Indebtedness, (B) that "Indebtedness" shall not include any amount of money borrowed, at the time of the Incurrence of the related Indebtedness, for the purpose of pre-funding any interest payable on such related Indebtedness and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.



     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Issuer or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Issuer or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Issuer or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Issuer or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments, and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing an acquisition of assets (including, without limitation, Capital Stock or rights to acquire Capital Stock) by the Issuer or any of its Restricted Subsidiaries shall be deemed not to be an Investment to the extent that the consideration therefor consists of Common Stock of the Issuer.



     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).



     "Moody's" means Moody's Investors Service, Inc. and its successors.



     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and (iv) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary of the Issuer as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary of the Issuer) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement


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


agent's fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.



     "Offer to Purchase" means an offer to purchase Notes by the Issuer from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. On the Payment Date, the Issuer shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes pursuant to an Offer to Purchase.



     "Permitted Investment" means (i) an Investment in the Issuer or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Issuer and its Restricted Subsidiaries on the date of such Investment and provided further that in the case of an Investment in a Restricted Subsidiary that is a Restricted Affiliate, at the time of and after giving effect to such Investment and any Incurrence of Indebtedness in connection therewith or relating thereto, the pro forma Annualized Consolidated Leverage Ratio would be greater than zero and less than 5 to 1; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) notes and other evidences of Indebtedness, not to exceed $2 million at any one time outstanding; and (v) stock, obligations or securities received in satisfaction of judgments.



     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings


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


promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Issuer or its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property or any other asset acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of improvement or construction) of property or assets (including, without limitation, Capital Stock) and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (2) to refinance any Indebtedness so secured, or (3) as Interest Rate Agreements and Currency Agreements relating solely to the Indebtedness described in clause (1) or (2) above, (b) the principal amount of the Indebtedness secured by such Lien as of the time of the Incurrence thereof does not exceed 100% of such cost and (c) any such Lien does not extend to or cover any property or assets other than such item of property or assets and any improvements on such item, provided that if 100% of the Capital Stock of a Person is acquired (not including "qualifying" shares) such Lien may extend to properties of such Person; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets acquired;
(xii) Liens in favor of the Issuer or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Issuer or any Restricted Subsidiary of the Issuer that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Issuer or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Issuer and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.



     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.



     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the date of the Indenture, and includes, without limitation, all classes and series of preferred or preference stock.


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


     "Proposed ING Credit Facility" means any bank credit facility between a bank and any Restricted Subsidiary in a maximum outstanding principal amount of $35.0 million and any refinancing thereof.



     "Restricted Affiliate" means any Person in which the Issuer or any Restricted Subsidiary has an Investment (a) whose primary business is related, ancillary or complementary to the business of the Issuer and its Restricted Subsidiaries on the date of such Investment, (b) both (x) which is not consolidated in such Person's consolidated financial statements under GAAP, and
(y) of which 50% or less of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more Restricted Subsidiaries of such Person, (c) of which at least 50% of the economic interest is owned, directly or indirectly, by such Person and one or more Restricted Subsidiaries of such Person, and (d) that has been designated by the Board of Directors (as evidenced by a Board Resolution delivered to the Trustee) as a Restricted Affiliate based on a determination by such Board of Directors that
(x) the Issuer has, directly or indirectly, the requisite control over such Person to prevent it from Incurring Indebtedness, making Restricted Payments, or taking any other action in contravention of any provisions of the Indenture, and
(y) such Person otherwise qualifies as a Restricted Affiliate pursuant to the requirements hereof.



     "Restricted Subsidiary" means any Subsidiary of the Issuer, or of any Subsidiary of the Issuer, other than an Unrestricted Subsidiary.



     "S&P" means Standard & Poor's Ratings Services and its successors.



     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Restricted Subsidiaries, (i) for the most recent fiscal year of the Issuer, accounted for more than 10% of the sum of the consolidated revenues of the Issuer and its Restricted Subsidiaries plus the revenues of its Restricted Affiliates or (ii) as of the end of such fiscal year, was the owner of more than 10% of the sum of the consolidated assets of the Issuer and its Restricted Subsidiaries plus the assets of its Restricted Affiliates, all as set forth on the most recently available financial statements of the Issuer for such fiscal year.



     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.



     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity (a) of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person, (b) which is consolidated in such Person's consolidated financial statements under GAAP, or
(c) which is a Restricted Affiliate.



     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority


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


thereof, and rated at least "A" by S&P or Moody's, and (vi) time deposits, certificates of deposit, bank promissory notes and bankers' acceptances maturing not more than 180 days after the acquisition thereof and guaranteed or issued by any of the ten largest banks (based on assets as of the immediately preceding December 31) organized under the laws of any jurisdiction in which one of the Restricted Subsidiaries does business and which are not under intervention, bankruptcy or similar proceeding, not to exceed $10 million outstanding at any one time.



     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.



     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Issuer or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.



     "Unrestricted Subsidiary" means (i) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary; provided that (A) any Guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below, and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Issuer could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.



     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.



     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.



COVENANTS



     The Indenture will contain, among others, the following covenants:



  Limitation on Indebtedness



     (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the pro forma


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


Consolidated Leverage Ratio would be greater than zero and less than 5 to 1; provided that no more than 50% of the Indebtedness Incurred under this clause may be incurred by Restricted Subsidiaries.



     Notwithstanding the foregoing, the Issuer and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $200 million and (B) Consolidated Adjusted Operating Cash Flow for the preceding four quarters for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant, in each case less any amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below, provided that the aggregate amount of Indebtedness of Restricted Subsidiaries outstanding at any one time under this clause (i) shall not exceed one-half of the greater of the amounts referred to in clause (A) and clause (B) above; (ii) Indebtedness (A) to the Issuer evidenced by an unsubordinated promissory note or other evidence of unsubordinated indebtedness (provided that such indebtedness may be subordinated to the Proposed ING Credit Facility) or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (including, without limitation, the Notes), other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (vii), (viii), (ix), (x) or (xi) of this paragraph (which clauses are either unlimited in amount or provide for the refinancing of Indebtedness Incurred thereunder), and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, and
(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded (assuming such Indebtedness had a final Stated Maturity three months later than its actual final stated maturity); and provided further that in no event may Indebtedness of the Issuer be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Issuer or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Issuer (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Issuer for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Issuer, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes or Guarantees of Indebtedness of the Issuer by any Restricted Subsidiary provided the Guarantee of such


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


Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;
(vii) secured Indebtedness, in an aggregate amount not to exceed $15 million at any one time outstanding, Incurred to finance the cost (including the cost of purchase or installation) of equipment or other tangible capital assets used or useful in the media, communications or entertainment business, in each case acquired by the Issuer or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Issuer not to exceed, at any one time outstanding, two times the Net Cash Proceeds (less the amount of such proceeds applied as provided in clause (ii) or (iii) of the second paragraph of the "Limitation on Restricted Payments" covenant or applied to repay Indebtedness of the Issuer) received by the Issuer (or any Restricted Subsidiary that Guarantees the Notes in accordance with the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant; provided that the Company delivers to the Trustee an Opinion of Counsel to the effect (subject to customary caveats) that such Guarantee is enforceable and provided further that such Capital Stock is not subsequently repurchased by the Issuer or any Restricted Subsidiary) after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Issuer; provided that such Indebtedness matures after the Stated Maturity of the Notes and has an Average Life longer than the Notes; (ix) Indebtedness of the Issuer and each Restricted Subsidiary, not to exceed in the aggregate at any one time outstanding 60% of the accounts receivable (net of accounts more than 90 days past due, reserves and allowances for doubtful accounts, determined in accordance with GAAP) of the Issuer and its Restricted Subsidiaries on a consolidated basis as set forth on the balance sheet of the Issuer most recently filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant; provided that any such Indebtedness of any Restricted Subsidiary is not Guaranteed by the Issuer;
(x) Indebtedness of any Restricted Subsidiary, not to exceed at any one time outstanding the amount of the commitment to lend to such Restricted Subsidiary by any Person not an Affiliate thereof on the Closing Date (and refinancings of such Indebtedness); and (xi) without duplication of Indebtedness permitted under clause (x), Indebtedness incurred under the Proposed ING Credit Facility (including any Guarantees relating thereto) up to $35 million at any one time outstanding, and any refinancings thereof.



     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in interest rates or the exchange rates of currencies.



     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant (1) Guarantees, Liens, or obligations with respect to letters of credit, supporting Indebtedness of any Person otherwise included in the determination of such particular amount of Indebtedness of such Person shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Issuer, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.



  Limitation on Restricted Payments



     The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders)held by Persons other than the Issuer or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Issuer or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Issuer (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or


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


more of the Capital Stock of the Issuer, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, prior to the scheduled maturity, of Indebtedness of the Issuer that is subordinated in right of payment to the Notes (other than the purchase, repurchase or the acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition) or
(iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except with respect to Investments, the Issuer could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date, plus the outstanding amount of all Permitted Investments permitted pursuant to the second proviso of clause (i) of the definition of Permitted Investment, shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Issuer or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Issuer after the Closing Date from the issuance and sale permitted by the Indenture of Capital Stock of the Issuer (other than Disqualified Stock), to a Person who is not a Subsidiary of the Issuer or from the issuance to a Person who is not a Subsidiary of the Issuer of any options, warrants or other rights to acquire Capital Stock of the Issuer (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.



     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Issuer (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Issuer; (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Issuer which is subordinated in right of payment to the Notes, in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of the Capital Stock of the Issuer (other than Disqualified Stock); (v) the declaration or payment of dividends on the Common Stock of the Issuer of up to 6% per annum of the Net Cash Proceeds received by the Issuer in the aggregate from any public offering of Common Stock after the Closing Date; (vi) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Issuer; (vii) any Investments made after the Closing Date, provided that the sum of such


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


Investments does not exceed $25 million at any one time outstanding and that the Board of Directors of the Issuer has determined in good faith that such Investment will enable the Issuer or any of its Restricted Subsidiaries to obtain additional business that it might not be able to obtain without making such Investment; (viii) purchases or other acquisitions of Capital Stock in compliance with the terms of written agreements in effect on the Closing Date, as amended; provided that the Board of Directors determines that each such amendment is not adverse to the interests of any Holder; (ix) cash payments in lieu of the issuance of fractional shares upon the exercise of any warrants or options on Common Stock; (x) Investments made after the Closing Date in Restricted Affiliates in an aggregate amount at any one time outstanding not to exceed the sum of (A) $50 million and (B) one-half of the aggregate Net Cash Proceeds received by the Issuer after the Closing Date from the issuance and sale permitted by the Indenture of Capital Stock of the Issuer (other than Disqualified Stock) to a Person that is not a Subsidiary of the Issuer and not otherwise used for a Restricted Payment described in clauses (i) through (iii) of the first paragraph of this covenant or invested in an outstanding Investment, or (xi) non pro rata dividends paid to minority shareholders of Restricted Subsidiaries pursuant to agreements for the acquisition of such Common Stock, provided that such dividends do not in the aggregate exceed the minority shareholder's pro rata ownership share of such Restricted Subsidiary for the period for which such dividend or distribution is paid, provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital (including dividends) to the Issuer and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).



     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Issuer are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.



  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries



     The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Issuer or any Restricted Subsidiary, (ii) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (iii) make loans or advances to the Issuer or any other Restricted Subsidiary, or (iv) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.



     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law, rule or regulation or, to the extent not material to the Issuer, at the behest of regulatory authorities; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Issuer or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vi) with respect to Restricted Subsidiaries in which, on and subsequent to the Closing Date, the Issuer and its Restricted Subsidiaries only make Investments that are evidenced by unsubordinated promissory notes that bear a reasonable rate of interest and are payable prior to the Stated Maturity of the Notes; provided that such encumbrances and restrictions expressly allow the payment of interest and principal on such promissory notes; (vii) solely of the type referred to in clause (iii) or (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant that are contained in any stockholders' agreement, joint venture agreement or similar agreement among owners of Common Stock of a Restricted Subsidiary; provided that such restrictions consist solely of requirements that transactions between such Restricted Subsidiaries and Affiliates thereof (including the Issuer and its Restricted Subsidiaries) be on fair and reasonable terms no less favorable to such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with a Person that is not such an Affiliate; or (viii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the Board of Directors of the Issuer determines that such encumbrance or restriction together with encumbrances and restrictions of any other Indebtedness will not materially affect the Issuer's ability to make interest or principal payments on the Notes; or (ix) contained in the agreement pertaining to the Proposed ING Credit Facility, provided that the terms thereof are not materially more restrictive than those set forth on the offer letter from ING Barings dated July 24, 1997, including the Term Sheet attached thereto. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Issuer or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuer or any of its Restricted Subsidiaries.



  Limitation on the Issuance of Capital Stock of Restricted Subsidiaries



     The Issuer will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Issuer or a Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to non-U.S. nationals of shares of Capital Stock of non-U.S. Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, provided any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; (iv) issuances or sales of Common Stock, either (x) the Net Cash Proceeds of which are promptly applied pursuant to clause (A) or (B) of the "Limitation on Asset Sales" covenant or (y) in the case of a sale for consideration other than cash, in exchange for property or services having a fair market value at least equal to the fair market value of the Common Stock issued; and (v) issuances and sales of up to 6% of the Common Stock of each Restricted Subsidiary in connection with employee benefit plans or arrangements.



  Limitation on Issuances of Guarantees by Restricted Subsidiaries



     The Issuer will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Issuer which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by


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


such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to (x) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (y) any Guarantee by Restricted Subsidiaries to the extent any such Restricted Subsidiary could itself Incur such Indebtedness being Guaranteed (without duplication in the case of the same Indebtedness being Guaranteed by one or more Restricted Subsidiaries) under the "Limitation on Indebtedness" covenant; or (z) any Guarantee of Indebtedness under the Proposed ING Credit Facility. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee, or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.



     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Issuer, of all of the Issuer's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.



  Limitation on Transactions with Shareholders and Affiliates



     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Issuer or with any Affiliate of the Issuer or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Issuer or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.



     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Issuer or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm (or a subsidiary or affiliate thereof) in the United States stating that the transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Issuer and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Issuer who are not employees of the Issuer; (iv) any Payments or other transactions pursuant to any tax-sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes; (v) transactions in the ordinary course of business of the Company or any Restricted Subsidiary; provided that the aggregate amount of such transactions do not exceed $2 million in any fiscal year; or (vi) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.



  Limitation on Liens



     The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or


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Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes or the Note Guarantee, prior to) the obligation or liability secured by such Lien.



     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Issuer or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Issuer or a Restricted Subsidiary to secure Indebtedness owing to the Issuer or such other Restricted Subsidiary;
(iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) or clause (xi) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Permitted Liens; (vi) Liens securing obligations not in excess of $2 million; (vii) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted to be Incurred under the "Limitation on Indebtedness" covenant; or
(viii) Liens granted over any assets of the Issuer to secure the Proposed ING Credit Facility, including without limitation cash held by the Issuer and any Capital Stock held by the Issuer.



  Limitation on Sale-Leaseback Transactions



     The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Issuer or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Issuer or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.



     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds or the Proposed ING Credit Facility; (iii) the transaction is solely between the Issuer and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Issuer or such Restricted Subsidiary, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or
(B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.



  Limitation on Asset Sales



     The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the consideration received by the Issuer or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Issuer or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Issuer and its subsidiaries have been filed pursuant to the "Commission Reports and Reports to Holders" covenant), then the Issuer shall, or shall cause the relevant Restricted Subsidiary to, (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets,
(A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Issuer or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Issuer or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within twelve months after the date of


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such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Issuer and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the twelve-month period referred to in clause
(i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause
(i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."



     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Issuer must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes on the relevant Payment Date equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.



  Repurchase of Notes upon a Change of Control



     The Issuer must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.



     There can be no assurance that the Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Issuer which might be outstanding at the time). The above covenant requiring the Issuer to repurchase the Notes will, unless consents are obtained, require the Issuer and its Subsidiaries to repay or cause to be repaid all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.



COMMISSION REPORTS AND REPORTS TO HOLDERS



     Whether or not the Issuer is then required to file reports with the Commission, the Issuer shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto. Upon request, the Issuer shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.



EVENTS OF DEFAULT



     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first six scheduled interest payments on the Notes in a timely manner will constitute an Event of Default with no grace or cure period; (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Issuer or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Issuer defaults in the performance of or breaches any other covenant or agreement of the Issuer in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount at maturity of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Issuer or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Issuer or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or
(C) the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Issuer or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.



     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal amount of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Issuer or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Issuer, the principal amount of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount at maturity of the outstanding Notes by written notice to the Issuer and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see
"-- Modification and Waiver."



     The Holders of at least a majority in aggregate principal amount at maturity of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture


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


or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;
(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.



     The Indenture will require certain officers of the Issuer to certify, on or before a date not more than 90 days after the end of each fiscal year of the Issuer, that a review has been conducted of the activities of the Issuer and its Restricted Subsidiaries and the Issuer's and its Restricted Subsidiaries' performance under the Indenture and that the Issuer has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuer will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.



CONSOLIDATION, MERGER AND SALE OF ASSETS



     The Issuer will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Issuer unless: (i) the Issuer shall be the continuing Person, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or that acquired or leased such property and assets of the Issuer shall be a corporation organized and validly existing under the laws of the jurisdiction of incorporation of the Issuer immediately prior to such transaction, the United States of America, the British Virgin Islands, the Cayman Islands, the Netherlands Antilles, any EU Country or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Issuer on all of the Notes and under the Indenture; provided that, with respect to any such transaction immediately subsequent to which the continuing Person is incorporated in a jurisdiction other than the United States or the jurisdiction in which such Person was incorporated immediately prior to such transaction, (A) the Issuer delivers to the Trustee an Opinion of Counsel stating that the obligations of the continuing Person under the Indenture are enforceable under the laws of the new jurisdiction of its incorporation to the same extent as the obligations of the Issuer under the Indenture immediately prior to such transaction; (B) the continuing Person agrees in writing to submit to jurisdiction and appoints an agent for the service of process, each under terms substantially similar to the terms contained in the Indenture with respect to the Issuer; (C) the continuing Person agrees in writing to pay "additional amounts" as provided under the Indenture with respect to the Issuer except that such "additional amounts" shall relate to any withholding tax whatsoever regardless of any change of law (subject to exceptions substantially similar to those contained in the Indenture and described under "-- Additional Amounts"); and (D) the Board of Directors of the Issuer determines in good faith that such transaction will have no material adverse effect on any Holder and a Board Resolution to that effect is delivered to the Trustee; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Issuer or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis, the Issuer or any Person becoming the successor obligor of the Notes would have a Consolidated Leverage Ratio no higher (or, if negative, no lower) than the Consolidated Leverage Ratio of the Issuer immediately prior to such transaction; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Issuer) shall be issued or distributed to the stockholders of the Issuer; and (v) the Issuer delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and
(iv)) and Opinion of Counsel, in each case


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


stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Issuer, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state or jurisdiction of incorporation of the Issuer; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.



DEFEASANCE



     Defeasance and Discharge



     The Indenture will provide that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such principal or interest or upon earlier redemption in accordance with the terms of the Indenture and the Notes, (B) the Issuer has delivered to the Trustee either (i) a ruling based on relevant law and practice at the time directed to the Trustee from the Inland Revenue or other relevant tax authority to the effect that the Holders will not recognize income, gain or loss for Bermuda income tax or other tax purposes as a result of the Issuer's exercise, disregarding income tax on any amounts that would have been received but for such exercise of its option under this "Defeasance" provision and will be subject to income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised or (ii) an Opinion of Counsel to the same effect as the ruling described in clause (i) above; (C) the Issuer has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. income tax or other tax purposes as a result of the Issuer's exercise of its option under this "Defeasance" provision and will be subject to income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling published by the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (D) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default, or event that after the giving of notice or lapse of time or both would become a Default or an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, (E) if at such time the Notes are listed on a securities exchange, the Issuer his delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of the Issuer's exercise of its option under this "Defeasance" provision, and (F) the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, in each case stating that all the above conditions precedent have been complied with.


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


     Defeasance of Certain Covenants and Certain Events of Default



     The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii),
(C), (D) and (E) of the preceding paragraph and the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for Bermuda or U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to Bermuda and U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.



     Defeasance and Certain Other Events of Default



     In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable for such payments.



MODIFICATION AND WAIVER



     Modifications and amendments of the Indenture may be made by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, or (vii) reduce the percentage or aggregate principal amount at maturity of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.



NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES



     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, the Pledge Agreement or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.


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


CONCERNING THE TRUSTEE



     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.



     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.



ADDITIONAL AMOUNTS



     In the event of any change in the laws of Bermuda or of any political subdivision or taxing authority thereof or therein or any change in the interpretation or administration thereof, the effect of which is to require the withholding or deduction by the Issuer pursuant to the Notes of any amount for taxes, the Issuer will pay, to the extent it may then lawfully do so, such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of and interest on the Notes, after deduction for withholding for or on account of any future tax, assessment or other governmental charge, will not be less than the amount provided for in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply in respect of:



          (a) any tax, withholding, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and Bermuda or any political subdivision or taxing authority thereof including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;



          (b) any estate, inheritance, gift, sale, transfer or personal property tax;



          (c) any tax, assessment or other governmental charge that is withheld by reason of the failure to timely comply by the holder or the beneficial owner of the Note with a request in writing of the Issuer (i) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing or domicile jurisdiction as a precondition to exemption from or reduction of all or part of such tax, assessment or other governmental charge; provided, however, that this clause (c) shall not apply to limit the Issuer's obligation to pay Additional Amounts if the completing and filing of the information described in subclause (i) or the declaration or other claim described in subclause (ii) would be materially more onerous in form, in procedure or in substance of information disclosed, in comparison to the information reporting requirements imposed under U.S. tax law with respect to Forms 1001, W-8 and W-9; or



          (d) any combination of items (a), (b) and (c) above; nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Note to any holder who is not the sole beneficial owner of such Note or is a fiduciary or partnership, but only to the extent that a beneficial owner, a beneficiary or a settlor with respect to a fiduciary or a member of the partnership would not have been entitled to the payment of the Additional Amount had the beneficial owner, beneficiary, settlor or member of such partnership received directly its beneficial or distributive share of the payment.

     In the opinion of Conyers Dill & Pearman, Bermuda counsel for the Issuer, under Bermuda law no withholding tax would be payable in Bermuda in respect of any payment that may be required under the Notes.



     At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officer's Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever in the Indenture or in this Prospectus there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. See "-- Optional Redemption."



BOOK-ENTRY; DELIVERY AND FORM



     The Notes will be initially issued in the form of fully registered Global Notes which will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in next-day funds.



     The Depositary has advised the Issuer and the Underwriters that the Depositary intends to follow the procedures as described below:



          The Depositary will act as securities depository for the Global Notes. The Global Notes will be issued as a fully registered security registered in the name of Cede & Co. (the Depositary's nominee).



          The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its Participants are on file with the Commission.



          Purchases of Notes must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owners") is in turn recorded on the Direct and Indirect Participant's records. Transfers of ownership interest in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.



          Conveyance of Notes and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.


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


          Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.



          Neither the Depositary nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).



          Principal, premium (if any), and interest payments on the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium (if any) and interest to the Depositary is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.



     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.



     So long as the Depositary for the Global Notes, or its nominee, is the registered owner of the Global Notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by the Global Notes for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Notes will not be entitled to have Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, such person owning a beneficial interest in Global Notes must rely on the procedures of the Depositary and, if such person is not a Participant, those of the Participant through which such person owns its interests in order to exercise any rights of a Holder under the Indenture or such Note.



     The Indenture provides that the Depositary, as a Holder, may appoint agents and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture, including the right to sue for payment of principal or interest pursuant to Section 316(b) of the Trust Indenture Act of 1939, as amended. The Issuer understands that under existing industry practices, when the Issuer requests any action of Holders or when a Beneficial Owner desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary generally will give or take such action, or authorize the relevant Participants to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners owning through them.



     The Issuer has been informed by the Depositary that the Depositary will assist its Participants and their customers (Beneficial Owners) in taking any action a Holder is entitled to take under the Indenture or exercise any rights available to Cede & Co., as the holder of record of the Notes, including the right to demand acceleration upon an Event of Default or to institute suit for the enforcement of payment or interest pursuant to Section 316(b) of the Trust Indenture Act of 1939, as amended. The Depositary has advised the Issuer that it will act with respect to such matters upon written instructions from a Participant to whose account with the Depositary the relevant beneficial ownership in the Notes is credited. The Issuer understands that a Participant will deliver such written instructions to the Depositary upon itself receiving similar written instructions from either Indirect Participants or Beneficial Owners, as the case may be. Under Rule 6 of the rules and procedures filed by the Depositary with the Commission pursuant to Section 17 of the Securities Exchange Act of 1934, as amended. Participants are required to indemnify the Depositary against all liability the Depositary may sustain, without fault on the part of the Depositary or its nominee, as a result of any action they may take pursuant to the instructions of the Participant in exercising any such rights.



     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.



     Principal, premium, if any, and interest payments on Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Notes representing such Notes. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.



     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Issuer within 60 days or if an Event of Default under the Indenture has occurred and is continuing, the Issuer will issue Notes in definitive registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof, in exchange for the Global Notes representing such Notes. In addition, the Issuer may at any time and in its sole discretion determine not to have any Notes in registered form represented by the Global Notes and, in such event, will issue Notes in definitive registered form in exchange for the Global Notes representing such Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Notes represented by such Global Notes equal in principal amount at maturity to such beneficial interest and to have such Notes registered in its name. Upon the exchange of the Global Notes for Notes in definitive form, the Global Notes will be cancelled by the Trustee.



CONSENT TO JURISDICTION AND SERVICE



     The Issuer will appoint Corporation Service Company as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes and for actions brought under federal or state securities laws brought in any federal or state court located in the City of New York and will agree to submit to such jurisdiction.


                           CERTAIN TAX CONSIDERATIONS


     The following discussion is a summary of certain anticipated tax consequences of the operations of the Company and of an investment in the Notes under United States federal income tax laws and Bermuda tax laws. The discussion does not deal with all possible tax consequences relating to the Company's operations or to an investment in the Notes. In particular, the discussion does not address the tax consequences under state, local and other (e.g., non-United States federal, non-Bermuda) tax laws. Accordingly, each prospective investor should consult his or her tax advisor regarding the tax consequences of an investment in the Notes. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Prospectus, all of which are subject to change. In this section of the Prospectus, the term "Company" includes only CME.


BERMUDA TAXATION

     In the opinion of Conyers, Dill & Pearman, Bermuda counsel to the Company, the following discussion correctly describes certain tax consequences to the Company with respect to the Offering and with respect to ownership of the Notes under Bermuda law.

     At the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or holders of the Notes other than such holders ordinarily resident in Bermuda. The Company is not subject to stamp or other similar duty on the issue, transfer or redemption of the Notes.



     The Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertaking Tax Protection Act 1966 that, in the event there is enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company or to its operations, or the shares, the Notes or other obligations of the Company, until March 28, 2016, except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares, the Notes or other obligations of the Company, or any real property or leasehold interests in Bermuda owned by the Company. Other than the tax convention between Bermuda and the United States which relates to the taxation of insurance enterprises and to mutual assistance in tax matters, there is no reciprocal tax treaty between Bermuda and the United States.


     As an exempted company, the Company is liable to pay in Bermuda a registration fee based upon its authorized share capital and the premium on its issued shares at a rate not exceeding $25,000 per annum.

UNITED STATES FEDERAL INCOME TAXATION


     In the opinion of Rosenman & Colin LLP, United States counsel to the Company, the following correctly describes certain United States federal income tax consequences to the Company and to a United States Investor making an investment in the Notes. For purposes of this discussion, the term "United States Investor" includes a United States citizen or resident, a United States corporation or partnership, a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, and an estate that is subject to United States federal income tax on its income regardless of source. The following discussion does not generally address the tax consequences to persons who are not United States Investors. Non-United States Investors are advised to consult their own tax advisors regarding the tax considerations incident to an investment in the Notes. In addition, the summary does not address the United States federal income tax treatment of certain types of United States Investors (e.g., individual retirement and other tax-deferred accounts, life insurance companies, tax-exempt organizations, dealers in securities or currencies, persons who hold Notes as part of a straddle or conversion transaction and persons whose functional currency is not the United States dollar) who may be subject to tax rules that differ significantly from those summarized below. The discussion below as it relates to United States federal income tax consequences is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Prospective investors are advised to consult their own tax advisors with respect to their particular circumstances and with respect to the effect of state, local or foreign tax laws to which they may be subject.


  Taxation of the Company and its Subsidiaries

     In general, the Company and its foreign (non-United States) Subsidiaries will be subject to United States federal income tax only to the extent they have income which has its source in the United States or is effectively connected with a United States trade or business. It is anticipated that the Company and its foreign Subsidiaries will derive substantially all of their income from foreign sources and that none of their income will be effectively connected with a United States trade or business. In addition, it is anticipated that any United States source income of the Company will be derived from investments the interest on which will be exempt from United States federal income taxation. As a result, the Company and its foreign Subsidiaries should be subject to little or no United States federal income taxation. On the other hand, the domestic (United States) Subsidiaries of the Company will be subject to United States federal income taxation on their worldwide income (regardless of source), subject to reduction by allowable foreign tax credits, and distributions by such United States Subsidiaries to the Company or its foreign Subsidiaries generally will be subject to United States withholding taxes.

  Taxation of Noteholders


     Stated Interest. A United States Investor using the accrual method of accounting for tax purposes generally will be required to include interest in income as such interest accrues on the Notes, while a cash basis United States Investor generally will be required to include interest in income when interest payments are received. It is expected that the Notes initially will be purchased at a discount from their stated principal amount by the Underwriters, and then will be sold by them to public investors at an amount equal to their stated principal amount (or at a de minimis discount from the Notes' stated principal amount). As a result, based upon applicable Treasury Regulations (which generally provide that the purchase by underwriters for redistribution is disregarded for purposes of determining original issue discount), the Notes should not be treated as being issued with original issue discount.



     Market Discount. If a subsequent purchaser who is a United States Investor purchases a Note for an amount that is less than its stated principal amount, the amount of the difference, subject to a de minimis exception, will be "market discount." The market discount rules generally provide that if such subsequent purchaser thereafter disposes of the Note (including by means of a gift), the lesser of the gain recognized (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the Note was held by such subsequent purchaser will be treated as ordinary income at the time of the disposition. Unless the United States Investor elects otherwise, the accrued market discount generally would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the Note has been held by the United States Investor and the denominator of which is the number of days after the United States Investor's acquisition of the Note up to and including its maturity date. The market discount rules also provide that unless such United States Investor elects to include market discount in income on a current basis, then such United States Investor may be required to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or continued to purchase or carry the Note until such holder disposes of the Note in a taxable transaction, or, if sooner, there is net interest income in a subsequent year with respect to the Note and the holder elects to deduct the deferred interest to the extent of such net interest income.


     The Notes provide that they may be redeemed, in whole or in part, before maturity. If some or all of the Notes are redeemed, each holder of a Note acquired at a market discount would be required to treat the principal payment as ordinary income to the extent of any accrued market discount on such Note.

     A United States Investor of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereof accrues, either on a straight line basis or, if elected, on a constant interest basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). If a United States Investor elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or certain other dispositions of such Note and the deferral of interest deductions on indebtedness related to such Note would not apply.


     Amortizable Bond Premium. If a holder purchases a Note for an amount greater than its stated principal amount, such holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. Such United States Investor may elect to amortize such premium using a constant yield method determined by reference to such holder's basis in the Note over the remaining term of the Note and offset interest otherwise required to be included in gross income in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. A United States Investor who elects to amortize bond premium must reduce its tax basis in the related Note by the amount of the aggregate deductions allowable for amortizable bond premium. An election to amortize bond premium would apply to amortizable bond premium on all taxable bonds held at or acquired after the beginning of the United States Investor's taxable year for which the election is made, and may be revoked only with the consent of the IRS.

     Disposition. In general, a United States Investor will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the Note measured by the difference between (i) the amount of cash and the fair market value of property received and (ii) the United States Investor's adjusted tax basis in the Note (including increases resulting from any market discount previously included in income by such holder and decreases resulting from any bond premium amortized over the term of the Note). Except as described above under "Market Discount," any such gain or loss will generally be long-term capital gain or loss, provided the Note is a capital asset in the hands of the holder and had been held for more than one year.


  United States Information Reporting and Backup Withholding


     Under current United States federal income tax law, generally payments of interest made to, and the proceeds of sales before maturity by, certain U.S. persons are subject to information reporting, and a "back-up" withholding tax at a rate of 31%, if such persons fail to supply correct taxpayer identification numbers and certain other information in the required manner. Payments of interest to a holder of Notes (a) made by mail or wire transfer to an address in the United States, (b) made by a paying agent, broker or other intermediary in the United States or (c) made by a United States broker or by a custodian, nominee or agent that is (i) a United States person, (ii) a controlled foreign corporation for United States tax purposes, or (iii) a foreign person 50% or more of whose gross income is from a United States trade or business (hereinafter, any of the persons described in (i), (ii) and (iii) shall be referred to as a "United States Controlled Person") to such holder outside the United States may be subject to United States information reporting requirements. Payments of interest received by non-U.S. holders generally would be exempt from these reporting requirements, but such non-U.S. holders may be required to comply with certification and identification procedures in order to prove their exemption from the reporting requirements and from backup withholding with respect to payments of interest.



     The payment of proceeds of the disposition of Notes by a holder to or through the United States office of a broker generally will be subject to information reporting and backup withholding at a rate of 31%, unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. However, information reporting (but not backup withholding) may apply to such a holder who sells a beneficial interest in Notes through a non-United States branch of a United States broker, or through a non-United States office of a United States Controlled Person, in either case unless the holder establishes an exemption or the broker has documentary evidence in its files of the holder's status as a non-U.S. person.


     Any amounts withheld under the backup withholding rules from payment to a holder will be refunded (or credited against the holder's United States federal income tax liability, if any) provided that the required information is furnished to the United States Internal Revenue Service.

                                  UNDERWRITING



     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Schroder & Co. Inc. are serving as representatives (the "Representatives"), have agreed to purchase, and the Company has agreed to sell to them, the respective principal amounts of Notes set forth opposite the names of such Underwriters below.



                                                                           PRINCIPAL AMOUNT
                                                                               OF NOTES
                                                                           ----------------
    Morgan Stanley & Co. Incorporated....................................      $
    Merrill Lynch, Pierce, Fenner & Smith Incorporated...................
    Schroder & Co. Inc...................................................
                                                                           ----------------
              Total......................................................      $
                                                                           =============



     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Notes offered hereby if any such Notes are taken.



     The Underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of
  % of the initial price to the public of the Notes. Any Underwriter may allow,
and such dealers may reallow, a concession not in excess of   % of the initial
price to the public of the Notes to certain other dealers.



     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.



     The Company will apply for listing of the Notes on the Luxembourg Stock Exchange and has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time without notice, at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes. See "Risk Factors -- Absence of Public Market for the Notes."



     In order to facilitate the Offering of the Notes, Morgan Stanley & Co. Incorporated on behalf of the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, Morgan Stanley & Co. Incorporated on behalf of the Underwriters may overallot in connection with the Offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, Morgan Stanley & Co. Incorporated on behalf of the Underwriters may bid for, and purchase the Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distribution of the Notes in the Offering, if the Underwriters repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.


                                 LEGAL MATTERS


     Rosenman & Colin LLP, United States counsel for the Company, will pass upon the Notes being binding obligations of Central European Media Enterprises Ltd. Certain other legal matters will be passed upon for the Company by Rosenman & Colin LLP and Conyers, Dill & Pearman, Bermuda counsel for the Company. Certain legal matters will be passed upon for the Underwriters by Shearman & Sterling.

                                    EXPERTS


     The Consolidated Financial Statements of the Company as of December 31, 1995 and 1996 and for the three years ended December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                             AVAILABLE INFORMATION


     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Class A Common Stock is listed on the Nasdaq National Market and reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, NW, Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of such site is (http://www.sec.gov).



     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules thereto. The Registration Statement can be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.


     Statements made in this Prospectus concerning the provisions of any document or agreement are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by this reference.

     The Company furnishes its shareholders with annual reports containing financial statements audited by its independent public accountants and files with the Securities and Exchange Commission quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-24796) pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed pursuant to Section 13 of the Exchange Act.


          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed pursuant to Section 13 of the Exchange Act.

          3. All reports and other documents filed by the Company pursuant to
     Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering.


     Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a supplement to this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of the Registration Statement or this Prospectus.


     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents which are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be directed to the Company at 18 D'Arblay Street, London W1V 3FP England, Attn: Legal Department, telephone number 44-171-292-7900.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
ANNUAL FINANCIAL STATEMENTS
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS............................................    F-2
  CONSOLIDATED FINANCIAL STATEMENTS
     Consolidated Balance Sheets as of December 31, 1995 and 1996.....................    F-3
     Consolidated Statements of Operations for the years ended December 31, 1994, 1995
      and 1996........................................................................    F-5
     Consolidated Statements of Shareholders' Equity (Deficit) for the period from
      December 31, 1993 to December 31, 1996..........................................    F-6
     Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995
      and 1996........................................................................    F-7
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..........................................    F-8
INTERIM FINANCIAL STATEMENTS
  CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     Consolidated Balance Sheets as of December 31, 1996 and March 31, 1997...........   F-30
     Consolidated Statements of Operations for the three months ended March 31, 1996
      and 1997........................................................................   F-32
     Consolidated Statement of Shareholders' Equity (Deficit) for the three months
      ended March 31, 1997............................................................   F-33
     Consolidated Statements of Cash Flows for the three months ended March 31, 1996
      and 1997........................................................................   F-34
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..........................................   F-35

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Central European Media Enterprises Ltd.:


     We have audited the accompanying consolidated balance sheets of Central European Media Enterprises Ltd. as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central European Media Enterprises Ltd. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with United States generally accepted accounting principles.

                                          ARTHUR ANDERSEN & CO.

Hamilton, Bermuda

March 24, 1997 (except for the matters


discussed in Note 16.c, as to which the


date is May 27, 1997)

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996
                                    ($000S)

                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                 NOTE       1995         1996
                                                                 ----     --------     --------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................    4      $ 53,210     $ 78,507
  Investments in marketable securities.........................    4        10,652        2,896
  Restricted cash..............................................    5         4,216        2,749
  Accounts receivable (net of allowances of $1,105, $3,200)....             32,475       37,342
  Program rights costs.........................................    4         9,219       12,675
  Value-added tax recoverable..................................                733          182
  Amounts due from unconsolidated affiliates...................   13            --        1,066
  Advances to affiliates.......................................   13           953        4,119
  Other short-term assets......................................    7            --          850
  Prepaid expenses.............................................              5,270        5,773
                                                                          --------     --------
          Total current assets.................................            116,728      146,159
Investment in unconsolidated affiliates........................             12,433       56,599
Investments....................................................                 --        3,600
Loans to affiliates............................................   13         6,272       17,766
Property, plant & equipment (net of depreciation of $10,281,
  $22,317).....................................................    6        51,699       58,982
Program rights costs...........................................    4        10,496       14,266
Broadcast license costs and other intangibles (net of
  amortization of $1,007, $1,579)..............................    4         2,365        3,097
License acquisition costs (net of amortization of $54, $854)...    4         4,723        3,923
Goodwill.......................................................    4         1,510       35,338
Organization costs (net of amortization of $507, $950).........    4         1,337          934
Development costs (net of allowance of $4,373, $996)...........    4        10,127       19,105
Deferred taxes.................................................    8           559          868
Other assets...................................................    7         3,778        4,493
                                                                          --------     --------
          Total assets.........................................           $222,027     $365,130
                                                                          ========     ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.



                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)


                           DECEMBER 31, 1995 AND 1996


                                    ($000S)



                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                 NOTE       1995         1996
                                                                 ----     --------     --------
             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................           $ 12,956     $ 18,775
  Accrued liabilities..........................................              9,804       17,010
  Duties and other taxes payable...............................                288        3,312
  Income taxes payable.........................................    8        15,946        9,948
  Current portion of obligations under capital leases..........   12         2,111        1,794
  Current portion of credit facilities.........................   10         2,661        7,106
  Investments payable..........................................                 --        1,955
  Advances from affiliates.....................................   13         2,687          606
                                                                          --------     --------
          Total current liabilities............................             46,453       60,506
Deferred income taxes..........................................    8         2,317        2,142
Obligations under capital leases...............................   12         8,747        7,120
Long-term portion of credit facilities.........................   10         6,766       22,488
Investments payable............................................                 --       14,633
Other liabilities..............................................                173          305
Minority interest in consolidated subsidiaries.................    4        18,635        8,616
SHAREHOLDERS' EQUITY:
  Preferred Stock, $0.01 par value:
     authorized: 5,000,000 shares; issued and outstanding:
     none......................................................                 --           --
  Class A Common Stock, $0.01 par value:
     authorized: 30,000,000 shares; issued and outstanding:
     10,294,549 shares at December 31, 1995 and 16,664,143
     shares at December 31, 1996...............................                103          167
  Class B Common Stock, $0.01 par value:
     authorized: 15,000,000 shares; issued and outstanding:
     8,078,297 shares at December 31, 1995 and 7,191,475 shares
     at December 31, 1996......................................                 81           72
  Additional paid-in capital...................................            187,997      330,315
  Class A Treasury stock of $0.01 par value, at cost:
     176,872 shares at December 31, 1995 and none at December
     31, 1996..................................................             (2,476)          --
  Accumulated deficit..........................................            (48,001)     (78,004)
  Cumulative currency translation adjustment...................              1,232       (3,230)
                                                                          --------     --------
          Total shareholders' equity...........................            138,936      249,320
                                                                          --------     --------
          Total liabilities and shareholders' equity...........           $222,027     $365,130
                                                                          ========     ========


   The accompanying notes are an integral part of these consolidated balance sheets.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         ($000S, EXCEPT PER SHARE DATA)



                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                     NOTE       1994         1995         1996
                                                     ----     --------     --------     --------
Gross revenues.....................................           $ 64,389     $121,113     $170,114
Discounts and agency commissions...................            (10,823)     (22,194)     (34,129)
Net revenues.......................................    4        53,566       98,919      135,985
Station Expenses:
  Other operating costs and expenses...............             21,907       28,972       50,188
  Amortization of programming rights...............             10,403       16,319       21,599
  Depreciation of station fixed assets and other
     intangibles...................................              3,773        7,251       13,314
  Total station operating costs and expenses.......             36,083       52,542       85,101
  Selling, general and administrative expenses.....              6,009        7,725       21,357
Corporate Expenses:
  Corporate operating costs and development
     expenses......................................              3,699       10,669       15,782
  Stock compensation charge........................   15         5,833          858           --
  Amortization of goodwill and allowance
     for development costs.........................                985        3,442        2,940
  Capital registration tax.........................    8(b)         --        1,375          809
                                                                10,517       16,344       19,531
Operating income...................................                957       22,308        9,996
Equity in loss of unconsolidated affiliates........   14       (13,677)     (14,816)     (17,867)
Interest and other income..........................                179        1,238        2,876
Interest expense...................................             (1,992)      (4,959)      (4,670)
Foreign currency exchange (loss)/gain..............    4          (245)         324       (2,861)
(Loss) income before provision for income taxes....            (14,778)       4,095      (12,526)
Provision for income taxes.........................    8        (3,331)     (16,340)     (16,405)
Loss before minority interest......................            (18,109)     (12,245)     (28,931)
Minority interest in income/loss of consolidated
  subsidiaries.....................................             (2,396)      (6,491)      (1,072)
Net Loss...........................................           $(20,505)    $(18,736)    $(30,003)
PER SHARE DATA.....................................    4
Net loss per share.................................                        $  (1.28)    $  (1.55)
Weighted average number of common shares
  outstanding (000s)...............................                          14,678       19,373


  The accompanying notes are an integral part of these consolidated financial statements.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.


            CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY (DEFICIT)

           FOR THE PERIOD FROM DECEMBER 31, 1993 TO DECEMBER 31, 1996
                                    ($000S)


                                    CLASS    CLASS                                                         CUMULATIVE
                                      A        B      ADDITIONAL                                            CURRENCY
                                    COMMON   COMMON    PAID-IN     TREASURY     DEFERRED     ACCUMULATED   TRANSLATION
                                    STOCK    STOCK     CAPITAL      STOCK     COMPENSATION   DEFICIT(1)    ADJUSTMENT     TOTAL
                                    ------   ------   ----------   --------   ------------   -----------   -----------   --------
BALANCE, December 31, 1993........   $ --     $ --     $  12,500   $     --     $     --      $  (8,760)     $  (276)    $  3,464
  Capital contributed by
     Shareholders, net of related
     costs of $7,681..............     59       81        73,120         --           --             --           --       73,260
  Services contributed by
     Shareholders.................     --       --           169         --           --             --           --          169
  Stock compensation charge (Note
     15)..........................     --       --         9,167         --       (3,334)            --           --        5,833
  Foreign Currency Translation
     Adjustment...................     --       --            --         --           --             --          410          410
  Net loss........................     --       --            --         --           --        (20,505)          --      (20,505)
                                     ----      ---      --------    -------      -------       --------      -------     --------
BALANCE, December 31, 1994........     59       81        94,956         --       (3,334)       (29,265)         134       62,631
  Capital contributed by
     Shareholders including $6,500
     loan converted, less related
     costs of $5,426..............     44       --        93,041         --           --             --           --       93,085
  Stock compensation charge
     Charge.......................     --       --            --         --          858             --           --          858
     Reduction in stock
       compensation charge (Note
       15)........................     --       --            --     (2,476)       2,476             --           --           --
  Foreign Currency Translation
     Adjustment...................     --       --            --         --           --             --        1,098        1,098
  Net loss........................     --       --            --         --           --        (18,736)          --      (18,736)
                                     ----      ---      --------    -------      -------       --------      -------     --------
BALANCE, December 31, 1995........    103       81       187,997     (2,476)          --        (48,001)       1,232      138,936
  Retirement of Treasury Stock....     (2)      --        (2,474)     2,476           --             --           --           --
  Capital contributed by
     Shareholders, less related
     costs of $8,177(2)...........     66       (9)      144,792         --           --             --           --      144,849
  Foreign Currency Translation
     Adjustment...................     --       --            --         --           --             --       (4,462)      (4,462)
  Net loss........................     --       --            --         --           --        (30,003)          --      (30,003)
                                     ----      ---      --------    -------      -------       --------      -------     --------
BALANCE, December 31, 1996........   $167     $ 72     $ 330,315   $     --     $     --      $ (78,004)     $(3,230)    $249,320
                                     ====      ===      ========    =======      =======       ========      =======     ========


---------------
(1) Of the accumulated deficit of $78,004,000 at December 31, 1996, $50,248,000 represents accumulated losses in unconsolidated affiliates.

(2) Includes transfers between Class A and Class B Common Stock in the year.

  The accompanying notes are an integral part of these consolidated financial statements.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    ($000S)


                                                                                      FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                                              ------------------------------------
                                                                                1994          1995          1996
                                                                              --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss...................................................................   $(20,505)     $(18,736)     $(30,003)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Equity in loss of unconsolidated affiliates..............................     13,677        14,816        17,867
  Depreciation and amortization (excluding amortization of barter
    programs)..............................................................     14,176        23,705        33,288
  Minority interest in income (loss) of consolidated subsidiaries..........      2,396         6,491         1,072
  Services contributed by shareholders.....................................        169            --            --
  Valuation allowance for development costs................................        985         3,388           714
  Stock compensation charge................................................      5,833           858            --
Changes in assets and liabilities:
  Accounts receivable......................................................    (12,950)      (18,176)       (4,881)
  Related party receivable.................................................        263           115            --
  Program rights paid......................................................    (13,417)      (24,040)      (24,072)
  Value-added tax recoverable..............................................      1,121          (710)          551
  Dividends paid to minority shareholders..................................         --          (612)       (3,575)
  Advances to affiliates...................................................         --          (337)       (3,334)
  Production costs.........................................................        355            --            --
  Prepaid expenses.........................................................       (673)       (1,780)         (415)
  Other assets.............................................................         (5)       (3,639)       (1,838)
  Accounts payable.........................................................        646         1,180         3,931
  Accrued liabilities......................................................      2,698         6,197         7,227
  Income and other taxes payable...........................................      3,699        13,223        (3,151)
                                                                              --------      --------      --------
    Net cash provided by (used in) operating activities....................     (1,532)        1,943        (6,619)
                                                                              --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in unconsolidated affiliates..................................    (19,268)      (19,220)      (52,977)
  Investments..............................................................         --            --        (3,600)
  Investments in marketable securities.....................................     (7,725)       (2,927)        7,756
  Restricted cash..........................................................     (1,072)       (2,616)        1,467
  Acquisition of fixed assets..............................................    (13,298)      (23,196)      (17,801)
  Acquisition of minority shareholders' interest...........................         --            --        (5,607)
  Purchase of business.....................................................         --        (1,510)       (4,895)
  Payments for license acquisition costs...................................         --        (4,777)           --
  Payments for organization costs..........................................         --        (1,032)          (48)
  Payments for broadcast license costs and other intangibles...............       (790)         (760)       (1,295)
  Development costs........................................................     (2,175)      (12,325)      (18,936)
                                                                              --------      --------      --------
    Net cash used in investing activities..................................    (44,328)      (68,363)      (95,936)
                                                                              --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Credit facilities........................................................     14,398        (6,140)        3,045
  Payments under capital leases............................................         --        (1,570)       (1,636)
  Loans to affiliates......................................................     (1,396)       (6,272)      (16,705)
  Advances received from affiliates........................................      7,457         2,687            --
  Loans received from affiliates...........................................      3,546            --            --
  Repayment of advances from affiliates....................................     (7,216)           --            --
  Repayment of advances by affiliates......................................     (9,336)           --        (2,081)
  Shareholder loans........................................................      6,500            --            --
  Capital contributed by shareholders......................................     73,260        86,585       144,849
  Other liabilities........................................................         --           173           137
  Investments by minority shareholders in consolidated subsidiaries........         --         2,000            --
                                                                              --------      --------      --------
    Net cash provided by financing activities..............................     87,213        77,463       127,609
                                                                              --------      --------      --------
IMPACT OF EXCHANGE RATE FLUCTUATIONS ON CASH...............................       (281)          165           243
                                                                              --------      --------      --------
    Net increase in cash and cash equivalents..............................     41,072        11,208        25,297
CASH AND CASH EQUIVALENTS, beginning of period.............................        930        42,002        53,210
                                                                              --------      --------      --------
CASH AND CASH EQUIVALENTS, end of period...................................   $ 42,002      $ 53,210      $ 78,507
                                                                              ========      ========      ========
SUPPLEMENTAL INFORMATION
    Cash paid for interest.................................................   $  1,891      $  4,942      $  4,590
                                                                              ========      ========      ========
    Income taxes...........................................................   $     --      $  2,922      $ 22,048
                                                                              ========      ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996


1.  ORGANIZATION AND BUSINESS


     Central European Media Enterprises Ltd., a Bermuda corporation ("CME"), was formed in June 1994. Through its predecessor companies, CME has been in operation since 1991. CME, together with its subsidiaries (CME and its subsidiaries are collectively referred to as the "Company"), develops, owns and operates national and regional commercial television stations and networks in Central and Eastern Europe and regional commercial television stations in Germany.

     In the Czech Republic, as of December 31, 1996, the Company owned an 88% economic interest in Ceska Nezavisla Televizni Spolecnost s.r.o. ("Nova TV"), the leading private national television station in the Czech Republic. On August 1, 1996, the Company increased its economic interest in Nova TV to 88% from 66% through the acquisition of a 22% economic interest in Nova TV from Ceska Sporitelna Bank ("CS") (the "Additional Nova TV Purchase"). The Company is in the process of registering the Additional Nova TV Purchase pursuant to Czech law. On an ongoing basis, after giving effect to the Additional Nova TV Purchase, the Company is entitled to 88% of the total profits of Nova TV and has 86% of the voting power in Nova TV. CET 21 had a 12% equity interest in Nova TV. During 1996, the Company entered into an agreement to lend the General Director of Nova TV funds to finance his purchase of shares in CET 21 in order to increase his ownership in CET 21. In March 1997, the Company acquired an additional 5.2% interest in Nova TV through the retirement of the loan (Note
16). In 1995, in the Czech Republic, the Company entered into loan ("Radio Alfa Loan") and consulting agreements with Radio Alfa ("Radio Alfa"), one of two private Czech Republic national radio broadcasters. Radio Alfa was re-launched in October 1995. The Radio Alfa Loan may be converted into an equity interest in Radio Alfa of up to 21.7%. During December 1996, the Company purchased a 62% ownership interest from Radio Alfa's other shareholders for a purchase price of Kc37,500,000 ($1,372,000). If the Radio Alfa Loan is converted to an equity interest, the Company would have an 83.7% equity ownership interest in Radio Alfa.

     In Romania, the Company and two local partners, Adrian Sarbu and Ion Tiriac operate PRO TV, a commercial television network launched in December 1995, through Media Pro International S.A. ("Media Pro International"). The Company holds a 77.5% equity interest in Media Pro International, although the Company's partners hold options exercisable through October 1997 which, if exercised, would reduce the Company's interest to not less than 66%. In September 1996, the Company acquired a 95% equity interest in Unimedia SRL ("Unimedia"), which acquired a 10% equity interest in a consortium, MobilRom, which obtained one of two GSM licenses in Romania in December 1996 and is expected to commence operations in June 1997.

     In Slovenia, the Company launched POP TV in December 1995 together with MMTV d.o.o. Ljubljana ("MMTV") (formerly known as Boutique MMTV) and Tele 59 d.o.o. Maribor ("Tele 59"), through the formation of Produkcija Plus d.o.o. ("Pro Plus"). POP TV provides programming to and sells advertising for MMTV, Tele 59 and an additional affiliate, Robin TV. The Company owns 58% of the equity of Pro Plus, but has an effective economic interest of 72%, as a result of a 33% economic interest in MMTV and a 33% economic interest in Tele 59, each of which have a 21% interest in Pro Plus. In July 1996, the Company, together with MMTV and Tele 59 entered into an agreement to purchase a 66% equity interest in Kanal A (Note 12).

     In the Slovak Republic, the Company has an 80% economic and a 49% voting interest in Slovenska Televizna Spolocnost s.r.o. ("STS") which launched Markiza TV as a national television station on August 31, 1996.

     In Hungary, the Company holds a 97.4% ownership interest in Videovox Studio Limited Liability Company ("Videovox"), a Hungarian dubbing and production company acquired in May 1996.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

1.  ORGANIZATION AND BUSINESS -- (CONTINUED)
     The Company owns a 58% non-controlling interest in PULS ("PULS"), a regional television station based in Berlin, Germany. The Company owns a 50% interest (non-voting profit participation) in Franken Funk & Fernsehen GmbH ("FFF"), which owns 74.8% of a regional television station in Nuremberg, Germany, NMF Neue Medien Franken GmbH and Co., K.G. ("NMF"). The Company has a 49% non-controlling interest, and a 50% economic interest in Sachsen Funk und Fernsehen GmbH, Germany ("SFF") which owns a 33.33% equity interest in Sachsen Fernsehen Betriebs KG, which operates regional television stations in Leipzig and Dresden, Germany. The partners of PULS have retained a financial advisor and are currently in discussions with potential investors in PULS. Such an investor would be expected to acquire a significant equity interest in PULS and assume responsibility for PULS' operations. Such an investment would be anticipated to significantly dilute the Company's equity investment in PULS and to decrease the Company's future funding obligations to PULS. Such investment also could result in a material reduction of the net realizable carrying value of the Company's equity investment in PULS, which was $12,591,000 as of December 31, 1996, and a corresponding charge against the Company's earnings in the period incurred. Regardless of whether a transaction with a strategic investor is consummated, there is no assurance that the Company may not have to take a reduction of all or a portion of the net realizable carrying value of PULS. A reduction of the net realizable carrying value of PULS, or other factors, might cause the Company to reduce all or part of the net realizable carrying value of the Company's investments in FFF and SFF, which were $6,069,000 and $1,561,000, respectively, as of December 31, 1996. As of December 31, 1996 and as of the date of the financial statements, the Company does not consider the value of PULS, FFF and SFF to be impaired, based on discussions with potential investors to date.

     In Poland, the Company together with the Polish media group ITI, formed TVN Sp.z.o.o. ("TVN"). ITI holds 67% of the equity in TVN and the Company holds the remaining 33%. In February 1997, TVN was awarded television broadcast licenses for Northern Poland and the cities of Warsaw and Lodz in Poland. Also in 1996, TVN exercised an option pursuant to which it acquired a 49% interest in Televisja Wisla Sp.z.o.o. ("TV Wisla"), which operates a television station in southern Poland.

     In Ukraine, the Company recently acquired a 50% interest in a group of companies (collectively, the "Studio 1+1 Group"), which has the right through 2006 to broadcast programming and sell advertising on one of Ukraine's public television stations, UT-2. The Company's investment in the Studio 1+1 Group of $17,029,000, as of December 31, 1996, is classified in development costs in the accompanying financial statements. The Studio 1+1 Group has not had material operations through December 31, 1996.

2.  PRO FORMA RESULTS OF ACQUISITIONS

     The unaudited pro forma effects of the Additional Nova TV Purchase, as if this transaction occurred at the beginning of 1995, are as follows:

                                                                       1995         1996
                                                                     --------     --------
    Net revenues ($000)............................................  $ 98,919     $135,985
    Net loss ($000)................................................   (21,260)     (33,110)
    Net loss per share.............................................     (1.45)       (1.71)

     This pro forma information includes the effects of the amortization of goodwill related to the transaction, as well as interest expense associated with related borrowings. The operations of Videovox were not material in 1995 or 1996.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

3.  FINANCING OF OPERATING AND CAPITAL NEEDS

     In 1994, the Company raised cash contributions of $73,260,000 from shareholders, primarily from its initial public offering, which raised $76,475,000 from the issue of 5,462,500 shares of Class A Common Stock, less underwriting costs and issue and other related expenses of approximately $7,681,000.

     In 1995, the Company raised cash contributions of $92,000,000 from a public offering of common stock, less underwriting costs and issue and other related expenses of approximately $5,426,000, from the issue of 4,000,000 shares of Class A Common Stock.

     In 1996, the Company raised cash contributions of $151,800,000 from a public offering of common stock, less underwriting costs and issue and other related expenses of approximately $8,177,000, from the issue of 5,520,000 shares of Class A Common Stock.

     Proceeds from the above public offerings and other equity raised have been used to fund the Company's activities and to repay certain loans and advances from affiliates. The Company had cash of $78,507,000 and marketable securities of $2,896,000 at December 31, 1996 to enable it to finance its future activities.

  Dividends from Consolidated Subsidiaries and Unconsolidated Affiliates

     The Company conducts all of its operations through subsidiaries. Accordingly, the primary internal source of the Company's cash available for operations will ultimately be dividends and other distributions from its subsidiaries. Each of these subsidiaries was formed under the laws of, and has its operations in, a country other than Bermuda, the jurisdiction of the Company. In addition, each of the operating subsidiaries receives the majority of its revenues in the local currency of the jurisdiction in which it is situated. As a consequence, the Company's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under applicable local laws and foreign currency exchange regulations of the jurisdictions in which its subsidiaries operate.


     The laws under which the Company's currently operating subsidiaries and affiliates are organized provide generally that dividends may be declared by the partners or shareholders out of yearly profits subject to the maintenance of registered capital, required reserves and after the recovery of accumulated losses. In the case of the Company's Dutch and Netherlands Antilles subsidiaries, the Company's voting power is sufficient to compel the making of distributions. The Company's voting power is sufficient to compel Nova TV to make distributions. In the case of PRO TV, distributions may be paid from the profits of PRO TV subject to a reserve of 5% of annual profits until the aggregate reserves equal 20% of PRO TV's registered capital. A majority vote can compel PRO TV to make distributions. In the case of POP TV, the Company's voting power is not sufficient to compel the payment of dividends. There are no legal reserve requirements in Slovenia. In the case of Markiza TV, distributions may be paid from net profits subject to an initial reserve requirement of 10% of net profits until the reserve fund equals 5% of registered capital. Subsequently, the reserve requirement is equal to 5% of net profits until the reserve fund equals 10% of registered capital. The Company's voting power in Markiza TV is not sufficient to compel the distribution of dividends. In the case of PULS, the PULS Partnership Agreement provides that if profits are available for distribution, 66 2/3% of the partnership interest may require that 40% of such profits be placed in reserves until DM16,700,000 ($10,774,000) are reserved. All profits in excess thereof must be distributed. The agreement relating to FFF does not contain restrictions on distributions out of available profits. The laws of countries where the Company is developing operations contain restrictions on the payment of dividends.


  General

     While losses from operating and development activities are expected to continue in 1997, management believes that the Company's liquidity and capital resources at December 31, 1996, including the proceeds of the 1996 Offering, potential corporate and local debt facilities, the financial commitments of local majority

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

3. FINANCING OF OPERATING AND CAPITAL NEEDS -- (CONTINUED) and minority shareholders or partners in its various operating entities, are adequate to fund existing operations through 1997. The Company believes that its ability to raise funding through the public and private equity and debt markets will provide funding for the Company's planned expansion in 1997.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies are summarized as follows:

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries, and the accounts of Nova TV, PRO TV, POP TV, Videovox, Radio Alfa and 2002 Kft as consolidated entities, and reflect the interests of the minority owners of these companies. The accounts of PULS, FFF, SFF, Markiza TV and TVN, in which the Company has non-controlling ownership interests, are included in the accompanying consolidated financial statements as investments in unconsolidated affiliates under the equity method. The Company's investment in MobilRom is accounted for at the lower of cost or market value. Acquisitions have been accounted for using the purchase method.

  Cash and Cash Equivalents

     Cash and cash equivalents includes unrestricted cash in banks and highly liquid investments with maturities of less than three months when purchased.

  Investments in Marketable Securities

     The Company accounts for Investments in Marketable Securities under Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". In connection with the adoption of this pronouncement, debt and equity securities held by the Company that may be sold in response to changes in interest rates, prepayments, and other factors have been classified as available-for-sale. Such securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity (on an after tax basis). Gains and losses on the disposition of securities are recognized on the specific identification method in the period in which they occur. There were no significant realized or unrealized gains or losses as of December 31, 1996 and 1995.

  Revenue Recognition

     Revenues primarily result from the sale of advertising time and are recognized in the period in which advertising is aired.

  Barter Transactions

     Revenue from barter transactions (television advertising time provided in exchange for goods and services) is recognized as income when commercials are broadcast, and programming, merchandise or services received are charged to expense or capitalized as appropriate when received or used. Barter revenues of $2,841,000, $3,647,000 and $6,354,000 have been recognized for the years ended December 31, 1994, 1995 and 1996, respectively.

     The Company records barter transactions at the estimated fair market value of the production or services received. In cases where bartered programs can only be obtained through a barter agreement the Company values the barter at the value of the asset given up. In other cases where the Company has elected to enter into

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) barter agreements as an alternate method of payment, strictly for economic reasons, the Company values the barter agreement at the value of the asset received. If merchandise or services are received prior to the broadcast of a commercial, a liability is recorded. Likewise, if a commercial is broadcast first, a receivable is recorded. At December 31, 1995 and 1996, barter receivables were $587,000 and $361,000, and are included in accounts receivable in the accompanying consolidated balance sheets.

  Property, Plant and Equipment

     Property, plant and equipment is carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the related assets (Note 6).

  Assets Held Under Capital Leases

     Assets held under capital leases are accounted for in accordance with SFAS No. 13, "Accounting for Leases", and recorded in Property, Plant and Equipment. The related liability is included in obligations under capital lease.

  Program Rights and Production Costs

     Program rights acquired by the Company under license agreements and the related obligations incurred are recorded as assets and liabilities when the license period begins, and the assets are amortized to expense using straight-line and accelerated methods based on the estimated period of usage, ranging from one to five years. Amortization estimates for program rights are reviewed periodically and adjusted prospectively. Program rights costs of $44,896,000 in 1995 and $70,584,000 in 1996 are shown net of amortization of $25,181,000 and $43,643,000 at December 31, 1995 and 1996, respectively.

     Payments made for program rights in which the license period has not begun before year end are classified as prepaid expenses and are $2,688,000 and $2,854,000 at December 31, 1995 and 1996, respectively.

     Production costs for self-produced programs are capitalized, and expensed when first broadcast except where the programming has potential to generate future revenues. When this is the case, production costs are capitalized and amortized on the same basis as programming obtained from third parties.

  Goodwill


     Goodwill represents the Company's excess cost over the fair value of net assets acquired and is being amortized on a straight-line basis over the estimated useful life of the assets. Amounts recognized to date have been amortized over periods ranging from 2 to 8 1/2 years from the original date of acquisition.


     During March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995 and was adopted by the Company in 1996. The effect of the adoption was not material.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  License Acquisition Costs

     License acquisition costs reflect the excess of the Company's investment above the Company's share of net assets received from newly formed, consolidated entities and reflect the amounts paid to secure exclusive rights to the licenses. It is amortized over the lives of the related licenses which range from 5 to 10 years. License acquisition costs are reviewed for impairment whenever events or circumstances provide evidence that suggests that the carrying amount of license acquisition costs may not be recoverable. At December 31, 1995 and 1996, $4,777,000 and $4,777,000, respectively, has been capitalized and $54,000 and $854,000, respectively, has been amortized.

  Broadcast License Costs and Other Intangibles

     The costs of acquiring licenses to broadcast are capitalized and amortized over the life of the related license. As of December 31, 1995 and 1996, $1,804,000 and $1,756,000, respectively, has been capitalized in the accompanying consolidated financial statements related to the Company's 12 year broadcast license in the Czech Republic, and $392,000 and $534,000 has been amortized through December 31, 1995 and 1996, respectively.

     Other intangibles, which include the cost of acquiring software and other intangible assets, are capitalized and amortized over their estimated useful lives. At December 31, 1995 and 1996, $1,568,000 and $2,920,000, respectively, has been capitalized, and $615,000 and $1,045,000, respectively, has been amortized.

  Organization Costs

     The Company has capitalized $1,844,000 and $1,884,000 in costs incurred in connection with the organization and incorporation of consolidated subsidiaries at December 31, 1995 and 1996, respectively, which will be amortized over four years. Amortization of $507,000 and $950,000 has been provided through December 31, 1995 and 1996, respectively.

  Development Costs

     In the course of its activities the Company incurs external costs in connection with the development of new license opportunities for the Company. These costs are capitalized and shown as an asset on the balance sheet where separately identifiable. It is the Company's policy to account for these assets at the lower of cost or estimated realizable value. As part of an ongoing review of the valuation of such assets, management assesses their carrying value. If this review indicates that the assets will not be recoverable through potential future operations, the carrying values of these assets are reduced to their estimated recoverable value by the recording of an allowance. As of December 31, 1995 and 1996, the Company had incurred capitalizable costs of $14,500,000 and $20,101,000, respectively, which have been reduced by an allowance of $4,373,000 and $996,000, respectively. As a result of its review, management has determined that such assets are fairly stated at December 31, 1995 and 1996.

  Fair Value of Financial Instruments

     Effective December 31, 1995, the Company accounts for the Fair Value of Financial Instruments under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". To meet the reporting requirements of SFAS No. 107, the Company calculates the fair value of financial instruments and includes --this additional information in the notes to financial statements when the fair value is different from book value of those financial instruments. When the fair value is equal to the book value, no additional disclosure is made. The Company uses quoted market prices whenever available to calculate these fair values. When quoted

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) market prices are not available, the Company uses standard pricing models for various types of financial instruments which take into account the present value of estimated future cash flows. At December 31, 1995 and 1996, the carrying value of all financial instruments (primarily loans payable and receivable) approximated fair value.

  Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires a liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted rates for the years in which the taxes are expected to be paid or recovered.

     Deferred income taxes are provided on temporary differences between financial statement and taxable income. The primary sources of these differences are depreciation, amortization and capital lease payments.

  Foreign Currency Translation

     The Company has applied the provisions of SFAS No. 52 "Foreign Currency Translation" in translating the financial statements of its entities from German marks ("DM"), Czech korunas ("Kc"), Romanian lei ("ROL"), Slovenian tolars ("SIT"), Slovak korunas ("Sk"), Hungarian forints ("HUF"), Polish Zloty ("Zl") and Ukrainian Hryvna ("Hrn") to U.S. dollars. Transactions denominated in foreign currencies are recorded at the exchange rate in effect at the date of the transaction.

     The financial statements of Nova TV, POP TV, Markiza TV, Videovox, Radio Alfa, 2002 Kft, TVN and certain Studio 1+1 Group entities, which operate in economies that are considered non-highly inflationary, are measured using the local currency as the functional currency. Income and expense items are translated at average monthly rates of exchange. Gains and losses from currency translations of these affiliates are included in net earnings. Assets and liabilities of these affiliates are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included as cumulative currency translation adjustment as a component of shareholders' equity.

     PRO TV and certain Studio 1+1 Group entities operate in economies qualifying as highly inflationary. Accordingly, non-monetary assets and liabilities are translated at historical exchange rates and monetary assets and liabilities are translated at current exchange rates. Translation adjustments are included in the determination of income.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Year end exchange rates and average exchange rates for the respective periods are as follows:


                                               BALANCE SHEET                INCOME STATEMENT
                                         --------------------------   -----------------------------
                                              AS OF                       YEAR ENDED
                                          DECEMBER 31,                   DECEMBER 31,
                                         ---------------              ------------------
                                          1995     1996    MOVEMENT    1995        1996    MOVEMENT
                                         ------   ------   --------   ------      ------   --------
Czech koruna equivalent of $1.00.......   26.60    27.33      2.7%     26.57       27.21      2.4%
German mark equivalent of $1.00........    1.43     1.55      8.4%      1.44        1.50      4.2%
Hungarian forint equivalent of $1.00...     n/a      162      n/a        n/a         151      n/a
Polish zloty equivalent of $1.00.......     n/a     2.88      n/a        n/a        2.70      n/a
Romanian lei equivalent of $1.00.......   2,578    4,035     56.5%     2,402(1)    3,204     33.4%
Slovak koruna equivalent of $1.00......     n/a    31.90      n/a        n/a       31.14      n/a
Slovenian tolar equivalent of $1.00....  125.99   141.48     12.3%    125.99(2)   136.45      8.3%
Ukrainian hryvna equivalent of $1.00...     n/a     1.89      n/a        n/a        1.83(3)    n/a


---------------
(1) Average exchange rate from December 1, 1995 through December 31, 1995 only.

(2) Average exchange rate from December 15, 1995 through December 31, 1995 only.

(3) Hryvna became the currency of Ukraine in September 1996.

     In the accompanying notes, $ equivalents of Kc, ROL, SIT, Sk, HUF, DM, Zl and Hrn amounts have been included in brackets at December 31, 1995 or 1996 rates, as applicable, for illustrative purposes only. Future amounts are shown at December 31, 1996 exchange rates.

  Stock-Based Compensation

     During October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages entities to adopt a fair value based method of accounting for stock compensation plans. However, SFAS No. 123 also permits the Company to continue to measure compensation costs under pre-existing accounting pronouncements. If the fair value based method of accounting is not adopted, SFAS No. 123 requires pro forma disclosures of net income (loss) and net income (loss) per common share in the notes to the financial statements. The Company has elected to provide the necessary pro forma disclosures beginning in 1996 (Note 11).

  Net Loss Per Share

     Net loss per share was computed by dividing the Company's net loss by the weighted average number of Common Shares (both Class A and Class B) and common share equivalents outstanding during the years ended December 31, 1995 and 1996. The impact of outstanding options and warrants has not been included in the computation of net loss per share, as the effect of their inclusion would be anti-dilutive.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Recently Issued Accounting Standards


     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently required fully diluted EPS. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.


  Reclassifications

     Certain reclassifications were made to prior period amounts to conform to current period classifications.

5.  RESTRICTED CASH

     Restricted cash at December 31, 1995 and 1996 is $4,216,000 and $2,749,000, respectively. Restricted cash at December 31, 1995 consists of (1) $1,600,000 of cash restricted in connection with a DM2,000,000 letter of credit issued on behalf of FFF ("FFF Letter of Credit") in relation to leasing commitments in that entity, (2) $2,000,000 restricted in connection with an extended offer to purchase an entity in Hungary and (3) $616,000 pledged on behalf of a loan obtained by an affiliated entity in Romania. Restricted cash at December 31, 1996 consists of (1) $1,600,000 of cash restricted in connection with the FFF Letter of Credit and (2) $1,149,000 held by the Romanian customs authority for imports into Romania.

6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                                        DECEMBER 31,
                                                          USEFUL     -------------------
                                                          LIVES       1995        1996
                                                          ------     -------     -------
                                                          YEARS       $000        $000
        Land and buildings held under capital leases....     25       17,899      19,803
        Leasehold improvements..........................   4-15        3,873       3,894
        Station machinery, fixtures and equipment.......    4-8       37,893      52,605
        Other equipment.................................    4-8           --       3,754
        Construction in progress........................     --        2,315       1,243
                                                                     -------     -------
                                                                      61,980      81,299
        Less -- Accumulated depreciation................             (10,281)    (22,317)
                                                                     -------     -------
                                                                      51,699      58,982
                                                                     =======     =======

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

7.  OTHER ASSETS

     Other assets consist of the following:

                                                                        DECEMBER 31,
                                                                       ---------------
                                                                       1995      1996
                                                                       -----     -----
                                                                       $000      $000
        Current:
          Satellite transponder......................................     --       850
                                                                       =====     =====
        Long-term:
          Advances for technical equipment...........................  2,591     3,970
          Satellite transponder......................................    850        --
          Other......................................................    337       523
                                                                       -----     -----
                                                                       3,778     4,493
                                                                       =====     =====

     In June 1995 the Company, through CME Programming Services Inc., obtained leasehold rights for a 12 year period to a 33 Mhz transponder on the Eutelsat HB3 Satellite which the Company anticipates will be launched in the fourth quarter of 1997. The Company paid a deposit of $850,000 toward future transponder lease obligations. The annual charge for the lease is approximately $4.4 million, beginning after the launch of the satellite and lease obligations are guaranteed by CME.

8.  INCOME AND CAPITAL TAXES PAYABLE

     (a) Provision for income taxes relates primarily to the profits of Nova TV.

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                            1994       1995       1996
                                                            -----     ------     ------
                                                            $000       $000       $000
        Current income taxes..............................  2,428     15,473     16,826
        Deferred income taxes.............................    903        867       (421)
                                                            -----     ------     ------
                                                            3,331     16,340     16,405
                                                            =====     ======     ======

     Income taxes are provided on Nova TV profits, which cannot be offset against losses incurred in PRO TV, POP TV, Videovox, PULS, FFF, SFF, TVN and Markiza TV or against corporate costs incurred in other jurisdictions. The effective income tax rate in the Czech Republic is 42%, 41% and 39% for the years ended December 31, 1994, 1995 and 1996, respectively. Nova TV's net operating losses brought forward from 1993 were fully utilized to offset profits in 1994. These factors represent the difference between the Company's income tax charge and the federal rate of income tax applied to the Company's loss before tax.

     At the present time no income, profit, capital or capital gain taxes are levied in Bermuda and, accordingly, no provision for such taxes has been recorded by the Company. In the event that such taxes are levied, the Company has received an undertaking from the Bermuda Government exempting it from all such taxes until March 28, 2016.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

8.  INCOME AND CAPITAL TAXES PAYABLE -- (CONTINUED)
     Deferred income tax assets relate to the following timing differences:

                                                                        DECEMBER 31,
                                                                      ----------------
                                                                      1995       1996
                                                                      -----     ------
                                                                      $000       $000
        Provisions against receivables..............................    891      1,045
        Accelerated amortization of programming licenses............    529        856
        Other.......................................................     30         12
                                                                      -----     ------
                                                                      1,450      1,913
        Valuation allowance on deferred tax asset...................   (891)    (1,045)
                                                                      -----     ------
                                                                        559        868
                                                                      =====     ======

     A full valuation allowance is provided for provisions against receivables in 1995 and 1996 due to the delay in obtaining a tax deduction for such amounts in the Czech Republic.

     Deferred income tax liabilities relate to the following timing differences:

                                                                        DECEMBER 31,
                                                                       ---------------
                                                                       1995      1996
                                                                       -----     -----
                                                                       $000      $000
        Depreciation and amortization................................  1,503     1,491
        Lease payments...............................................    595       382
        Other........................................................    219       269
                                                                       -----     -----
                                                                       2,317     2,142
                                                                       =====     =====

     Net operating losses incurred in 1995 and 1996 in Germany, Romania, Slovenia, Slovakia, Poland and Hungary are available for offset against taxable income in those countries in the future. Net operating losses experienced in these jurisdictions in certain years may not be fully available for offset against taxable income in the future in those countries.

     A valuation allowance has been provided for all net operating loss carryforwards as it is more likely than not, for a variety of reasons, including the uncertainties in the tax regimes, that they may not be utilized.

     (b) Capital Registration Tax

     Capital registration tax is payable on the contribution of capital to certain subsidiaries of CME. It has been included within corporate expenses for 1995 and 1996, as it is not dependent upon the level of income, in the amount of $1,375,000 and $809,000, respectively.

9.  SHAREHOLDER LOAN

     On September 9, 1994, the Company borrowed $6,500,000 from Ronald S. Lauder (the "Principal Shareholder Loan"), who is also a director of the Company. The Principal Shareholder Loan was evidenced by an unsecured Term Promissory Note due September 30, 1996, bearing interest at a rate of 10% per annum. In addition, Mr. Lauder received warrants to purchase 250,000 shares of Class A Common Stock at an exercise price of $16.10 per share. These warrants are exercisable for five years, commencing one year after their date of issue.

     Concurrent to the equity offering of 4,000,000 shares of Class A Common Stock on November 9, 1995 (the "1995 Offering"), Mr. Lauder purchased 297,346 shares of Class A Common Stock at the price to the

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

9.  SHAREHOLDER LOAN -- (CONTINUED)
public in the 1995 Offering, less underwriting discounts and commissions, in exchange for the Principal Shareholder Loan of $6,500,000.

     Between October 2 and October 21, 1996 the Company borrowed up to $14,000,000 from Mr. Lauder (the "Lauder Loan"). The Lauder Loan was evidenced by an unsecured Term Promissory Note due the earlier of (1) a public offering or
(2) October 1, 1998, bearing interest at a rate of LIBOR plus 2%. This loan was repaid on November 14, 1996. In addition, Mr. Lauder received warrants to purchase 70,000 shares of Class A Common Stock at an exercise price of $30.25 per share. The warrants are exercisable for four years commencing one year after their date of issue.

10.  LOAN AND OVERDRAFT OBLIGATIONS

     Group loan obligations and overdraft facilities consist of the following:

                                                                       DECEMBER 31,
                                                                    -------------------
                                                                     1995         1996
                                                                    ------       ------
                                                                     $000         $000
               CME B.V
          Ceska Sporitelna Loan.......................    (a)           --       16,464
          Tele 59 Loan................................    (b)           --          903
               Nova TV
          Long-term investment loan...................    (c)        8,877        6,586
          Line of credit loan.........................    (d)           --           --
               PRO TV
          Operating bank loan.........................    (e)          250           --
          Operating bank loan.........................    (e)          300           --
          Line of credit..............................    (f)           --        1,709
          Long term loan..............................    (g)           --        2,758
          Overdraft facilities........................    (h)           --          969
               POP TV
          Unsecured short-term loans..................    (i)           --          205
                                                                    ------
                                                                     9,427       29,594
          Less current maturities.....................              (2,661)      (7,106)
                                                                    ------
                                                                     6,766       22,488
                                                                    ======

       CME B.V.

     (a) On August 1, 1996, the Company entered into the Additional Nova TV Purchase for the purchase of CS's 22% economic interest and virtually all of CS's voting rights in Nova TV for a purchase price of Kc 1 billion ($36,590,000). The Company has also entered into a loan agreement with CS to finance 85% of the purchase price. The remainder of the purchase price of Kc150,000,000 ($5,488,000) was paid by the Company on November 15, 1996. The CS loan was drawn in August 1996 and will be drawn in April 1997 in the amounts of Kc450,000,000 ($16,464,000) and Kc400,000,000 ($14,636,000),
     respectively, to fund purchase payments due at those times, and the loan bears an interest rate of 12.9% annually. Quarterly repayments on the loan are required in the amount of Kc22,500,000 ($823,000) during the period from November 1997 through November 1998, Kc42,500,000 ($1,555,000) during the period from February 1999 through August 2002, and Kc20,000,000 ($732,000) during the period from November 2002 through November 2003.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

10.  LOAN AND OVERDRAFT OBLIGATIONS -- (CONTINUED)
     (b) The Company entered into a loan agreement on November 21, 1996 with Tele 59 to finance a loan to Tele 59 from SKB banka d.d (SKB). The principal amount of this loan is DM1,400,000 ($903,000). Under this agreement, the Company will reimburse Tele 59 for payments made to SKB and Tele 59 is required to repay the loan from the Company with any income received. The loan bears interest at 7.8% per annum.

       Nova TV

     (c) The long-term investment loan was obtained from CS bank, an investor in Nova TV, to be used for the purchase of equipment. The loan originally had a maximum facility of Kc 300,000,000 ($10,977,000) which was fully utilized at December 31, 1994. Principal payments of Kc 60,000,000 ($2,195,000) are due on this loan each year and were paid accordingly in 1995 and 1996. The loan bears interest at 2.5% above the bank's prime rate (prime rate currently 12.5%). The long-term investment loan is secured by the Nova TV's equipment, vehicles and 50% of its receivables.

     (d) The line of credit loan, also obtained from CS bank, has a maximum facility of Kc 250 million ($9,147,000) bearing interest of PRIBOR plus 0.5%. This facility was unutilized at December 31, 1995 and 1996. The line of credit is secured by the remaining 50% of receivables.

       PRO TV

     (e) In exchange for certain assets, PRO TV assumed two loans from an affiliated entity, payable to Tiriac Bank, which is partially owned by a PRO TV investor. These loans were repaid in 1996.

     (f) The line of credit, obtained from Tiriac Bank, provides a maximum facility of $2,000,000 bearing interest at 6 month LIBOR plus 5%. This line of credit is substantially repayable by July 31, 1997 and is secured by assets with a book value of $2,575,000.

     (g) The long-term loan, also obtained from Tiriac Bank, has a maximum facility of $4,000,000, bearing interest at 6 month LIBOR plus 5%. This loan is payable in monthly installments of $83,500 beginning July 31, 1997 through June 30, 2001, the final installment being $75,500. The loan is secured by assets representing $3,357,000 and 70% of the assets purchased with the loan up to a value of $2,800,000.

     (h) Overdraft facilities are either secured by cash balances in lei or are unsecured and are due within 1997.

       POP TV

     (i) The unsecured short-term loans consist of three separate facilities which bear interest of Consumer Price Index plus 12%, three months' arithmetical average of Slovene retail price increase ("TOM") plus 21%, and TOM plus 18%.

     At December 31, 1996, maturities of debt are as follows:


                                                                       TOTAL
                                                                       $000
                                                                      -------
                1997................................................    7,106
                1998................................................    6,607
                1999................................................    9,416
                2000................................................    6,465
                                                                       ------
                                                                       29,594
                                                                       ======

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

11.  STOCK OPTION PLAN

     The Company adopted the 1994 Stock Option Plan in 1994 and the 1995 Stock Option Plan in August 1995. Under the 1994 Stock Option Plan, the Compensation Committee is authorized to grant options for up to 900,000 shares of the Company's Class A Common Stock. Under the 1995 Stock Option Plan the Compensation Committee is authorized to grant options for up to 1,200,000 shares of the Company's Class A Common Stock. The Stock Option Plans allow grants to consultants and non-affiliated directors. The maximum term of the options granted under the Stock Option Plans is ten years. Options granted may be either incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options. Under the Stock Option Plans, non-affiliated directors are automatically granted each year options to purchase 10,000 shares of Class A Common Stock. The Compensation Committee has granted substantially all options to purchase the 900,000 shares of Class A Common Stock created by the 1994 Stock Option Plan and 851,620 shares of Class A Common Stock under the 1995 Stock Option Plan. The 1995 Stock Option Plan includes options to purchase 117,000 shares of Class A Common Stock granted to the President and Chief Executive Officer of the Company and 23,900 shares of Class A Common Stock granted to the Vice President-Finance and Chief Financial Officer.

     Under both plans the option exercise price equals the stock's market price on date of grant. The 1994 plan options vest after two years and expire after ten years. The 1995 plan was revised in February 1997 so that options granted under this plan will vest after two years and will expire after ten years. This change will be applied retrospectively and the following tables have been prepared under the revised 1995 plan.

     A summary of the status of the Company's two stock option plans at December 31, 1995 and 1996 and changes during the years is presented in the table and narrative below:

                                                1995                                 1996
                                ------------------------------------  -----------------------------------
                                            WTD. AVG.                                          WTD. AVG.
                                            EXERCISE       OPTION                 EXERCISE      OPTION
                                 SHARES       PRICE       PRICE $      SHARES       PRICE       PRICE $
                                ---------   ---------   ------------  ---------   ---------   -----------
Outstanding at start of
  year........................    354,500      6.10       0.20-14.00  1,049,600     13.81      0.20-20.00
Granted.......................    756,600     16.44      14.00-20.00    636,800     21.51     20.75-21.75
Exercised.....................    (55,000)     0.20             0.20   (139,644)     8.78      0.20-14.63
Forfeited.....................     (6,500)    14.63            14.63    (12,653)    20.00           20.00
                                ---------                             ---------
Outstanding at end of year....  1,049,600     13.81       0.20-20.00  1,534,103     17.41      0.20-21.75
                                =========                             =========

     At December 31, 1995 and 1996, 122,250 and 528,356 shares were exercisable, respectively.

     One of the Company's directors was awarded 25,000 options on August 3, 1995 which were granted outside of both the 1994 Amended and Restated Option Plan and the 1995 Stock Option Plan. Half of his shares vested six months after issue and the remainder after one year.

     The Company accounts for these plans under APB No. 25, under which no compensation cost is recognized for stock options granted to employees with an exercise price at or above the prevailing market price on the date of the grant. Had compensation cost for these plans been determined consistent with the fair

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

11.  STOCK OPTION PLAN -- (CONTINUED)
value approach required by SFAS No. 123, the Company's net loss and net loss per common share would increase to the following pro forma amounts:

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                    -------------------
                                                                     1995        1996
                                                                    -------     -------
        Net Loss ($000)...........................  As Reported     (18,736)    (30,003)
                                                    Pro Forma       (20,197)    (34,468)
        Net Loss Per Common Share ($).............  As Reported       (1.28)      (1.55)
                                                    Pro Forma         (1.38)      (1.78)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for the grants made January 1, 1995, August 3, 1995, August 10, 1995, August 14, 1995, October 17, 1995, December 15, 1995, January 2, 1996 and August 1, 1996
respectively: risk-free interest rates of 7.84%, 6.21%, 6.23%, 6.28%, 5.76%, 5.53%, 5.30% and 6.36%; expected dividend yields of 0% for each grant; expected lives of 4 years for all grants; expected stock price volatility of 47.6% for all grants.

     The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts because SFAS No. 123 does not apply to stock options granted prior to January 1, 1995 and additional stock option grants are anticipated in future years.

12.  COMMITMENTS AND CONTINGENCIES

  Litigation

     In July 1996, the Company, together with MMTV and Tele 59, entered into an agreement to purchase 66% of the shares of Kanal A, a private television station in Slovenia ("the Kanal A Agreement") for $3,000,000. Scandinavian Broadcast Systems, S.A. ("SBS"), which purportedly has certain rights to the equity of Kanal A pursuant to various agreements, has challenged the validity of the Kanal A Agreement in a United Kingdom court. Both the Company and SBS have been granted injunctions by the United Kingdom courts preventing SBS, in the case of the Company, and the Company, in the case of SBS, from taking certain actions either to enforce such entity's claim to equity in Kanal A or to block the claim of the other entity to equity in Kanal A. The Company has instituted action in a Slovenian court requesting that courts in Slovenia resolve these claims. Payments made by the Company under these agreements totaled $1,000,000 and are classified in developments costs at December 31, 1996. Management believes these amounts will be collected, refunded or will result in an equity interest in Kanal A.

     The Company is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company is not presently a party to any such litigation which management reasonably expect could have a material adverse effect on its business or operations.

  Ownership and Financial Commitments -- Existing Entities

     The Company's ownership interests and financial commitments regarding existing entities are as follows:

  Nova TV

     Current financing requirements are being met by cash generated from the business. The Company does not anticipate that it will need to provide further financing.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

12.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  PRO TV

     At December 31, 1996, the Company had contributed approximately $20,214,000 of which $2,750,000 is a short term loan. The Company is obligated to pay an additional $536,000 to bring the paid in capital of PRO TV to $20,000,000. Additional funding may be provided to PRO TV, on a temporary basis, until such time as local debt financing can be obtained. Subsequent to December 31, 1996, the Company has funded $4,050,000 to PRO TV.

     The Company is entitled to 77.5% of the total profits of PRO TV, although the Company's partners hold options which, if exercised, would reduce the Company's stake of PRO TV's profits to not less than 66.0%. In addition, the Company is entitled to a one-time preferred dividend of approximately $468,000 from PRO TV related to certain reorganization costs of an affiliated entity. The Company would be entitled to receive a preferred dividend equal to any additional future re-organizational costs paid for by the Company. PRO TV is required to contribute 5% of net profits to a reserve fund until equal to at least 20% of share capital.

  UniMedia

     At December 31, 1996, the Company had contributed $3,600,000 for a 10.0% stake in MobilRom, a company which was awarded one of the mobile telecommunication licenses in Romania. The Company's investment in MobilRom is held by UniMedia which is owned 95.0% by the Company and 5.0% by Adrian Sarbu. UniMedia is obligated to contribute a further $8,400,000 to MobilRom by June 1997, bringing UniMedia's total contribution to $12,000,000, representing 10% of the equity capital of MobilRom.

  POP TV

     At December 31, 1996, the Company had funded approximately $28,196,000 to POP TV, MMTV and Tele 59, which consists of $9,600,000 as equity, $17,346,000 as a loan to POP TV and interest accrued on this loan of $1,250,000 at December 31, 1996. Further funding of the operations and capital needed for POP TV is expected to be obtained from local debt financing, cash generated from the business and additional funding by the Company. Additionally, local debt financing may be used to partly repay the loan from the Company. Subsequent to December 31, 1996, the Company has loaned an additional $1,500,000 to POP TV.

  PULS

     At December 31, 1996, the Company had contributed DM77,661,000 ($50,104,000). Management estimates that DM11,000,000 ($7,097,000) in funding will be required for the first half of 1997 of which DM2,500,000 ($1,613,000) was funded since December 31, 1996. The Company's obligation to provide funding to PULS will be based on its decisions to participate in future capital calls. Funding beyond the percentage of ownership increases the Company's percentage of ownership and accordingly the Company's share of profits or losses.

  FFF

     At December 31, 1996, the Company had contributed DM20,000,000 ($12,903,000). Management estimates additional funding for operating and capital needs in 1997 will be DM2,000,000 ($1,290,000). The Company has resolved to fund these operations in 1997, of which DM860,000 ($555,000) has already been funded during the first quarter of 1997. The Company's obligation to provide funding to FFF will be based on its decisions to participate in future capital calls or loans.

     A partner in FFF is entitled to a one-time preferred distribution of DM1,900,000 ($1,226,000) out of cumulative profits of FFF when the company has achieved net positive retained earnings.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

12.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  SFF

     At December 31, 1996, the Company had contributed DM4,350,000 ($2,806,000). Management estimates additional funding for operating and capital needs in 1997 will be DM3,000,000 ($1,935,000). The Company has resolved to fund these operations for 1997 of which DM2,500,000 ($1,613,000) was funded in the first quarter of 1997.

  Radio Alfa

     At December 31, 1996, the Company had agreed to contribute Kc107,000,000 ($3,915,000) to Radio Alfa in the form of loans, a portion of which may be converted into a 21.7% equity interest in Radio Alfa subject to the approval of the Czech Radio and Television Council. At December 31, 1996, Kc101,400,000 ($3,710,000) had been contributed. In the first quarter of 1997 the remaining Kc5,600,000 ($205,000) was contributed. Further funding for operations and capital is expected to be obtained from cash generated from the business and additional funding provided by the Company.

  Markiza TV

     At December 31, 1996, the Company had contributed $38,323,000 to Markiza TV. The Company is not required to provide any additional funding. It is anticipated that any further funding for the project will be obtained from local debt and cash generated from the business. The total funding of $38,323,000 was contributed as $9,000,000 in loans and $29,323,000 in equity.

  Poland

     In Poland, the Company has entered into an alliance with the Polish media group ITI, forming TVN Sp. z.o.o. ("TVN") which in May 1995 applied for broadcast licenses in Poland. At December 31, 1996 the licenses had not been formally awarded to TVN (See Subsequent Events Note 16). ITI holds 67.0% of the equity in TVN and the Company holds the remaining 33.0%. During 1996, TVN exercised an option to acquire a 49.0% interest in Telewizja Wisla Sp. z.o.o. ("TV Wisla"), which operates a television station in southern Poland. At December 31, 1995 the Company had contributed $1,650,000 to TVN. During 1995 and 1996, the Company contributed an aggregate of $7,705,000 in equity to an affiliated company of TVN. The Company is obligated to contribute an additional $645,000 to this affiliate. At December 31, 1995, the Company's investment in Poland was classified as development costs. These amounts are classified as investments in Unconsolidated Affiliates at December 31, 1996.

     The final funding requirements for the Polish project have not been agreed with ITI but it is management's intention that the Company will fund the project to approximately $40,000,000, with the remainder of the project funding to be provided by local bank debt. At December 31, 1996, the Company had contributed $11,500,000 to the Polish operations. Since December 31, 1996, the Company has advanced an additional $1,555,000.

  Ukraine

     In September 1996 the Company entered into an agreement to acquire a 50% equity interest in the Studio 1+1 Group. At December 31, 1996 the Company has contributed $17,029,000 to acquire this equity interest. In the first quarter of 1997 the Company contributed $2,000,000 as a loan. It is anticipated that the project will require further funding of up to $3,000,000 in 1997 which will be made through loans. The remainder of the funding required for the Studio 1+1 Group is anticipated to be raised through its operations.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

12.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     The Studio 1+1 Group has the right, pursuant to a ten-year television broadcast license held by a Ukrainian-based member of the Studio 1+1 Group, to broadcast programming and sell advertising on UT-2. Competitors and others opposed to the award of the license have indicated a possibility of legal or administrative actions to challenge the license. However, the Company believes that the grant of the license would be upheld. There can be no assurance, however, as to the outcome of such proceedings, if initiated.

  Videovox

     Management anticipate that any future funding requirements for Videovox will be met by cash generated from the business.

  Licenses

     The Company has no reason to believe that the licenses for stations will not be renewed. However, no statutory or regulatory presumption exists for the current license holder, and there can be no assurance that licenses will be renewed upon expiration of their initial terms. The failure of any such licenses to be renewed may adversely affect the results of the Company's operations.

  Ownership and Financial Commitments -- Future Expansion

     The Company's ownership interest and financial commitments regarding entities to be considered for future expansion are as follows:

  Hungary


     The Company owns 95.0% of the equity of 2002 Kft., which was awarded a local microwave (MMDS) license in Budapest. The Company's business plan contemplates commencing broadcast operations in Hungary in 1997. 2002 Kft. has signed program contracts or deal memos which call for future payments of approximately $8,900,000 in future periods. At December 31, 1996, approximately $420,000 of program payments had been made. If the Company's Hungarian license bid is unsuccessful, management believes that the program library from these contracts or deal memos will be realized in Hungary through various possible business arrangements or existing program contracts and deal memos may be re-negotiated.


  Other potential commitments

     The Company is pursuing additional broadcast development opportunities in other areas. In some of these countries and regions, the Company has entered into preliminary understandings with local strategic and financial partners to seek television broadcast licenses from the local government authorities.

  Currency exchange rate fluctuation

     The Company generates most of its revenues in German marks ("DM"), Czech korunas ("Kc"), Slovenian tolars ("SIT"), Romanian lei ("ROL"), Slovak korunas ("Sk") Polish zloty ("Zl"), Ukrainian hryvna ("Hrn") and Hungarian forints ("HUF") and incurs expenses in those currencies, as well as in British pounds and U.S. dollars. In addition, certain expenses, primarily for programming, are incurred in U.S. dollars, and certain of the Company's capital and operating commitments are in foreign currencies. Fluctuations in the value of foreign currencies may cause U.S. dollar translated amounts to change in comparison with previous periods. The Company has not hedged against fluctuations in foreign currency rates. Due to the number of currencies involved, the constantly changing currency exposures and the fact that all

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

12. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) foreign currencies do not fluctuate in the same manner against the U.S. dollar, the Company cannot anticipate the effect of exchange rate fluctuations on its financial condition.

  Pension and other post-retirement benefits

     The Company has no obligation to provide pension and other post-retirement benefits.

  Station Programming Rights Agreements

     The Company had programming rights commitments for $13,179,000 and $43,876,000 in respect of future programming which includes contracts signed with license periods starting after December 31, 1995 and 1996, respectively.

  Lease Commitments

     In 1994 Nova TV purchased part of the buildings it currently occupies and uses for its Prague television headquarters through a capital lease transaction with a bargain purchase option with an affiliated entity from which it had previously rented the property under the terms of an operating lease. In accordance with the decision to purchase the property, the Company will continue to make quarterly fixed and variable payments until the loan obligation on the property has been repaid at which point title of the property will be transferred to Nova TV. In accordance with the lease agreement, Nova TV must also pay certain taxes, expenses and other amounts.

     During November and December 1995, POP TV entered into 10 capital leases on vehicles for employees accounted for as capital leases.

     Minimum future obligations under capital leases, including interest, are expected to be as follows:

                                    PAYMENTS DUE                               $000
        --------------------------------------------------------------------  ------
        1997................................................................   4,030
        1998................................................................   4,023
        1999................................................................   3,940
                                                                              ------
                                                                              11,993
        Less: Amounts representing interest.................................  (3,079)
                                                                              ------
        Total...............................................................   8,914
        Less current maturities.............................................  (1,794)
                                                                              ------
                                                                               7,120
                                                                              ======

     For the fiscal years ended December 31, 1994, 1995 and 1996, the Company paid aggregate rent on all facilities of $2,430,000, $340,000 and $1,776,000, respectively. Future minimum lease payments at December 31, 1996 for noncancelable operating leases with remaining terms in excess of one year aggregate $3,564,000, and are payable as follows: 1997 -- $1,129,000;
1998 -- $700,000; 1999 -- $486,000; 2000 -- $414,000; 2001 -- $192,000; 2002 and
thereafter in the aggregate -- $643,000.

13.  RELATED PARTY TRANSACTIONS

  Contributed Services

     Affiliates controlled by certain shareholders of the Company provide various administrative services for the Company and its predecessors. Amounts charged for the years ended December 31, 1994, 1995 and 1996,

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

13. RELATED PARTY TRANSACTIONS -- (CONTINUED) were $733,000, $357,000 and $88,000, respectively, and are included in corporate operating costs and expenses.

  Amounts due from Unconsolidated Affiliates

     During 1996, the Company made payments for programming, goods and services and incurred costs on behalf of unconsolidated affiliates which totaled $1,066,000 and are classified as amounts due from unconsolidated affiliates in the accompanying consolidated balance sheets. These amounts are due from TVN, Markiza TV, and PULS, and certain of the amounts will be applied toward future capital contributions to these entities.

  Advances to Affiliates

     The Company has ongoing business relations with television and radio service providers owned by the other equity holders in the various broadcast operations, some of which are the only service providers in their respective field; affiliation agreements, whereby funds are advanced to license holders for expenses to be incurred on behalf of the Company and repaid from advertising sales from regional windows, and has agreed to provide funding as part of the original purchase agreement to license holding companies, as well as to pay related party companies for services rendered by the General Directors. Under affiliate agreements at December 31, 1995, the Company and POP TV had advances to affiliates of $543,000 and $66,000, respectively. At December 31, 1996, PRO TV and POP TV had advances to affiliates under affiliation agreements which total $735,000 and $354,000, respectively.

     At December 31, 1995 and 1996, PRO TV had $297,000, and $692,000
respectively, of advances to affiliates for future services to be provided. At December 31, 1996, PRO TV and POP TV had advances to affiliates related to financing arrangements to license holders which totaled $1,399,000 and $903,000, respectively. These amounts are to be repaid to the Company from the license holding companies.

  Loans to Affiliates

     Upon the initial contribution to the broadcast operations, the Company has, at times, financed the other equity holders' capital contributions into the broadcast operations, entered into certain business arrangements which are beneficial to the broadcast operation, and provided funding to the broadcast operations through loans. During 1995, the Company had contributed $2,000,000 in share capital to PRO TV on behalf of Adrian Sarbu, which was outstanding at December 31, 1995 and 1996.

     Also during 1995, the Company made a $1,302,000 loan to InterMedia in order to finance InterMedia's purchase of a majority equity interest in a construction company owning PRO TV's television broadcast station which was outstanding at December 31, 1995 and 1996. During 1996, the Company entered into an agreement to lend the General Director of Nova TV funds totaling $5,200,000 to finance his purchase of interests in CET 21 in order to increase his ownership in CET 21 to 60.0% (Note 16). During 1996, the Company provided a series of loans to Markiza TV as part of the funding to the project. At December 31, 1996, $9,224,000 in loans were due from Markiza TV. The loans bear an interest of 6% per annum and are due in 2001.

     In 1995, the Company had a loan to Radio Alfa of Kc 79,000,000 ($2,970,000). In 1996, such loans eliminate in consolidation.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

13.  RELATED PARTY TRANSACTIONS -- (CONTINUED)
  Advances from Affiliates

     From time-to-time, the Company has received financing from its majority shareholder, Ronald S. Lauder, and services from related party affiliates and has incurred charges under affiliation agreements and employment agreements. In addition, during the initial start up of a particular station, the Company may owe amounts to the other shareholders in connection to various purchase agreements.

     Prior to 1995, $7,216,000 was advanced by R.S. Lauder, Gaspar & Co., LP to fund the acquisition of the Nuremberg Station, certain development expenses of PULS and corporate overhead. The total amount of this advance was repaid prior to December 31, 1995. These amounts were non-interest bearing.

     Amounts outstanding at December 31, 1995 and 1996 related to affiliates who provide various administrative services for the Company were $271,000 and $22,500, respectively, and are included in advances from affiliates in the accompanying consolidated balance sheets.


     Interest of $757,000, $565,000 and $68,000 was charged to income in 1994, 1995 and 1996, respectively, in relation to these loans and the Principal Shareholder Loan (refer to Note 9). At December 31, 1995, interest of $116,000 remained unpaid and is included in Advances from Affiliates in the accompanying consolidated balance sheet.


     The Company owed $1,766,000 and $450,000 to the other equity holders in PRO TV and POP TV at December 31, 1995 in connection with the original purchase agreements for these entities for shares or assets purchased.

     At December 31, 1995, POP TV owed $84,000 under affiliation agreements. At December 31, 1996, PRO TV and POP TV owed $193,000 and $385,000, respectively, under affiliation agreements.

14.  SUMMARY FINANCIAL INFORMATION FOR PULS, MARKIZA TV AND FFF


                                                                     AS OF
                                            -------------------------------------------------------
                                            DECEMBER 31, 1995             DECEMBER 31, 1996
                                            -----------------     ---------------------------------
                                             PULS       FFF        PULS      MARKIZA TV       FFF
                                            ------     ------     ------     ----------     -------
                                             $000       $000       $000         $000         $000
                                            ------     ------     ------     ----------     -------
Current assets............................   6,938      2,538      3,235       10,896         2,694
Non-current assets........................  15,971      3,308     12,260       28,783         2,105
Current liabilities.......................  (5,678)    (1,410)    (3,996)      (6,635)       (1,270)
Non-current liabilities...................  (9,081)    (9,526)    (6,305)      (9,222)      (11,923)
                                            ------     ------     ------       ------       -------
Net assets (liabilities)..................   8,150     (5,090)     5,194       23,822        (8,394)
                                            ======     ======     ======       ======       =======



                                                             FOR THE YEARS ENDED
                                           --------------------------------------------------------
                                           DECEMBER 31, 1995              DECEMBER 31, 1996
                                           ------------------     ---------------------------------
                                            PULS        FFF        PULS       MARKIZA TV      FFF
                                           -------     ------     -------     ----------     ------
                                            $000        $000       $000          $000         $000
                                           -------     ------     -------     ----------     ------
Net revenues.............................    3,371      4,410       3,248        7,462        4,736
Operating loss...........................  (24,387)    (5,058)    (18,812)      (3,712)      (3,585)
Net loss.................................  (24,204)    (6,027)    (18,785)      (4,230)      (3,823)


     The Company's share of the losses of PULS, Markiza TV and FFF accounted for by the equity method were $10,279,000, $3,401,000 and $1,949,000, respectively, for the year ended December 31,1996 (excluding $1,543,000 of goodwill amortization in respect of PULS and license acquisition costs amortization of $182,000 in respect of Markiza TV).

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

15.  STOCK COMPENSATION CHARGE

     Under the terms of the Company's contracts with its former President, the Company issued 454,703 shares of Class A Common Stock to a trust nominated by him. Ownership of 194,873 shares had vested by December 31, 1994. Upon the former President's departure in August 1995, 194,872 shares remained unvested. The Company and its former President agreed that 18,000 of these unvested shares would vest on December 31, 1996 and the remaining 176,872 shares were forfeited by the former President. In the year ended December 31, 1995, $858,000 was recognized as the current expense to account for the vesting of 64,958 shares in 1995 under the original plan and for the recognition of the 18,000 unvested shares, which no longer required additional services in order to vest. The deferred compensation charge related to the remaining unvested shares of $2,476,000 was recognized as treasury stock, and the treasury stock was retired in 1996.

     In addition, the Company granted 203,000 options to officers and employees with an exercise price below market price in the year ended December 31, 1994.

     The above transactions have resulted in stock compensation charges of $5,833,000, $858,000 and $0 in the years ended December 31, 1994, 1995 and 1996, respectively.

16.  SUBSEQUENT EVENTS


     a.  1997 Nova TV Purchase


     In March 1997, the Company (CME) acquired an additional 5.2% interest in Nova TV through the retirement of a $5.2 million loan in exchange for such interest (the "1997 Nova TV Purchase"). The Company is in the process of registering the 1997 Nova TV purchase pursuant to Czech law. On an ongoing basis, after giving effect to the 1997 Nova TV Purchase, the Company is entitled to 93.2% of the total profits of Nova TV and has 91.2% of the voting power in Nova TV.


     b.  Stock Options


     Since December 31, 1996, 10,335 stock options for Class A Common Stock were exercised at prices of $14.00 -- $20.00.


     c.  Discontinued Funding of PULS



     On May 13, 1997, the Company decided to discontinue its funding of PULS after concluding that the Company's shareholders would be better served using the Company's financial and management resources in other opportunities in Central and Eastern Europe. As a result, the Company has written down its investments in Germany by $20,707,000 effective March 31, 1997 to reflect the impairment in value arising out of this decision. On May 27, 1997, PULS initiated bankruptcy proceedings and is not considered to be a going concern.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES, LTD.



                          CONSOLIDATED BALANCE SHEETS


                                    ($000S)



                                                                     DECEMBER 31,       MARCH 31,
                              ASSETS                                     1996             1997
                                                                     -------------     -----------
                                                                                       (UNAUDITED)
  CURRENT ASSETS:
  Cash and cash equivalents........................................    $  78,507        $  59,553
  Investments in marketable securities.............................        2,896            2,858
  Restricted cash..................................................        2,749            1,798
  Accounts receivable (net of allowances of $3,200, $3,276)........       37,342           30,387
  Program rights costs.............................................       12,675           14,886
  Value-added tax recoverable......................................          182              225
  Amount due from unconsolidated affiliates........................        1,066            1,927
  Advances to affiliates...........................................        4,119            5,227
  Other short-term assets..........................................          850            2,536
  Prepaid expenses.................................................        5,773            8,007
                                                                        --------         --------
          Total current assets.....................................      146,159          127,404

  Investments in unconsolidated affiliates.........................       56,599           52,974
  Investments......................................................        3,600            3,600
  Loans to affiliates..............................................       17,766           14,660
  Property, plant & equipment (net of depreciation of $22,317,
     $24,276)......................................................       58,982           55,248
  Program rights costs.............................................       14,266           11,927
  Broadcast license costs and other intangibles (net of
     amortization of $1,007, $1,628)...............................        3,097            2,506
  License acquisition costs (net of amortization of $854,
     $1,054).......................................................        3,923            3,723
  Goodwill.........................................................       35,338           41,158
  Organization costs (net of amortization of $950, $1,022).........          934              812
  Development costs (net of allowance of $996, $1,116).............       19,105            2,167
  Deferred taxes...................................................          868              958
  Other assets.....................................................        4,493            2,233
                                                                        --------         --------
          Total assets.............................................    $ 365,130        $ 319,370
                                                                        ========         ========

                    CENTRAL EUROPEAN MEDIA ENTERPRISES, LTD.



                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)


                                    ($000S)



                                                                     DECEMBER 31,       MARCH 31,
               LIABILITIES AND SHAREHOLDERS' EQUITY                      1996             1997
                                                                     -------------     -----------
                                                                                       (UNAUDITED)
  CURRENT LIABILITIES:
  Accounts payable.................................................    $  18,775        $  17,023
  Accrued liabilities..............................................       17,010           13,278
  Duties and other taxes payable...................................        3,312            5,942
  Income taxes payable.............................................        9,948            9,381
  Current portion of obligations under capital leases..............        1,794            1,757
  Current portion of credit facilities.............................        7,106            9,195
  Investments payable..............................................        1,955            7,104
  Advances from affiliates.........................................          606            2,603
                                                                        --------         --------
          Total current liabilities................................       60,506           66,283

  Deferred income taxes............................................        2,142            1,696
  Obligations under capital leases.................................        7,120            6,108
  Long-term portion of credit facilities...........................       22,488           17,273
  Investments payable..............................................       14,633           13,748
  Other liabilities................................................          305              195
  Minority interest in consolidated subsidiaries...................        8,616            4,826

SHAREHOLDERS' EQUITY:
  Preferred Stock, $0.01 par value: authorized: 5,000,000 shares;
     issued and outstanding: none..................................           --               --
  Class A Common Stock, $0.01 par value: authorized: 30,000,000 shares; issued and outstanding: 16,664,143 shares at December
     31, 1996; and 16,716,478 at March 31, 1997....................          167              167
  Class B Common Stock, $0.01 par value: authorized: 15,000,000 shares; issued and outstanding: 7,191,475 at December 31, 1996
     and 7,149,475 at March 31, 1997...............................           72               72
  Additional paid-in capital.......................................      330,315          330,472
  Accumulated deficit..............................................      (78,004)        (112,992)
  Cumulative currency translation adjustment.......................       (3,230)          (8,478)
                                                                        --------         --------
  Total shareholders' equity.......................................      249,320          209,241
                                                                        --------         --------
  Total liabilities and shareholders' equity.......................    $ 365,130        $ 319,370
                                                                        ========         ========

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                         ($000S, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



                                                                          FOR THE THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                          --------------------
                                                                           1996         1997
                                                                          -------     --------
Gross revenues:.........................................................  $28,890     $ 37,480
Discounts and agency commissions........................................   (5,635)      (8,315)
                                                                          -------     --------
Net Revenues............................................................   23,255       29,165

Station Expenses:
  Other operating costs and expenses....................................   12,492       13,546
  Amortization of programming rights....................................    4,306        5,286
  Depreciation of station fixed assets and other intangibles............    2,934        3,650
                                                                          -------     --------
  Total station operating costs and expenses............................   19,732       22,482
  Selling, general and administrative expenses..........................    2,938        4,329

Corporate Expenses:
  Corporate operating costs and development expenses....................    3,091        4,575
  Amortization of goodwill and allowance for development costs..........      100        1,997
                                                                          -------     --------
                                                                            3,191        6,572
Operating loss..........................................................   (2,606)      (4,218)
Equity in loss of unconsolidated affiliates (Note 3)....................   (2,769)      (6,769)
Loss on impairment of investments in unconsolidated affiliates (Note
  3)....................................................................       --      (20,707)
Interest and other income...............................................      637        2,100
Interest expense........................................................   (1,007)      (2,174)
Foreign currency exchange loss..........................................     (395)      (2,071)
                                                                          -------     --------
Loss before provision for income taxes..................................   (6,140)     (33,839)
Provision for income taxes..............................................   (2,004)      (1,911)
                                                                          -------     --------
Net loss before minority interest.......................................   (8,144)     (35,750)
Minority interest in income/loss of unconsolidated subsidiaries.........      394          762
                                                                          -------     --------
Net loss................................................................  $(7,750)    $(34,988)
                                                                          =======     ========

PER SHARE DATA
Net loss per share (Note 2).............................................  $ (0.42)    $  (1.47)
                                                                          =======     ========
Weighted average number of common shares outstanding (000s).............   18,374       23,857
                                                                          =======     ========

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.



            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)


                   FOR THE THREE MONTHS ENDED MARCH 31, 1997


                                    ($000S)


                                  (UNAUDITED)



                                               CLASS    CLASS                               CUMULATIVE
                                                 A        B      ADDITIONAL                  CURRENCY
                                               COMMON   COMMON    PAID-IN     ACCUMULATED   TRANSLATION
                                               STOCK    STOCK     CAPITAL     DEFICIT(1)    ADJUSTMENT    TOTAL
                                               ------   ------   ----------   -----------   ----------   --------
BALANCE, December 31, 1996...................    167      72      $ 330,315    $ (78,004)    $ (3,230)   $249,320
  Capital contributed by shareholders........     --      --            157           --           --         157
  Foreign currency translation adjustment....     --      --             --           --       (5,248)     (5,248)
  Net loss...................................     --      --             --      (34,988)          --     (34,988)
                                                 ---               --------    ---------      -------    --------
                                                          --
BALANCE, March 31, 1997......................    167              $ 330,472    $(112,992)    $ (8,478)   $209,241
                                                          72
                                                 ===               ========    =========      =======    ========
                                                          ==


---------------

(1) Of the accumulated deficit of $112,992 at March 31, 1997, $77,724 represents accumulated losses in unconsolidated affiliates.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997


                                    ($000S)


                                  (UNAUDITED)



                                                                         FOR THE THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                         ---------------------
                                                                           1996         1997
                                                                         --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss...............................................................  $ (7,750)    $(34,988)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Equity in loss of unconsolidated affiliates..........................     2,769        6,769
  Loss on impairment of investments in unconsolidated affiliates.......        --       20,707
  Depreciation and amortization (excluding amortization of barter
     programs).........................................................     7,240       10,789
  Minority interest in income/loss of consolidated subsidiaries........      (394)        (762)
  Valuation allowance for development costs............................       100          120
Changes in assets and liabilities:
  Accounts receivable..................................................     3,138        4,711
  Program rights paid..................................................    (6,277)      (5,313)
  Value-added tax recoverable..........................................       651          (43)
  Advances to affiliates...............................................      (360)         183
  Prepaid expenses.....................................................      (385)        (964)
  Other assets.........................................................       101          (17)
  Accounts payable.....................................................     1,016       (2,921)
  Accrued liabilities..................................................       440       (3,142)
  Other short-term liabilities.........................................     1,585          (91)
  Income and other taxes payable.......................................       (53)       2,302
                                                                         --------     --------
          Net cash provided by (used in) operating activities..........     1,821       (2,660)
                                                                         --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments in unconsolidated affiliates.............................    (5,829)      (8,215)
  Investments in marketable securities.................................     3,154           38
  Restricted cash......................................................     1,679          951
  Acquisition of fixed assets..........................................    (5,962)      (2,667)
  Acquisition of minority shareholder's interest.......................        --          (74)
  Payments for broadcast license costs, other assets and intangibles...       (92)          --
  Development costs....................................................    (6,154)        (634)
                                                                         --------     --------
          Net cash used in investing activities........................   (13,204)     (10,601)
                                                                         --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Credit facilities....................................................    (2,356)      (2,689)
  Payments under capital leases........................................      (473)        (477)
  Loans and advances to affiliates.....................................    (1,733)      (2,114)
  Repayment of advances from affiliates................................    (1,243)          --
  Capital contributed by shareholders..................................        70          157
                                                                         --------     --------
          Net cash used in financing activities........................    (5,735)      (5,123)
                                                                         --------     --------
IMPACT OF EXCHANGE RATE FLUCTUATIONS ON CASH...........................       200         (570)
                                                                         --------     --------
  Net decrease in cash and cash equivalents............................   (16,918)     (18,954)
CASH AND CASH EQUIVALENTS, beginning of period.........................    53,210       78,507
                                                                         --------     --------
CASH AND CASH EQUIVALENTS, end of period...............................  $ 36,292     $ 59,553
                                                                         ========     ========

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 31, 1997



1.  ORGANIZATION AND BUSINESS



     Central European Media Enterprises Ltd., a Bermuda corporation ("CME"), was formed in June 1994. Through its predecessor companies, CME has been in operation since 1991. CME, together with its subsidiaries (CME and its subsidiaries are collectively referred to as the "Company"), invests in, develops and operates national and regional commercial television stations and station groups in Central and Eastern Europe and regional commercial television stations in Germany.



     In the Czech Republic, the Company owns a 93.2% economic interest in Ceska Nezavisla Televizni Spolecnost s.r.o. ("Nova TV"), the leading private national television station in the Czech Republic. On August 1, 1996, the Company increased its economic interest in Nova TV to 88% from 66% through the acquisition of a 22% economic interest in Nova TV from Ceska Sporitelna Bank ("CS") (the "Additional Nova TV Purchase"). Also, during 1996, the Company entered into an agreement to lend the General Director of Nova TV funds to finance his purchase of shares in CET 21 s.r.o ("CET 21") in order to increase his ownership in CET 21. In March 1997, the Company acquired an additional 5.2% interest in Nova TV through the retirement of the loan (the "1997 Nova TV Purchase"). The Company is in the process of registering the 1997 Nova TV Purchase pursuant to Czech law. On an ongoing basis, after giving effect to the 1997 Nova TV Purchase, the Company is entitled to 93.2% of the total profits of Nova TV and has 91.2% of the voting power in Nova TV. CET 21 and certain of its partners will own the remaining 6.8% of Nova TV, subject to the registration procedures.



     In 1995, in the Czech Republic, the Company entered into loan ("Radio Alfa Loan") and consulting agreements with Radio Alfa a.s. ("Radio Alfa"), one of two private Czech Republic national radio broadcasters. During December 1996, the Company purchased a 62% ownership interest from Radio Alfa's other shareholders for a purchase price of Kc 37,500,000 ($1,372,000). Certain of the Company's outstanding loans to, and interest in, Radio Alfa are convertible into an additional equity interest which, when combined with its 62% interest, would give the Company an 83.7% interest in Radio Alfa.



     In Romania, the Company and two local partners, Adrian Sarbu and Ion Tiriac, operate PRO TV, a commercial television network launched in December 1995, through Media Pro International S.A. ("Media Pro International"). The Company owns a 77.5% equity interest in Media Pro International, although the Company's partners hold options exercisable through October 1997 which, if exercised, would reduce the Company's interest to not less than 66%. The Company recently exercised an option to purchase 49% of the equity of PRO TV, SRL, an affiliate station of Media Pro International. Messrs. Sarbu and Tiriac own substantially all of the remainder of PRO TV, SRL. PRO TV, SRL holds many of the licenses for the stations comprising the PRO TV network. In September 1996, the Company acquired a 95% equity interest in Unimedia SRL ("Unimedia"), which owns a 10% equity interest in a consortium, MobilRom, which obtained one of two GSM licenses in Romania in December 1996. Mr. Sarbu owns the remaining 5.0% of Unimedia.



     In Slovenia, the Company launched POP TV in December 1995 together with MMTV d.o.o. Ljubljana ("MMTV") (formerly known as Boutique MMTV) and Tele 59 d.o.o. Maribor ("Tele 59"), through the formation of Produkcija Plus d.o.o. ("Pro Plus"). POP TV provides programming to, and sells advertising for, MMTV, Tele 59 and an additional affiliate, Robin TV. In March 1997, the Company purchased a substantial portion of MMTV's interest in Pro Plus for an aggregate price of approximately $5,000,000. After giving effect to this purchase, the Company owns 78% of the equity of Pro Plus, but has an effective interest of 85.3% as a result of a 33% economic interest in MMTV and a 33% economic interest in Tele 59. Tele 59 owns a 21% equity interest in Pro Plus, and MMTV owns a 1% interest in Pro Plus.

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                 MARCH 31, 1997



1.  ORGANIZATION AND BUSINESS -- (CONTINUED)


     In the Slovak Republic, the Company owns an 80% non-controlling interest and a 49% voting interest in Slovenska Televizna Spolocnost s.r.o. ("STS"), which launched Markiza TV as a national television station on August 31, 1996.



     In Poland, the Company, together with the Polish media group ITI, formed TVN Sp.z.o.o. ("TVN"). ITI holds 67% of the equity in TVN and the Company holds the remaining 33%. In February 1997, TVN was awarded television broadcast licenses for northern Poland and the cities of Warsaw and Lodz. TVN also owns a 49% interest in Telewizja Wisla Sp.z.o.o. ("TV Wisla"), which operates a regional television station in southern Poland. TVN has an option to purchase an additional 27.2% interest in TV Wisla.



     In Ukraine, the Company owns a 50% interest in a group of companies (collectively, the "Studio 1+1 Group"), which has the right through 2006 to broadcast programming and sell advertising on one of Ukraine's public television stations, UT-2.



     In Hungary, as of March 31, 1997, the Company owned a 97.4% interest in Videovox Studio Limited Liability Company ("Videovox"), a Hungarian dubbing and production company acquired in May 1996. The Company recently formed a consortium which submitted an application for a national television license with a ten year term and a broadcast reach of approximately 87% of Hungary. The tender procedures require awards to be announced within 60 days of the bid submission date of April 10, 1997. If the Company's consortium is awarded one of these licenses, it would be required to commence broadcasting 90 days after the award is granted.



     As of March 31, 1997, the Company owned a 58.7% non-controlling interest in PULS ("PULS"), a regional television station based in Berlin, Germany. The Company owns a 50% interest (non-voting profit participation) in Franken Funk & Fernsehen GmbH ("FFF"), which owns 74.8% of a regional television station in Nuremberg, Germany, NMF Neue Medien Franken GmbH and Co., K.G. ("NMF"). The Company has a 49% equity interest, and a 50% economic interest in Sachsen Funk und Fernsehen GmbH ("SFF") which owns a 33.33% equity interest in Sachsen Fernsehen Betriebs KG, which operates regional television stations in Leipzig and Dresden, Germany. On May 13, 1997, the Company announced its decision to discontinue funding of PULS. This decision was made after the Company concluded that its shareholders would be better served by using the Company's financial and management resources on other opportunities in Central and Eastern Europe. As a result, the Company has written down its investments in Germany by $20,707,000. This write-down, together with losses incurred by the German operations during the three months ended March 31, 1997, has resulted in a total charge of $24,281,000 in the Company's Consolidated Statements of Operations (Notes 3 and 4).



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles. In the opinion of management, these consolidated financial statements include all adjustments necessary to fairly state the Company's financial position and results of operations. The results for the three months ended March 31, 1997 are not necessarily indicative of the results expected for the year.



  Principles of Consolidation



     The accompanying consolidated financial statements include the accounts of the Company's wholly owned subsidiaries and the accounts of Nova TV, PRO TV, POP TV, Videovox and Radio Alfa (the "Consolidated Affiliates") as consolidated entities and reflect the interests of the minority owners of Nova TV, PRO TV and POP TV for the three months ended March 31, 1997. Videovox was acquired on May 1, 1996

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                 MARCH 31, 1997



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)


and a controlling interest in Radio Alfa was acquired on December 26, 1996. As a result, Nova TV, PRO TV and POP TV were the only consolidated entities for the three months ended March 31, 1996. The results of the Company's operating stations, Markiza TV, PULS, FFF, SFF, Studio 1+1 and TVN (the "Unconsolidated Affiliates") in which the Company has minority or non-controlling ownership interests, are included in the accompanying consolidated financial statements as investments in unconsolidated affiliates using the equity method. The Company's investment in MobilRom is recorded at the lower of cost and market value.



  Net Loss Per Share



     Net loss per share was computed by dividing the Company's net loss by the weighted average number of Common Shares (both Class A and Class B) and common share equivalents outstanding during the period ended March 31, 1997. The impact of outstanding options and warrants has not been included in the computation of net loss per share, as the effect of their inclusion would be anti-dilutive.



  Recently Issued Accounting Standards



     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently required fully diluted EPS. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. When adopted, the Company will be required to restate its EPS data for all prior periods presented. The Company does not expect the impact of the adoption of this statement to be material to previously reported EPS amounts.



  Reclassifications



     Certain reclassifications were made to prior period amounts to conform to current period classifications.



3.  SUMMARY FINANCIAL INFORMATION FOR PULS TV, FFF, MARKIZA TV, TVN AND STUDIO
    1+1



                                                                 AS OF
                               -------------------------------------------------------------------------
                                   DECEMBER 31, 1996                       MARCH 31, 1997
                               --------------------------   --------------------------------------------
                                                  MARKIZA                      MARKIZA            STUDIO
           ($000S)              PULS      FFF       TV       PULS      FFF       TV       TVN      1+1
-----------------------------  ------   -------   -------   ------   -------   -------   ------   ------
Current assets...............   3,235     2,694   10,896     2,482     3,583    9,725     1,089    4,103
Non-current assets...........  12,260     2,105   28,783    10,615     1,755   28,638     5,262   18,529
Current Liabilities..........  (3,996)   (1,270)  (6,635)   (3,912)   (1,238)  (7,480)   (4,245)  (2,045)
Non-current Liabilities......  (6,305)  (11,923)  (9,222)   (5,281)  (12,751)  (9,613)   (6,325)  (3,521)
                               ------   -------   -------   ------   -------   -------   ------   ------
Net Assets...................   5,194    (8,394)  23,822     3,904    (8,651)  21,270    (4,219)  17,066
                               ======   =======   ======    ======   =======   ======    ======   ======

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                 MARCH 31, 1997



3. SUMMARY FINANCIAL INFORMATION FOR PULS TV, FFF, MARKIZA TV, TVN AND STUDIO 1+1 -- (CONTINUED)



                                                      FOR THE THREE MONTHS ENDED,
                               -------------------------------------------------------------------------
                                                                           MARCH 31, 1997
                                MARCH 31, 1996              --------------------------------------------
                               ----------------                                MARKIZA            STUDIO
           ($000S)              PULS      FFF                PULS      FFF       TV       TVN      1+1
-----------------------------  ------   -------             ------   -------   -------   ------   ------
Net Revenues.................     849     1,178                611     1,161    5,628       279    3,086
Operating Loss...............  (4,292)     (984)            (3,596)     (808)  (1,152)   (1,555)  (1,481)
Net Loss.....................  (4,338)   (1,093)            (3,611)     (915)  (1,721)   (1,847)  (1,481)



     The Company's share of losses in Unconsolidated Affiliates for the three months ended March 31, 1997 was $6,769,000, including $2,843,000 in PULS, $477,000 in FFF, $254,000 in SFF, $1,513,000 in Markiza TV, $676,000 in TVN and
$1,006,000 in Studio 1+1 Group. On May 13, 1997, the Company announced its decision to discontinue funding of PULS. This decision was made after the Company concluded that its shareholders would be better served by using the Company's financial and management resources on other opportunities in Central and Eastern Europe. As a result, the Company has written down its investments in Germany by $20,707,000 and eliminated the carrying value of these investments. This write-down, together with losses incurred by the German operations during the three months ended March 31, 1997, has resulted in a total charge of $24,281,000 in the Company's Consolidated Statements of Operations (Notes 2 and
4).



4.  SUBSEQUENT EVENTS



     On April 30, 1997, Perekhid Media Enterprises Ltd. ("Perekhid") filed a complaint in the Supreme Court of New York County, State of New York, against the Company and Ronald S. Lauder, the Chairman of the Company's Board of Directors. Perekhid's complaint seeks compensatory damages of $250 million, punitive damages of $500 million, and an injunction against the Company and Mr. Lauder to prevent the continuation of the alleged conduct. Management believes that it has substantial defenses in this matter and intends to defend the matter vigorously. See "Other Information -- Legal Proceedings".



     On May 13, 1997, the Company announced its decision to discontinue funding of PULS, resulting in a one-time write-down against the Company's German operations. This decision was made after the Company concluded that its shareholders would be better served by using the Company's financial and management resources on other opportunities in Central and Eastern Europe. (Notes 1 and 3).

                      [Inside back Prospectus cover page]

[PHOTOS OF CME'S NEWS OPERATIONS, LOCAL PROGRAMMING AND POPULAR AMERICAN FILM]

                                   [CME LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant's expenses in connection with the issuance of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:


    Securities and Exchange Commission registration fee.......................  $ 43,561
    NASD filing fee...........................................................    14,875
    Printing and engraving....................................................   175,000
    Counsel fees and expenses.................................................   300,000
    Accountants' fees and expenses............................................   120,000
    Trustee fees..............................................................    10,000
    Blue Sky qualification fees and expenses..................................    10,000
    Transfer agent and registrar fees and expenses............................     5,000
    Luxembourg Stock Exchange listing fees....................................     9,000
    Miscellaneous.............................................................   162,564
                                                                                --------
              Total...........................................................  $850,000
                                                                                ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Bermuda law and the Company's Memorandum of Association and bye-laws, the directors, officers, liquidators and auditors of the Company and their heirs, executors and administrators are indemnified and held harmless out of the assets of the Company from and against all actions, costs, charges, losses and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity or for any loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that they are not entitled to indemnification in respect of any willful negligence, willful default, fraud or dishonesty which may attach to them.

ITEM 16. EXHIBITS.

     The following documents are filed as part of this Registration Statement.


      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
         1.1         -- Form of Underwriting Agreement**
         4.1         -- Specimen Note**
         4.2         -- Form of Indenture**
         5.1         -- Opinion of Conyers, Dill and Pearman**
         5.2         -- Opinion of Rosenman & Colin LLP**
        12.1         -- Calculation of Ratio of Earnings to Fixed Charges
        23.1         -- Consent of Conyers, Dill & Pearman (included in Exhibit Number 5.1)**
        23.2         -- Consent of Rosenman & Colin LLP (included in Exhibit Number 5.2)**
        23.3         -- Consent of Rosenman & Colin LLP**
        23.4         -- Consent of Arthur Andersen & Co. (included at page II-3)
        24.1         -- Power of Attorney (included at page II-4)*
        25.1         -- Statement of Eligibility of Trustee


------------------------------


 * Previously filed.


** To be filed by amendment.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered hereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the inclusion in this Registration Statement of our report dated March 24, 1997 (except for the matters discussed in Note 16.c, as to which the date is May 27, 1997), and to the incorporation by reference in this registration statement of our reports dated March 5, 1997, March 13, 1997, and March 4, 1996 (except for the matters discussed in Note 3, as to which the date is March 5, 1997) included in the Form 10-K of Central European Media Enterprises Ltd. for the year ended December 31, 1996 and to all references to our Firm included in this Registration Statement.



                                            ARTHUR ANDERSEN & CO.


Hamilton, Bermuda

July 31, 1997

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on July 31, 1997.


                                      CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

                                      By:       /s/ JOHN A. SCHWALLIE
                                         ---------------------------------------
                                                    John A. Schwallie
                                               Vice President -- Finance,
                                                 Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
---------------------------------------------  ------------------------------  ----------------

                      *                        Chairman of the Board of         July 31, 1997
---------------------------------------------    Directors
              Ronald S. Lauder

                      *                        President, Chief Executive       July 31, 1997
---------------------------------------------    Officer and Director
              Leonard M. Fertig                  (Principal Executive
                                                 Officer)

            /s/ JOHN A. SCHWALLIE              Vice President -- Finance and    July 31, 1997
---------------------------------------------    Chief Financial Officer
              John A. Schwallie                  (Principal Accounting and
                                                 Principal Financial Officer)

                      *                        Vice President, Secretary and    July 31, 1997
---------------------------------------------    Director
             Nicolas G. Trollope

                      *                        Director and Authorized U.S.     July 31, 1997
---------------------------------------------    Representative
                Andrew Gaspar

                      *                        Director                         July 31, 1997
---------------------------------------------
            Herbert S. Schlosser

                      *                        Director                         July 31, 1997
---------------------------------------------
               Robert A. Rayne

           * /s/ JOHN A. SCHWALLIE
---------------------------------------------
              John A. Schwallie
              Attorney-in-fact

                                 EXHIBIT INDEX


      EXHIBIT
       NUMBER                                      DESCRIPTION
-------------------- ------------------------------------------------------------------------
         1.1         -- Form of Underwriting Agreement**
         4.1         -- Specimen Note**
         4.2         -- Form of Indenture**
         5.1         -- Opinion of Conyers, Dill and Pearman**
         5.2         -- Opinion of Rosenman & Colin LLP**
        12.1         -- Calculation of Ratio of Earnings to Fixed Charges
        23.1         -- Consent of Conyers, Dill & Pearman (included in Exhibit Number 5.1)**
        23.2         -- Consent of Rosenman & Colin LLP (included in Exhibit Number 5.2)**
        23.3         -- Consent of Rosenman & Colin LLP**
        23.4         -- Consent of Arthur Andersen & Co. (included at page II-3)
        24.1         -- Power of Attorney (included at page II-4)*
        25.1         -- Statement of Eligibility of Trustee


------------------------------


 * Previously filed.


** To be filed by Amendment.